       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                            COMPUCREDIT CORPORATION
             (Exact name of registrant as specified in its charter)

               GEORGIA                                   6141                                 58-2336689
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)                  Classification                       Identification No.)
                                                     Code Number)

                            ------------------------

                               TWO RAVINIA DRIVE
                                   SUITE 1750
                             ATLANTA, GEORGIA 30346
                                 (770) 901-5840
              (Address, including zip code, and telephone number,
            including area code, of registrant's executive offices)
                         ------------------------------

                                BRETT M. SAMSKY
                            CHIEF FINANCIAL OFFICER
                            COMPUCREDIT CORPORATION
                               TWO RAVINIA DRIVE
                                   SUITE 1750
                             ATLANTA, GEORGIA 30346
                                 (770) 901-5840
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                WITH COPIES TO:

        DANIEL T. FALSTAD, ESQ.                    DAVID S. KATZ, ESQ.
         Troutman Sanders LLP              Orrick, Herrington & Sutcliffe LLP
     NationsBank Plaza, Suite 5200                 3050 K Street, N.W.
      600 Peachtree Street, N.E.                 Washington, D.C. 20007
      Atlanta, Georgia 30308-2216               Telephone: (202) 339-8497
       Telephone: (404) 885-3000                Facsimile: (202) 339-8500
       Facsimile: (404) 885-3995

                       ----------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement has become effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                       ----------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                              PROPOSED MAXIMUM       PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF SECURITIES               AMOUNT TO BE        OFFERING PRICE PER     AGGREGATE OFFERING
                 TO BE REGISTERED                      REGISTERED(1)(2)            UNIT(1)              PRICE(2)(3)
Common Stock, no par value per share...............           --                     --                $160,000,000


         TITLE OF EACH CLASS OF SECURITIES                 AMOUNT OF
                 TO BE REGISTERED                      REGISTRATION FEE
Common Stock, no par value per share...............         $44,480

(1) In accordance with Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act") the number of shares being registered and the proposed maximum offering price per share are not included in the table.

(2) Includes     shares reserved for an over-allotment option granted to the
    Underwriters.

(3) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act.
                       ----------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED              , 1999

[LOGO]                                  SHARES

                            COMPUCREDIT CORPORATION

                                  COMMON STOCK

                               ------------------

    This is CompuCredit Corporation's initial public offering of Common Stock. This is a firm commitment underwriting. We expect the public offering price to be between $ and $ per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the Common Stock will trade on the Nasdaq National Market under the symbol "CCRT."

    INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE
"RISK FACTORS" SECTION BEGINNING ON PAGE   OF THIS PROSPECTUS.

                             ---------------------

                                                                               Per Share     Total
                                                                              -----------  ---------

Public Offering Price.......................................................   $           $

Underwriting Discount.......................................................   $           $

Proceeds, before expenses, to CompuCredit...................................   $           $

    The underwriters may also purchase up to an additional      shares at the
public offering price, less the underwriting discount, within 30 days from the date of this Prospectus to cover over-allotments.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    We expect that the shares of Common Stock will be ready for delivery in New
York, New York on or about             , 1999.

                              -------------------

PAINEWEBBER INCORPORATED

             BEAR, STEARNS & CO. INC.

                           NATIONSBANC MONTGOMERY SECURITIES LLC
                            ------------------------

                The date of this Prospectus is           , 1999

                    [Inside front cover graphic to be provided.]

    You should rely only on the information contained in this Prospectus. The Company has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Company is not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus is accurate as of the date on the front cover of this Prospectus only. The Company's business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

    This summary may not contain all the information that may be important to you. You should read the entire Prospectus, including the financial data and related notes, before making an investment decision. The terms "the Company" or "CompuCredit," as used in this Prospectus, refer to CompuCredit Corporation and its subsidiaries and its predecessor, CompuCredit L.P., except where it is made clear that such term means only the parent company. Except where it is otherwise indicated, all of the information in this Prospectus:

    - assumes the underwriters have not exercised their over-allotment option;

    - does not include 1,200,000 shares of Common Stock the Company may issue pursuant to its Amended and Restated 1998 Stock Option Plan;

    - assumes the Company has already effected a 15.2-for-1 stock split which will occur concurrently with the closing of this offering; and

    - assumes the Company has already exchanged all of its outstanding Preferred
      Stock, including accrued dividends for       shares of Common Stock, which
      will occur concurrently with the closing of this offering.

                                  THE COMPANY

    CompuCredit is an information-based, technology-driven credit card company. The Company originates and purchases credit card receivables and is a direct marketer of fee-based products and services to its credit card clients. The Company's current credit product is the Aspire-Registered Trademark-Visa-Registered Trademark- credit card, which the Company offers to its clients on an unsecured basis. There are currently four types of Aspire Visa branded cards: Classic, Gold, Platinum and Aspire Diamond-TM-. In addition, the Company markets products and services to its clients for which it earns fees. These products include life insurance, card registration, telecommunication products and services, memberships in preferred buying clubs, travel services and debt waiver programs in the event of disability or unemployment of the client. The Company uses proprietary analytical techniques and information provided by credit bureaus to target consumers who management believes are under-served by more traditional providers of credit-related products. Consumers in this under-served market typically rely more heavily on finance companies and retail store credit cards to meet their consumer credit needs and are less likely than others to have general-purpose credit cards. Some of these consumers have had a delinquency, a default or a bankruptcy in their credit histories, but have, in the Company's view, demonstrated recovery. Other consumers in this target market are establishing or expanding their credit.

    The Company was formed in August 1996 and has grown significantly since it began soliciting clients in February 1997. For the nine months ended September 30, 1998, the Company had net income of $20.0 million as compared to a net loss of $725,000 for the year ended December 31, 1997. As of September 1998, the Company had 249,000 accounts with an aggregate managed portfolio of $406.3 million of credit card receivables. The Company intends to continue the growth of its portfolio through offers of credit cards to pre-selected consumers and purchases of credit card receivables and may utilize either or both of these means to varying degrees, depending upon its assessment of the most cost-efficient means of account growth.

                               BUSINESS STRATEGY

    Since its inception, the Company has developed unique proprietary scoring models which evaluate consumer credit and bankruptcy risk using credit bureau data and repayment history on consumer loans. Management has built on its extensive experience in consumer credit and collections to develop the target marketing and account management strategies and criteria reflected in these models. The Company uses its models, including its unique segmentation tools, to develop risk-based pricing matrices. These matrices determine the amount of credit, applicable interest rates and other charges offered to each targeted client. CompuCredit believes that its proprietary scoring models allow it to evaluate credit risk more effectively than most traditional credit grantors. In particular, these models allow CompuCredit to identify unique pools of consumers with similar risk characteristics and to offer profitable credit options to these potential clients. In contrast, the Company believes that traditional credit grantors make credit decisions more frequently based on standard credit scores such as the Fair, Isaac & Company, Inc. ("FICO") score. Since the Company began soliciting clients in February 1997, its models have been revised and refined to incorporate the Company's experience with its clients. The Company believes that this revision and refinement has improved, and will continue to improve, the accuracy and reliability of its models.

    Based on research it has conducted with a national credit bureau, the Company believes that there are approximately 82 million consumers in the United States that are under-served by consumer credit grantors. The Company believes that these consumers are not solicited with offers of credit cards on a pre-selected basis as often as other consumers. Using its proprietary scoring models, the Company believes that, at any given time, approximately 20 to 25 million of these 82 million under-served consumers present levels of credit risk acceptable for the Company's credit card. Since 1996, the Company has conducted periodic research that indicates that, while the size of this universe of 20 to 25 million potential clients has been relatively constant, the composition of this group has changed to a significant degree over time as individuals' credit characteristics change relative to the Company's criteria (i.e., different consumers are included in the pool of potential clients at any given time).

    The Company's database accumulates client behavior information throughout the client relationship. In addition to employing risk-based analysis in determining its target market and the pricing for each client account, the Company also monitors transactions and the type of usage that occurs on its Aspire Visa cards as part of its account management process. The Company believes that the combination of its proprietary databases, custom scoring models, risk-based pricing strategy, account management strategy and collections experience enables it to provide credit to an under-served market, to assess the risk of its client portfolios and to price its products accordingly.

    CompuCredit's operational strategy is to focus on those functions that constitute its competitive advantages and core competencies while outsourcing certain back office and fulfillment functions. The Company's core competencies include credit and risk decisioning, account acquisition strategies, management of system and model development, collections and ongoing account management. The Company issues its Aspire credit card pursuant to an Affinity Card Agreement with Columbus Bank and Trust Company ("CB&T"), a state-chartered banking subsidiary of Synovus Financial Corporation. CB&T and its affiliate, Total Systems Services, Inc. ("TSYS"), perform additional services for the Company such as card embossing/mailing, fraud detection, cycle billing, payment processing and transaction processing. The Company believes that outsourcing allows the Company to leverage the vast expertise already available to the credit card industry.

    The Company finances the growth in its credit card receivables primarily through asset-backed securitizations. As the Company originates or acquires credit card receivables, it sells the receivables through the Company's credit card master trust (the "Master Trust") or through wholly-owned special purpose entities to third party asset-backed commercial paper conduits. The receivables that are sold through securitization are removed from the Company's Balance Sheet for financial reporting purposes. From its inception to September 30, 1998, the Company has received cumulative net proceeds of approximately $286.1 million from the securitization of its credit card receivables. The significant growth to date of the Company's credit card receivables portfolio has been supported by the Company's contributed capital, retained earnings and the securitization of receivables. The Offering will provide the Company with additional capital to fund future growth.

                                    HISTORY

    CompuCredit was formed in August 1996 by David G. Hanna, President, and Richard W. Gilbert, Chief Operating Officer, after completing almost two years of research and development. Both Mr. Hanna and Mr. Gilbert have extensive experience in the consumer credit and collections industries. Mr. Hanna and Mr. Gilbert both held executive positions with Nationwide Credit, Inc. ("Nationwide Credit"), a national third party collection agency, during the 1980's until its sale to First Financial Management Corporation (currently known as First Data Corporation) in 1990. Mr. Hanna also founded Account Portfolios L.P. ("Account Portfolios") in 1989 with Frank J. Hanna, III, his brother, who is a principal shareholder of CompuCredit and will be a director of the Company upon consummation of the Offering. Account Portfolios was sold in 1995 to Outsourcing Solutions, Inc., a company controlled by McCown, De Leeuw & Co., a private venture capital firm. Account Portfolios utilized proprietary scoring models to analyze and collect on large purchased portfolios of non-performing loans and consumer receivables. Before joining the Company in 1996, Mr. Gilbert served initially as Chief Operating Officer of Equifax Credit Information Services, Inc.'s ("Equifax") collection division and subsequently as General Manager of Strategic Client Services for Equifax. Richard R. House, Jr., CompuCredit's Chief Credit Officer, joined the Company in April 1997 from Equifax. While at Equifax, Mr. House served as Vice President for Equifax's Decision Solutions division, which provided consulting and modeling services to many of the nation's largest credit grantors. Collectively, CompuCredit's founders and executive officers have over 53 years of experience in various aspects of consumer finance.

                           RECENT PORTFOLIO PURCHASE

    In November 1998, the Company purchased a portfolio of credit card receivables. The portfolio included approximately 58,000 accounts and in excess of $130.0 million in receivables. The purchased portfolio was subsequently securitized by the Company.

                                  THE OFFERING

Common Stock offered by the Company (1)......                     shares

Common Stock to be outstanding after the
  Offering (2)...............................                     shares

Use of Proceeds..............................  To finance the growth of the Company through the origination and purchase of credit card
                                               receivables and for marketing costs, working
                                               capital and other general corporate purposes.

Risk Factors.................................  See "Risk Factors" for a discussion of factors to consider carefully before deciding
                                               to invest in shares of the Common Stock.

Proposed Nasdaq National Market Symbol.......  "CCRT"

------------------------

(1) Assumes that the Underwriters do not exercise their over-allotment option to
    purchase up to an additional       shares of Common Stock from the Company.
    See "Underwriting."

(2) Excludes 1,200,000 shares of Common Stock the Company has reserved for issuance under the Company's Amended and Restated 1998 Stock Option Plan.

                           FORWARD-LOOKING STATEMENTS

    This Prospectus includes forward-looking statements. The Company has based these forward-looking statements on its current plans, expectations and beliefs about future events. These forward-looking statements are primarily contained in the sections of this Prospectus entitled "Risk Factors," "The Company," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." In these sections and others, words like "anticipates," "believes," "estimates," "expects," "plans," "intends" and other similar expressions as they relate to the Company or its management are meant to identify forward-looking statements.

    Risks and uncertainties are discussed under the caption "Risk Factors" in this Prospectus. In light of these risks, uncertainties and assumptions, there is a risk that the Company's actual experience will differ from the expectations and beliefs reflected in the forward-looking statements in this Prospectus. Moreover, with the passage of time the Company's plans, expectations and beliefs will change. However, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                SUMMARY FINANCIAL INFORMATION AND OPERATING DATA

    The following summary financial and other data should be read in conjunction with the Company's Consolidated Financial Statements and the related Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The following summary financial data for the year ended December 31, 1997 and the period ended December 31, 1996 are derived from the Company's audited Consolidated Financial Statements, which have been audited by Ernst & Young LLP, independent auditors. The financial data for the nine months ended September 30, 1998 and 1997 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for the period. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998.

    In order to provide funds for operations and to improve liquidity, in August 1997, the Company began selling (referred to as "securitizing") substantially all of its credit card receivables through the Master Trust or through wholly-owned special purpose entities to third party asset-backed commercial paper conduits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity, Funding and Capital Resources" and "Business -- Securitizations." In each securitization transaction, the Company removes such credit card receivables from its Balance Sheet and records a gain on the sale. The Company manages, reviews and analyzes its financial performance on a "managed loan" portfolio basis as if the receivables securitized were still on the Company's Balance Sheet. The information in the following table under "Selected Credit Card Data" is presented on a managed loan basis.

                                                                      PERIOD FROM                     NINE MONTHS ENDED
                                                                    AUGUST 14, 1996
                                                                    (INCEPTION) TO     YEAR ENDED       SEPTEMBER 30,
                                                                     DECEMBER 31,     DECEMBER 31,   --------------------
                                                                         1996             1997         1997       1998
                                                                   -----------------  -------------  ---------  ---------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Interest income................................................      $      --        $   2,658    $   1,707  $   1,220
  Interest expense...............................................             --              361          361        536
                                                                           -----      -------------  ---------  ---------
    Net interest income..........................................             --            2,297        1,346        684
  Provision for loan losses......................................             --            1,422          763         --
  Securitization income..........................................             --              628          (97)    27,774
  Other operating income.........................................             --            1,383          709     13,417
  Other operating expense........................................            148            3,611        1,991      9,378
                                                                           -----      -------------  ---------  ---------
    Income (loss) before income taxes............................           (148)            (725)        (796)    32,497
  Income taxes...................................................             --               --           --     12,478
                                                                           -----      -------------  ---------  ---------
  Net income (loss)..............................................      $    (148)       $    (725)   $    (796) $  20,019
                                                                           -----      -------------  ---------  ---------
                                                                           -----      -------------  ---------  ---------
  Net income (loss) attributable to common shareholders..........                       $  (1,341)   $    (959) $  18,669
                                                                                      -------------  ---------  ---------
                                                                                      -------------  ---------  ---------

PRO FORMA STATEMENT OF OPERATIONS DATA (1):
  Pro forma net income (loss) per share (unaudited)..............                       $            $          $
                                                                                      -------------  ---------  ---------
                                                                                      -------------  ---------  ---------

                                                                                      AS OF          AS OF SEPTEMBER 30,
                                                                                   DECEMBER 31,
                                                                               --------------------  --------------------
                                                                                 1996       1997       1997       1998
                                                                               ---------  ---------  ---------  ---------

                                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
  Retained interests in credit card receivables securitized (2)..............  $      --  $  14,494  $  16,634  $  26,726
  Amounts receivable from securitization (2).................................         --      1,060        253     31,053
  Total assets...............................................................        253     20,215     19,997     68,170
  Shareholders' equity.......................................................        152     19,127     19,056     49,099

                                                                     PERIOD FROM                     NINE MONTHS ENDED
                                                                   AUGUST 14, 1996
                                                                   (INCEPTION) TO     YEAR ENDED       SEPTEMBER 30,
                                                                    DECEMBER 31,     DECEMBER 31,   --------------------
                                                                        1996             1997         1997       1998
                                                                  -----------------  -------------  ---------  ---------
                                                                            (IN THOUSANDS, EXCEPT PERCENTAGES)
SELECTED CREDIT CARD DATA (3):
  Average managed loans.........................................      $      --        $  11,151    $   7,874  $ 259,266
  Period-end managed loans......................................             --           27,899       17,325    406,297
  Period-end total accounts.....................................             --               45           19        249
  Net interest margin on managed loans (4)......................             --%            19.4%        20.9%      20.5%
  Net charge-off ratio on managed loans (5).....................             --              3.6          1.2        8.4
  Pro forma charge-off ratio on managed loans (6)...............             --              3.6          1.2        3.5
  Delinquency ratio on managed loans (7)........................             --              5.3          3.7       10.5

------------------------

(1) Pro forma per share information has been computed by dividing net earnings or loss by the weighted average number of shares of Common Stock outstanding during the period after giving effect to (i) a 15.2-for-1 stock split to be effected concurrently with the consummation of the Offering, and (ii) the exchange of all of the outstanding shares of the Company's Preferred Stock,
    including accrued dividends thereon, for       shares of Common Stock to be
    effected concurrently with the consummation of the Offering.

(2) The Company's Balance Sheet includes undivided ownership interests in the Master Trust (classified as "Retained Interests in Credit Card Receivables") and interests in the wholly-owned special purpose entities (classified as "Amounts Receivable from Securitization") through which the Company sells its receivables under its asset-backed securitization programs. The retained interests equal the amount of the retained certificates or participation interests of each series held by the Company plus the amount of the receivables in excess of the principal balance of the certificates or participation interests. Substantially all of the Company's credit card receivables have been securitized. As such, the Company has removed the securitized credit card receivables from its Balance Sheet, and as securitizations have occurred, the Company has also relieved the allowance for loan losses.

(3) During the nine months ended September 30, 1998, the Company purchased a portfolio of credit card receivables. The presented managed loan data excludes certain of these receivables and the related accounts which at the time of purchase were closed accounts in a certain delinquency status. Management believes that these accounts were either in the process of being charged off by the seller due to a contractual 180 day delinquency or were likely to be charged off in the near term. Because of the accounts' closed and delinquent status at the time of purchase, management believes that the Company would have very little opportunity to influence the delinquency or default rates of these accounts prior to charge-off. As such, the accounts, the receivables and any activity in the accounts since the date of purchase have been excluded from any managed loan data presented. At the time of purchase, there were approximately 25,000 such accounts, representing 18% of the accounts purchased, with $97.1 million of outstanding receivables.

(4) Includes the Company's net interest and late fee income less actual cost of funds plus all costs associated with asset securitizations, including the interest expense paid to the investors and the amortization of the portion of the discount on the Company's purchased portfolio that is in excess of discounts related to credit quality. See footnote (6).

(5) Net charge-off ratio reflects actual principal amounts charged off, less recoveries, as a percentage of average managed loans on an annualized basis.

(6) As noted in footnote (3), the Company purchased a portfolio during the nine months ended September 30, 1998. The purchase price was at a substantial discount from the face amount of the credit card receivables outstanding. The discount totaled $211 million at the time of purchase. A portion of the discount relates to $97.1 million in receivables identified by the Company as being at or near charge-off at the time of purchase, and such receivables are excluded from all managed loan data. Approximately $70 million of the discount at the time of purchase related to the credit quality of the remaining loans in the portfolio and reflects the difference between the purchased face amount and the future cash collections management expects to receive with respect to the purchased face amount. For purposes of reporting pro forma charge-off ratios on managed loans, this discount related to credit quality has been utilized to offset a portion of actual net charge-offs. The remaining portion of the $211 million initial discount was approximately $44 million at the time of purchase. Management considers this $44 million to be a discount in excess of the discount the Company has ascribed to the credit quality of the purchased receivables. The $44 million discount is being amortized into interest income using the interest method for purposes of managed loan reporting. See "Asset Quality--Management's Discussion and Analysis of Financial Condition and Results of Operations."

(7) Delinquencies represent credit card receivables that were at least 60 days past due at period end.

                                  RISK FACTORS

    In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby. Certain statements in "Risk Factors" constitute "forward-looking statements." See "Prospectus Summary--Forward-Looking Statements."

LIMITED OPERATING HISTORY; UNCERTAINTY OF FUTURE OPERATING RESULTS

    The Company was formed in August 1996 and began originating and servicing credit card receivables in February 1997. Accordingly, the Company has a limited operating history upon which to base an evaluation of its business and prospects. In addition, the Company's results of operations, financial condition and liquidity depend, to a material extent, on its ability to manage its credit card business and on the performance of the credit card receivables outstanding. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company incurred a net loss of $725,000 in 1997 (its first full year of operations) and had net income of $20.0 million for the nine months ended September 30, 1998. Because of its limited operating history, the Company has limited underwriting and servicing experience and limited delinquency and default experience with respect to its credit card receivables. Although the Company has experienced growth in credit card receivables outstanding (including a substantial portfolio purchase in April 1998 and an additional portfolio purchase in November 1998), revenues and net earnings, there is a risk that the Company will not be able to sustain these rates of growth or remain profitable in the future.

LACK OF SEASONING OF CREDIT CARD PORTFOLIO

    The average age of a credit card issuer's portfolio of accounts is an indicator of the stability of delinquency and default levels of that portfolio; a portfolio of older accounts generally behaves more predictably than a newly originated portfolio. As of September 30, 1998, all of the Company's originated receivables, representing 23.3% of its total portfolio, were less than two years old. Until these originated accounts become more seasoned, it is likely that the levels of such delinquencies and defaults will increase as the average age of the Company's originated accounts increases. Any material increases in delinquencies and defaults above management's expectations would have a material adverse effect on the Company's results of operations and financial condition.

RISKS ASSOCIATED WITH ACQUISITIONS OF RECEIVABLES FROM THIRD PARTIES

    The Company acquired a significant portion of its credit card receivables through two portfolio acquisitions during 1998. The Company anticipates that it may make additional portfolio acquisitions as part of its growth strategy. The originators of the credit card receivables purchased by the Company may have used credit criteria different from the Company's underwriting guidelines. As a result, these credit card receivables may be of a different credit quality than receivables originated by the Company. These purchased credit card receivables also may perform differently than the receivables previously originated and purchased by the Company (including exhibiting materially different delinquency and charge-off rates), which could result in material fluctuations in the Company's reported managed loan data from quarter to quarter as portfolio acquisitions occur and are reflected in the Company's reported managed loan data.

    Furthermore, the Company has primarily relied upon certain representations and warranties made by the sellers in determining whether its purchased receivables satisfy the representations and warranties which the Company must make with respect to such receivables when they are securitized. Accordingly, receivables acquired by the Company through portfolio acquisitions, representing 76.7% of the total portfolio as of September 30, 1998, could subsequently be determined to have breached the representations and warranties made by the Company in such securitizations. If such breach cannot be cured, the Company may be required to pay to the investors in the securitizations an amount equal to the amount of such receivables. While the Company has certain rights to indemnification by the sellers, which may be applicable and may obtain similar indemnification rights from sellers of portfolios purchased in the future, there is the risk that the Company will not be able to enforce its indemnification rights. There is also a risk that such indemnification rights will not be sufficient in each case to reimburse the Company fully for any amounts it may be required to pay to the investors in any securitizations of the purchased portfolios.

SUBSTANTIAL NEED FOR LIQUIDITY

    The Company has a substantial ongoing need for liquidity to finance its operations, and the Company expects this need to increase to the extent that the volume of its business increases. As a result of the Company's growth since inception, the Company's cash requirements exceed cash generated from operations. The Company's primary cash requirements include the funding of its originated credit card receivables, the funding of its purchases of credit card receivables portfolios and, to a lesser extent, fees and expenses in connection with its securitization program, marketing, solicitation, servicing expenses, federal and state income tax payments and ongoing administrative and other operating expenses. Net cash used in operating activities during the period from August 14, 1996 (inception) to December 31, 1996 and for the year ended December 31, 1997 was $247,000 and $1.7 million, respectively. The Company currently funds its cash requirements primarily through securitizations, and it has financed substantially all of its originated credit card receivables and its purchases of credit card receivables portfolios through securitizations. At September 30, 1998, the Company had cash of approximately $6.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity, Funding and Capital Resources."

    There is a risk that the Company will not have access to the capital markets in the future for additional equity or debt issuances or for securitizations on acceptable terms or that financing through borrowings will not be available on acceptable terms to satisfy the Company's cash requirements. The Company's inability to access the capital markets or to otherwise obtain acceptable financing on a timely basis could have a material adverse effect on the Company's results of operations or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELIANCE ON THIRD PARTIES FOR BANK CHARTER AND CERTAIN OPERATIONS

    The Company's Aspire credit card is issued pursuant to an Affinity Card Agreement between CB&T and the Company. Because the Company does not have a bank charter, it currently cannot issue credit cards without an affinity card agreement with a bank. The Company filed an application for a state bank charter on October 26, 1998. Unless the Company obtains a bank charter, it will continue to rely upon CB&T to issue the Company's credit cards. CB&T, together with its affiliate, TSYS, also performs many back office and account processing functions with respect to the Aspire accounts. If CB&T and/or TSYS were either unwilling or unable to continue to perform such services for the Company, the Company would be required to enter into another contract with a provider of such services. There is a risk that the Company would not be able to enter into such an agreement with an alternate provider on terms that the Company deems favorable or in a timely manner such that the Company's business would not be disrupted. Any disruption in the Company's relationship with CB&T and TSYS could have a material adverse effect on the Company's results of operations or financial condition. See "Business--Account and Portfolio Management."

    Moreover, the Company's business depends on a number of services provided by third parties, including nationwide credit bureaus, postal and telephone service providers, bank card associations and other providers of transaction processing services. The Company has contingency plans designed to minimize the impact of a disruption in the services it obtains from these third parties. However, a major disruption in one or more of these services could have a material adverse effect on the Company's results of operations or financial condition.

RISKS ASSOCIATED WITH SECURITIZATIONS

    The Company depends heavily upon the securitization of its credit card receivables portfolio to fund its operations and has been able to complete securitization transactions to date on terms that it believes are favorable to the Company. The Company believes that it will require additional securitization facilities or an increase in one or more of its existing facilities in order to fund its growth. There is a risk that such additional or increased facilities will not be available or that future securitization transactions will not be available on terms acceptable to the Company, or at all. The timing of any securitization transaction is affected by a number of factors, any of which could cause substantial fluctuations in quarterly earnings, including, without limitation, the volume of originated or purchased receivables, market conditions and the approval by all parties of the terms of the securitization. Any delay in the transfer of credit card receivables beyond a quarter-end could reduce the gain on sale recognized in such quarter and could result in decreased earnings or possible losses for the quarter being reported by the Company. In addition, the Company's ability to securitize its assets depends on the continued availability of acceptable credit enhancement terms and the continued favorable legal, regulatory, accounting and tax environments for securitization transactions. Any inability to obtain this additional funding or any adverse change in the securitization market could force the Company to reduce its volume of managed loans or to rely on other potentially more expensive funding sources.

    Certain adverse changes in the Company's securitized receivables, including delinquencies and losses, could have a material adverse effect on the Company's results of operations or financial condition and the performance of the Master Trust or special purpose entities created by the Company to securitize its receivables. Such changes may also cause early amortization of the outstanding securitization certificates or participation interests. These changes could also impact the Company's ability to effect other securitization transactions on acceptable terms, thereby decreasing the Company's liquidity and forcing the Company to rely on other funding sources to the extent available.

RISKS ASSOCIATED WITH GAIN ON SALE ACCOUNTING

    The Company uses gain on sale accounting. Gains from the sale of receivables in the Company's securitization transactions have constituted, and are likely to continue to constitute, a significant portion of the Company's income. A portion of the gains are based primarily on management's estimates of future payment and default rates and other considerations in light of conditions existing at the time of the estimate. If actual payments with respect to receivables occur more quickly than the Company projected at the time the receivables were sold, or if default rates are greater than projected at the time such receivables were sold, the Company would be required to record a charge to earnings. If actual payments occur more slowly or if default rates are lower than estimated with respect to receivables sold, total gains will exceed previously estimated amounts.

ABILITY TO SUSTAIN AND MANAGE GROWTH

    The Company has experienced rapid growth and expansion of its business. In order to meet its strategic objectives, the Company must continue to grow its credit card receivables portfolio. Continued growth in the Company's credit card receivables portfolio depends on the following:

    - the Company's ability to attract new clients through originations or portfolio purchases;

    - growth in both existing and new account balances;

    - the degree to which the Company loses accounts and account balances to competing credit card issuers;

    - levels of delinquencies and losses;

    - the availability of funding (including, but not limited to, securitizations) on favorable terms; and

    - general economic and other factors beyond the control of the Company.

    The Company's growth also depends on how much the Company spends to solicit new clients and the number of responses the Company receives with respect to solicitations for its consumer credit, fee-based and other financial service products. Any increases in postal rates could have a negative impact on the level and cost of direct mail marketing activities.

    In order to grow, the Company must employ and train new personnel, expand its facilities, expand its management systems and access additional capital. Furthermore, the Company's ability to manage delinquency and default rates depends upon efficient collection procedures, adequate collection staffing, internal controls and automated systems. There is a risk that the Company's personnel, procedures, staff, internal controls or systems will not be adequate to support growth. If the Company does not manage its growth effectively, the Company's profitability and its ability to achieve its strategic objectives will be adversely affected.

DELINQUENCY, DEFAULT AND OTHER CREDIT RISKS RELATED TO TARGET MARKET

    The Company targets its consumer credit products to clients who management believes have been under-served by more traditional providers of credit-related products. Some of the consumers included in the Company's target market are consumers who are dependent upon finance companies, consumers with only retail store credit cards and/or lacking general purpose credit cards, consumers who may have had a delinquency, a default or, in some instances, a bankruptcy in their credit histories, but have, in the Company's view, demonstrated recovery, and consumers who are establishing or expanding their credit. This target market generally entails a higher risk of nonpayment, higher frequencies of delinquencies and higher defaults than consumers who are served by more traditional providers of credit. Although the Company believes that its underwriting criteria and collection methods enable it to control the higher risks inherent in extending credit to its target market, no assurance can be given that such criteria and methods will adequately protect the Company against such risks. Consumer credit grantors traditionally do not solicit such consumers to the same extent as they solicit consumers in other market segments with perceived lower levels of risk. As a result there is less historical experience with respect to the credit risk and performance of under-served consumers. There is a risk that the Company may not successfully target and evaluate the creditworthiness of such consumers and price its credit products so as to remain profitable.

    Primary risks associated with unsecured lending, which may be greater with respect to the Company's target market, are that:

    - the Company may experience greater levels of delinquencies and credit defaults in future economic downturns;

    - a greater number of clients may default on the payment of their outstanding balances or seek protection under bankruptcy laws, resulting in increased credit defaults;

    - fraud by clients and third parties may be higher; and

    - unfavorable changes in clients' attitudes toward financing purchases with debt or in client payment behavior, such as increases in discretionary repayment of account balances, may result in diminished interest income.

    Additionally, general economic factors, such as the rate of inflation, unemployment levels and interest rates may affect the Company's target market clients more severely than other market segments.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    The Company experiences the highest demand for its financial products and services between October and December and experiences the lowest demand for its financial products and services between January and March. The Company's strategy of pursuing potential portfolio acquisitions may also create periodic fluctuations in the Company's managed loans. These significant fluctuations in its business directly impact the Company's operating results and cash needs. In addition, the timing of any securitization transaction is affected by a number of factors, any of which could cause substantial fluctuations in quarterly earnings, including, without limitation, the volume of originated or purchased receivables, market conditions and the approval by all parties of the terms of the securitization. Any delay in the transfer of credit card receivables in a securitization beyond a quarter-end could reduce the gain on sale recognized in such quarter and could result in decreased earnings or possible losses for the quarter being reported by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

    The Company depends upon the skills and experience of certain executive officers, including David G. Hanna, its President, Richard W. Gilbert, its Chief Operating Officer, Brett M. Samsky, its Chief Financial Officer and Richard R. House, Jr., its Chief Credit Officer. The Company does not maintain key-man life insurance for the benefit of the Company on any executive officer. The loss of the services of certain members of the Company's senior management could have a material adverse effect on the Company. The Company intends to enter into employment agreements with its executive officers, including Mr. Hanna, Mr. Gilbert, Mr. Samsky and Mr. House, which will contain confidentiality and non-compete provisions. However, such agreements may not effectively limit such persons' ability to depart the Company to pursue other opportunities. See "Management."

INTEREST RATE RISK

    The Company's credit card accounts generally have variable interest rates based on a spread above the prime rate as published in THE WALL STREET JOURNAL. All of the Company's accounts also have an interest rate minimum should the designated index fall below a certain amount. Although the Company intends to manage its interest rate risk through asset and liability management, fluctuations in the interest rate environment may result in changes in the Company's cost of funds as well as in the relationship between the indices used in the Company's securitizations and other funding vehicles and the indices used to determine the finance charges on account balances. These changes could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Interest Rate Sensitivity and Market Risk."

GENERAL ECONOMIC RISKS

    The Company's business is directly related to consumer spending, which is affected by employment rates, prevailing interest rates and other domestic economic conditions. The risks associated with the Company's business become more significant in an economic slowdown or recession. During periods of economic slowdown or recession, the Company may experience a decreased demand for its financial products and services and an increase in rates of delinquencies and the frequency and severity of losses. Because of the Company's focus on the under-served market, the Company's actual rates of delinquencies and frequency and severity of losses may be higher in the future under adverse economic conditions than those experienced in the consumer finance industry generally. Any sustained period of economic slowdown or recession could have a material adverse effect on the Company's results of operations or financial condition.

CONSUMER AND DEBTOR PROTECTION LAWS AND REGULATIONS

    The operations of the Company and of CB&T, as the issuer of the Aspire credit card, are regulated by federal, state and local government authorities and are subject to various laws and the rules and regulations promulgated thereunder (including the federal Truth-In-Lending Act, the federal Equal Credit Opportunity Act, the federal Fair Credit Reporting Act, the federal Fair Debt Collection Practices Act and the federal Telemarketing and Consumer Fraud and Abuse Prevention Act) and judicial and administrative decisions imposing various requirements and restrictions. Among other things, these legal requirements regulate credit granting activities, establish maximum interest rates, establish maximum fee rates, require various disclosures to clients and regulate collection procedures and other trade practices. Any failure by the Company or CB&T (as the issuer of the Aspire credit card or in conjunction with the account servicing activities it conducts on behalf of the Company) to comply with such legal requirements also could adversely affect the ability of the Company or CB&T to collect the full amount of the account balances. The Company also faces the risk of litigation under state and federal consumer protection statutes, the rules and regulations promulgated thereunder and other laws. The Company does not currently own a bank. However, the Company has filed an application and is seeking to organize a state-chartered "credit card bank" under the laws of the State of Georgia. Such bank, if organized, is expected to become the issuer of the Company's Aspire credit card. If the Company completes that process, such banking subsidiary will be subject to the various state and federal regulations generally applicable to such institutions. See "Business--Consumer and Debtor Protection Laws and Regulations."

IMPACT OF CHANGES IN LAW

    Numerous legislative and regulatory proposals are advanced each year which, if adopted, could adversely affect the Company's profitability or limit the manner in which the Company conducts its activities. Changes in federal and state bankruptcy and debtor relief laws also could adversely affect the Company if such changes result in, among other things, additional administrative expenses and charge-offs. Although the Company believes that it and CB&T (to the extent material to the Company's business) are in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there is a risk that more restrictive laws, rules and regulations will be adopted in the future. Such laws, rules and regulations could make compliance more difficult or expensive, further limit or restrict the amount of interest and other charges imposed on credit card accounts originated or marketed by the Company or the Company's ability to make changes to such terms on existing accounts or otherwise have a material adverse effect on the results of operations or financial condition of the Company.

INTENSE COMPETITION

    The Company faces intense and increasing competition from other consumer lenders. In particular, the Company's credit card business competes with national, regional and local bank card issuers, and with other general purpose credit card issuers, including American Express-Registered Trademark-, Discover-Registered Trademark- and issuers of Visa-Registered Trademark- and MasterCard-Registered Trademark-. The Company also competes, to a lesser extent, with retail card issuers, such as department stores and oil companies, and other providers of unsecured credit. In addition, new issuers have entered the market in recent years. Many of these competitors are substantially larger than the Company and have greater financial resources.

    The Company believes that clients choose credit card issuers largely on the basis of price (mostly interest rates and fees), credit limit and other product features. For this reason, client loyalty is often limited. The Company may lose entire accounts, or may lose account balances, to competing card issuers offering lower interest rates and fees or other more attractive terms or features. The Company's future growth depends largely upon the success of its marketing programs and information-based strategies. Although management believes that opportunities exist for continued growth in account origination and account balances, the Company's competitors may already be or may begin employing many of the programs and strategies that the Company has utilized to attract new accounts and encourage account usage.

    The Company's competitors are continually introducing new tactics to attract clients and increase their market share. The most heavily-used techniques are advertising, target marketing, balance transfers, price competition, incentive programs and co-branding (for example, using the name of a sports team or a professional association on their credit cards). In response to competition, many issuers of credit cards have lowered interest rates and offered incentives to retain existing clients and attract new ones. These competitive practices, as well as competition that may develop in the future, could have a material adverse affect on the Company's ability to obtain clients and maintain its profitability.

    The Company has numerous competitors in the fee-based products market, including insurance companies, financial service institutions, other membership-based consumer services providers and, to some degree, other credit card issuers, many of which are larger, have more capital and are more experienced than the Company. See "Business--Competition."

OTHER INDUSTRY RISKS

    Other industry risks that the Company faces include the risk of fraud by its clients and third parties and the risk that clients will repay their receivables more rapidly than they have in the past, reducing the amount of interest paid to the Company. In addition, certain critics of the credit card industry have focused on marketing practices that they claim encourage consumers to borrow more money than they should, as well as on pricing practices that they claim are either confusing or result in prices that are too high. Increased criticism of the industry or criticism of the Company in the future could hurt client acceptance of the Company's products or lead to changes in the law or in the applicable regulatory environment, which would have a material adverse effect on the Company.

NO PRIOR PUBLIC MARKET; VOLATILITY OF STOCK MARKET

    Prior to the Offering, there has been no public market for the Common Stock. There is a risk that an active trading market will not develop or that purchasers of the Common Stock will not be able to resell their Common Stock at prices equal to or greater than the Offering Price. The Offering Price of the Common Stock was determined through negotiations between the Company and the Representatives of the Underwriters (as defined herein) and may not reflect the market price of the Common Stock after the Offering. See "Underwriting" for a discussion of factors considered in determining the Offering Price.

    In addition, the stock market has in recent years experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. Such fluctuations, and general economic and market conditions, may adversely affect the market price of the Common Stock. Further, the market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, including the performance of other credit card issuers or consumer finance companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONTROL BY MANAGEMENT AND CURRENT SHAREHOLDERS

    Upon the completion of the Offering (assuming that the Underwriters' option
to purchase up to an additional         shares of Common Stock from the Company
to cover over-allotments is not exercised), the Company's executive officers and
directors, in the aggregate, will beneficially own     % of the outstanding
Common Stock of the Company. David G. Hanna and Frank J. Hanna, III, who are
brothers, will beneficially own, in the aggregate,     % of the outstanding
Common Stock. As a result David G. Hanna and Frank J. Hanna, III and the Company's executive officers and directors, in the aggregate, will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. In addition, under the Company's Amended and Restated Articles of Incorporation (the "Amended Articles"), to be effective concurrently with the consummation of the Offering, the Board of Directors will have the authority to issue undesignated preferred stock, no par value per share (the "Preferred Stock"), and, subject to certain limitations, to determine the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by the shareholders. The voting power of David G. Hanna and Frank J. Hanna, III and the Company's executive officers and directors, or the issuance of Preferred Stock under certain circumstances, could have the effect of delaying or preventing a change in control of the Company. See "Principal Shareholders" and "Description of Capital Stock."

CERTAIN ANTI-TAKEOVER PROVISIONS

    The Company will have no shares of Preferred Stock outstanding as of the consummation of the Offering and has no current plans to issue Preferred Stock. However, the Company's Amended Articles, to be effective concurrently with the closing of the Offering, will authorize the Company to issue shares of Preferred Stock in the future without shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, including voting rights, as the Board of Directors of the Company may determine. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. See "Description of Capital Stock--Preferred Stock" and "--Anti-Takeover Effects of Provisions of the Amended and Restated Articles of Incorporation."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial numbers of shares of the Common Stock in the public market following the Offering could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital. Immediately after completion of the Offering, the Company will have
shares of Common Stock outstanding, of which the         shares offered hereby
will be eligible for sale without regard to volume or other limitations pursuant to Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), unless owned by "affiliates" of the Company, as that term is defined under Rule 144. The Company and all of its existing shareholders have agreed pursuant to lock-up agreements that, without the prior written consent of PaineWebber Incorporated, on behalf of the Representatives (as defined herein), they will not sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 365 days from the date of this Prospectus. PaineWebber Incorporated, on behalf of the Underwriters, may, in its discretion and at any time without notice, release all or a portion of the shares subject to these lock-up agreements. The Company intends to register on one or more registration statements on Form S-8 1,200,000 shares of Common Stock issuable under its Amended and Restated 1998 Stock Option Plan. In addition, the holders of a total of 1,984,862 shares of Common Stock have the right to require the Company to register such shares under the Securities Act under certain circumstances. See "Description of Capital Stock--Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

YEAR 2000 PROBLEM

    The Company's software systems may be hampered by software deficiencies relating generally to formatting and date calculations stemming from the year 2000 (the "Year 2000 Problem"). In addition, the Year 2000 Problem also affects the clients, suppliers and financial institutions with which the Company transacts business. Although most of the Company's existing information systems are less than two years old and were originally designed for year 2000 compliance, the Company has created a year 2000 project team to identify, address and monitor internal systems and vendor issues related to the Year 2000 Problem. All internally developed information and operational systems, including hardware, software, and systems interfaces, have been tested for year 2000 compliance and converted, where necessary, to a format the Company believes will assure system and date integrity in the year 2000 and thereafter.

    For functions or services provided by third party vendors, efforts are under way to minimize the potential impact to the Company. The Company is monitoring each vendor's progress in becoming year 2000 compliant. The Company's contingency plans include the identification of substitute vendors who are already year 2000 compliant who could potentially replace any existing third party vendors. The Company's most critical outside vendors have provided their year 2000 project plans to the Company and have warranted the accuracy and reliability of systems, reports and data related to the performance of the services provided by them in relation to the year 2000 issue. The Company believes that its most significant year 2000 risks arise out of the possibility that the legacy systems of its principal outside service provider, TSYS, may not be year 2000 compliant. This vendor has an extensive, detailed plan to test for and remediate any year 2000 problems. In addition, the Company's year 2000 project team is participating in testing being performed by TSYS to ensure its year 2000 compliance. However, any failure by TSYS to fully remediate any year 2000 problems could have a material adverse effect on the Company. Although management does not currently anticipate significant implementation problems, the existence, nature and scope of the Year 2000 Problem and other implementation problems cannot be accurately predicted at this time. To the extent that the Year 2000 Problem associated with the Company's software systems and the systems of its vendors is more extensive than management currently anticipates, remediation of the Year 2000 Problem could have a material adverse effect on the Company's results of operations or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Year 2000."

DILUTION

    Purchasers of the Common Stock will experience immediate and substantial
dilution in net tangible book value per share of Common Stock of $         per
share based upon an Offering Price of $         per share. See "Dilution."

                                  THE COMPANY

    The Company is an information-based, technology-driven credit card company. The Company originates and purchases credit card receivables and is a direct marketer of fee-based products and services to its credit card clients. The Company targets consumers who management believes are under-served by more traditional providers of credit-related products. The Company's current credit product is the Aspire Visa credit card, which the Company offers to its clients on an unsecured basis. In addition, the Company markets products and services to its clients for which it earns fees. These products include life insurance, card registration, telecommunication products and services, memberships in preferred buying clubs, travel services and debt waiver programs in the event of disability or unemployment of the client.

    The Company was formed as CompuCredit, L.P. in August 1996 and was merged into CompuCredit Corporation in August 1997. The Company began soliciting clients in February 1997. As of September 30, 1998, the Company had 78 employees. All of the Company's employees are based in Atlanta, Georgia.

    CompuCredit's executive offices are located at Two Ravinia Drive, Suite 1750, Atlanta, Georgia, 30346, and its telephone number is (770) 901-5840.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the shares of Common Stock
offered hereby are estimated to be $      million (or $      million if the
Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and commissions, and estimated Offering expenses payable by the Company. The Company expects to use the net proceeds from the Offering to finance the growth of the Company through the origination and purchase of credit card receivables and for marketing costs, working capital and other general corporate purposes. However, the Company has made no commitments that it will be required to fund with the proceeds of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity, Funding and Capital Resources" and "Business."

                                DIVIDEND POLICY

    The Company currently intends to retain all future earnings after consummation of the Offering for use in the expansion and operation of its business. The Company does not anticipate paying dividends on the Common Stock in the foreseeable future. The payment of future dividends will be at the sole discretion of the Company's Board of Directors and will depend on, among other things, future earnings, capital requirements, the general financial condition of the Company and general business conditions.

                                    DILUTION

    The pro forma net tangible book value of the Company at September 30, 1998, after giving effect to (i) a 15.2-for-1 stock split to be effected concurrently with the consummation of the Offering and (ii) the exchange of all of the outstanding shares of the Company's Preferred Stock, including accrued dividends
thereon, for       shares of Common Stock concurrently with the consummation of
the Offering, was $         , or $         per share. Pro forma net tangible
book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares outstanding. After giving effect to the receipt by the Company of the net proceeds from the sale of the shares of Common Stock offered hereby at an assumed Offering Price
of $         per share, the pro forma, as adjusted, net tangible book value of
the Company at September 30, 1998 would have been $         , or $         per
share. This represents an immediate increase in pro forma net tangible book
value of $         per share to the existing shareholders and an immediate
dilution of $         to new investors purchasing shares in the Offering. The
following table illustrates this per share dilution:

Offering Price per share (1)...................................  $
    Pro forma net tangible book value per share as of September
      30, 1998 (2).............................................
    Increase in pro forma net tangible book value per share
      attributable to new investors............................
Pro forma, as adjusted, net tangible book value per share after the Offering(3)..............................................
Dilution per share to new investors............................  $

------------------------

(1) Before deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company.

(2) After giving effect to (i) a 15.2-for-1 stock split to be effected concurrently with the consummation of the Offering and (ii) the exchange of all of the outstanding shares of the Company's Preferred Stock, including
    accrued dividends thereon, for       shares of Common Stock concurrently
    with the consummation of the Offering.

(3) Excludes          shares of Common Stock issuable upon exercise of options
    to be granted pursuant to the Company's Amended and Restated 1998 Stock Option Plan. See "Management--1998 Stock Option Plan."

    The following table summarizes on a pro forma basis as of September 30, 1998, the differences between the existing shareholders and the new investors (before deducting underwriting discounts and commissions and estimated Offering expenses) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share:

                                                               SHARES OWNED AFTER THE OFFERING         TOTAL CONSIDERATION
                                                               --------------------------------  --------------------------------
                                                                   NUMBER           PERCENT          AMOUNT           PERCENT
                                                               ---------------      -------          -------          -------
Existing shareholders........................................
New investors................................................
      Total..................................................

                                                                  AVERAGE PRICE
                                                                    PER SHARE
                                                               -------------------
Existing shareholders........................................
New investors................................................
      Total..................................................

                                 CAPITALIZATION

    The following table sets forth the total capitalization of the Company (i) on an actual basis as of September 30, 1998, (ii) on a pro forma basis giving effect to (a) the 15.2-for-1 stock split to be effected concurrently with the consummation of the Offering and (b) the exchange of all of the outstanding shares of the Company's Preferred Stock, including accrued dividends thereon,
for       shares of Common Stock concurrently with the consummation of the
Offering, and (iii) on such pro forma basis, as adjusted to reflect the sale of shares of Common Stock by the Company at an assumed Offering Price of $ per share, after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus.

                                                                                    AS OF SEPTEMBER 30, 1998
                                                                               -----------------------------------
                                                                                           (UNAUDITED)

                                                                                                       PRO FORMA,
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                               ---------  -----------  -----------
                                                                                     (DOLLARS IN THOUSANDS)
Borrowings...................................................................  $      --   $            $

Shareholders' Equity:

  Preferred Stock, $100 par value; 500,000 shares authorized, 200,000 shares issued and outstanding; 10,000,000 shares authorized, no shares issued and outstanding, pro forma; no shares issued and outstanding pro forma,
    as adjusted..............................................................     20,000
  Common Stock, no par value; 3,000,000 shares authorized; 2,130,583 shares
    issued and outstanding; 60,000,000 shares authorized,       shares issued
    and outstanding, pro forma;       shares issued and outstanding pro
    forma, as adjusted.......................................................         --
  Additional paid-in capital.................................................      9,953
  Retained earnings..........................................................     19,146
                                                                               ---------  -----------  -----------
  Total shareholders' equity.................................................     49,099
                                                                               ---------  -----------  -----------
  Total capitalization.......................................................  $  49,099   $            $
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth, for the periods indicated, certain selected consolidated financial and other data for the Company. The selected consolidated financial and other data below should be read in conjunction with the Company's Consolidated Financial Statements and the related Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The following selected financial data for the year ended December 31, 1997 and the period ended December 31, 1996 are derived from the Company's audited Consolidated Financial Statements, which have been audited by Ernst & Young LLP, independent auditors. The financial data for the nine months ended September 30, 1998 and 1997 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for the period. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998.

    In order to provide funds for operations and to improve liquidity, in August 1997, the Company began selling (referred to as "securitizing") substantially all of its credit card receivables through the Master Trust or through wholly-owned special purpose entities to third party asset-backed commercial paper conduits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity, Funding and Capital Resources" and "Business -- Securitizations." In each securitization transaction, the Company removes such credit card receivables from its Balance Sheet and records a gain on the sale. The Company manages, reviews and analyzes its financial performance on a managed loan portfolio basis as if the receivables securitized were still on the Company's Balance Sheet. The information in the following table under "Selected Credit Card Data" is presented on a managed loan basis.

                                                                PERIOD FROM
                                                              AUGUST 14, 1996                     NINE MONTHS ENDED
                                                              (INCEPTION) TO     YEAR ENDED         SEPTEMBER 30,
                                                               DECEMBER 31,     DECEMBER 31,   ------------------------
                                                                   1996             1997          1997         1998
                                                             -----------------  -------------  -----------  -----------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
  Interest income..........................................      $      --        $   2,658     $   1,707    $   1,220
  Interest expense.........................................             --              361           361          536
                                                                    ------      -------------  -----------  -----------
  Net interest income......................................             --            2,297         1,346          684
  Provision for loan losses................................             --            1,422           763           --
  Securitization income....................................             --              628           (97)      27,774
  Other operating income...................................             --            1,383           709       13,417
  Other operating expense..................................            148            3,611         1,991        9,378
                                                                    ------      -------------  -----------  -----------
  Income (loss) before income taxes........................           (148)            (725)         (796)      32,497
  Income taxes.............................................             --               --            --       12,478
                                                                    ------      -------------  -----------  -----------
  Net income (loss)........................................      $    (148)       $    (725)    $    (796)   $  20,019
                                                                    ------      -------------  -----------  -----------
                                                                    ------      -------------  -----------  -----------
  Net income (loss) attributable to common shareholders....                       $  (1,341)    $    (959)   $  18,669
                                                                                -------------  -----------  -----------
                                                                                -------------  -----------  -----------

PRO FORMA STATEMENT OF OPERATIONS
  DATA (1):
  Pro forma net income (loss) per share (unaudited)........                       $             $            $
                                                                                -------------  -----------  -----------
                                                                                -------------  -----------  -----------

                                                                           AS OF DECEMBER 31,   AS OF SEPTEMBER 30,
                                                                          --------------------  --------------------
                                                                            1996       1997       1997       1998
                                                                          ---------  ---------  ---------  ---------

                                                                                        (IN THOUSANDS)

BALANCE SHEET DATA:
  Retained interests in credit card receivables securitized (2).........  $      --  $  14,494  $  16,634  $  26,726
  Amounts receivable from securitization (2)............................         --      1,060        253     31,053
  Total assets..........................................................        253     20,215     19,997     68,170
  Shareholders' equity..................................................        152     19,127     19,056     49,099

                                                                PERIOD FROM
                                                              AUGUST 14, 1996                   NINE MONTHS ENDED
                                                              (INCEPTION) TO     YEAR ENDED       SEPTEMBER 30,
                                                               DECEMBER 31,     DECEMBER 31,   --------------------
                                                                   1996             1997         1997       1998
                                                             -----------------  -------------  ---------  ---------
                                                                       (IN THOUSANDS, EXCEPT PERCENTAGES)

SELECTED CREDIT CARD DATA (3):
  Average managed loans....................................      $      --        $  11,151    $   7,874  $ 259,266
  Period-end managed loans.................................             --           27,899       17,325    406,297
  Period-end total accounts................................             --               45           19        249
  Net interest margin on managed loans (4).................             --%            19.4%        20.9%      20.5%
  Net charge-off ratio on managed loans (5)................             --              3.6          1.2        8.4
  Pro forma charge-off ratio on managed loans (6)..........             --              3.6          1.2        3.5
  Delinquency ratio on managed loans (7)...................             --              5.3          3.7       10.5

------------------------

(1) Pro forma per share information has been computed by dividing net earnings or loss by the weighted average number of shares of Common Stock outstanding during the period after giving effect to (i) a 15.2-for-1 stock split to be effected concurrently with the consummation of the Offering, and (ii) the exchange of all of the outstanding shares of the Company's Preferred Stock,
    including accrued dividends thereon, for       shares of Common Stock to be
    effected concurrently with the consummation of the Offering.

(2) The Company's Balance Sheet includes undivided ownership interests in the Master Trust (classified as "Retained Interests in Credit Card Receivables") and interests in the wholly-owned special purpose entities (classified as "Amounts Receivable from Securitization") through which the Company sells its receivables under its asset-backed securitization programs. The retained interests equal the amount of the retained certificates or participation interests of each series held by the Company plus the amount of the receivables in excess of the principal balance of the certificates or participation interests. Substantially all of the Company's credit card receivables have been securitized. As such, the Company has removed the securitized credit card receivables from its Balance Sheet, and as securitizations have occurred, the Company has also relieved the allowance for loan losses.

(3) During the nine months ended September 30, 1998, the Company purchased a portfolio of credit card receivables. The presented managed loan data excludes certain of these receivables and the related accounts which at the time of purchase were closed accounts in a certain delinquency status. Management believes that these accounts were either in the process of being charged off by the seller due to a contractual 180 day delinquency or were likely to be charged off in the near term. Because of the accounts' closed and delinquent status at the time of purchase, management believes that the Company would have very little opportunity to influence the delinquency or default rates of these accounts prior to charge-off. As such, the accounts, the receivables and any activity in the accounts since the date of purchase have been excluded from any managed loan data presented. At the time of purchase, there were approximately 25,000 such accounts, representing 18% of the accounts purchased, with $97.1 million of outstanding receivables.

(4) Includes the Company's net interest and late fee income less actual cost of funds plus all costs associated with asset securitizations, including the interest expense paid to the investors and the amortization of the portion of the discount on the Company's purchased portfolio that is in excess of discounts related to credit quality. See footnote (6).

(5) Net charge-off ratio reflects actual principal amounts charged off, less recoveries, as a percentage of average managed loans on an annualized basis.

(6) As noted in foootnote (3), the Company purchased a portfolio during the nine months ended September 30, 1998. The purchase price was at a substantial discount from the face amount of the credit card receivables outstanding. The discount totaled $211 million at the time of purchase. A portion of the discount relates to $97.1 million in receivables identified by the Company as being at or near charge-off at the time of purchase, and such receivables are excluded from all managed loan data. Approximately $70 million of the discount at the time of purchase related to the credit quality of the remaining loans in the portfolio and reflects the difference between the purchased face amount and the future cash collections management expects to receive with respect to the purchased face amount. For purposes of reporting pro forma charge-off ratios on managed loans, this discount related to credit qualifty has been utilized to offset a portion of actual net charge-offs. The remaining portion of the $211 million initial discount was approximately $44 million at the time of purchase. Management considers this $44 million to be a discount in excess of the discount the Company has ascribed to the credit quality of the purchased receivables. The $44 million discount is being amortized into interest income using the interest method for purposes of managed loan reporting. See "Asset Quality--Management's Discussion and Analysis of Financial Condition and Results of Operations."

(7) Delinquencies represent credit card receivables that were at least 60 days past due at period end.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE "SELECTED CONSOLIDATED FINANCIAL DATA" AND THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED HEREIN. CERTAIN STATEMENTS IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" CONSTITUTE FORWARD-LOOKING STATEMENTS. SEE "PROSPECTUS SUMMARY--FORWARD-LOOKING STATEMENTS."

GENERAL

    CompuCredit is an information-based, technology-driven credit card company. The Company originates and purchases credit card receivables and is a direct marketer of fee-based products and services to its credit card clients. The Company's current credit product is the Aspire Visa credit card, which the Company offers to its clients on an unsecured basis. There are currently four types of Aspire Visa branded cards: Classic, Gold, Platinum and Aspire Diamond. In addition, the Company markets products and services to its clients for which it earns fees. These products include life insurance, card registration, telecommunication products and services, memberships in preferred buying clubs, travel services and debt waiver programs in the event of disability or unemployment of the client. The Company uses proprietary analytical techniques and information provided by credit bureaus to target consumers who management believes are under-served by more traditional providers of credit-related products. Consumers in this under-served market typically rely more heavily on finance companies and retail store credit cards to meet their consumer credit needs and are less likely than others to have general-purpose credit cards. Some of these consumers have had a delinquency, a default or, in some instances, a bankruptcy in their credit histories, but have, in the Company's view, demonstrated recovery, while other consumers in this target market are establishing or expanding their credit.

    Consumer credit product revenues consist of (i) interest income on outstanding revolving credit card receivables, (ii) credit card fees, including annual membership, cash advance, over-limit, past-due and other credit card fees, and (iii) interchange fees, which are the portion of the merchant fee assessed by Visa and passed on to the Company on the purchase volume on the Company's credit card receivables. Non-interest income includes securitization income, servicing income and fee-based product revenues. The expenses relating to consumer credit products are typically the costs of funding the Company's receivables, credit losses and operating expenses, including employee compensation, account solicitation and marketing expenses, data processing and servicing expenses.

    The consolidated balance sheet as of September 30, 1998 and the related statements of operations, shareholders' equity, and cash flows for the nine months ended September 30, 1998 and 1997 included in the Company's Consolidated Financial Statements have been prepared by the Company's management and are unaudited. These interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the interim results. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial statements. The interim financial statements should be read in conjunction with the Company's December 31, 1997 audited financial statements. The results of the nine months ended September 30, 1998 may not be indicative of operating results for the full year.

    This Management's Discussion and Analysis of Financial Condition and Results of Operations includes forward-looking statements. The Company has based these forward-looking statements on its current plans, expectations and beliefs about future events. Words like "anticipates," "believes," "estimates," "expects," "plans," "intends" and other similar expressions as they relate to the Company or its management are meant to identify forward-looking statements. In light of the risks, uncertainties and assumptions discussed under the caption "Risk Factors" in this Prospectus and other factors discussed in this section, there is a risk that the Company's actual experience will differ from the expectations and beliefs reflected in the forward-looking statements in this section. Moreover, with the passage of time the Company's plans, expectations and beliefs will change. However, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

IMPACT OF CREDIT CARD SECURITIZATIONS

    Since August 1997, the Company has actively engaged in asset-backed securitization transactions and has adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("Statement No. 125"), effective January 1, 1997. Under Statement No. 125, the Company records gains or losses on the sale (referred to as "securitization") of credit card receivables based on the estimated fair value of assets obtained and liabilities incurred in the sale. To date, the Company has sold substantially all of its credit card receivables through the Master Trust or through wholly-owned special purpose entities to third-party asset-backed commercial paper conduits administered by major banking institutions. Gains represent the increases in the present value of estimated cash flows the Company expects to receive over the estimated outstanding period of the receivables and are reflected on the Company's Balance Sheet under "Retained Interests in Credit Card Receivables Securitized" and "Amounts Receivable from Securitization." These cash flows represent an "interest only" ("I/O") strip, consisting of the finance charges and past due fees in excess of the sum of the return paid to the investors, servicing fees, credit losses and required amortization payments.

    Certain estimates inherent in the determination of the fair value of the I/O strip, including credit losses and payment rates, could materially change in the near term. These estimates affect the reported amounts of assets and liabilities as well as the reported amount of revenues and expenses during the reporting period. Significant assumptions used in the gain determination include estimates of interest rates, default rates, payment rates, new purchases, servicing costs, and discount rates. The discount rates are based on management's estimates of returns that would be required by investors in an I/O strip with similar terms and credit quality. The estimated interest rates used are based on the stated annual percentage rates in the credit card agreements, adjusted for other variables. Estimates of default rates, payment rates, new purchases, and servicing costs are based on the portfolio's historical results, adjusted for expected changes. Future gains reported in accordance with Statement No. 125 will be dependent on the timing and amount of future securitizations. Significant securitization gains, like those recognized during the nine-months ended September 30, 1998, are expected at the time of initial securitization. The Company's estimates of future cash flows will change based on the Company's assessment of the actual performance of new and existing securitizations.

    A securitization generally involves, at the time of sale, the transfer by the Company, or by a wholly-owned subsidiary of the Company created for the securitization, of the credit card receivables generated by a pool of credit card accounts to an entity or entities created for the securitization, generally a trust or other special purpose entity (collectively referred to herein as the "Special Purpose Entities" or "SPEs"). The SPEs typically issue certificates or participation interests representing undivided interests in the receivables that have been transferred to the SPEs. The credit quality of the receivables is typically supported by credit enhancement which, among other things, includes the subordination of the Company's retained interests in the receivables pool. The securitization results in the removal of the receivables, other than the Company's retained interests, from the Company's Balance Sheet for financial reporting purposes. In general, the Company's current securitization structures provide for the daily securitization of all new credit card receivables arising under the securitized accounts. In each of its securitization programs, the Company retains the risk of compliance with federal and state laws and regulations regarding the securitized accounts and any fraudulent activity with regard to such accounts.

    The receivables transferred to the SPEs include those outstanding in the designated credit card accounts at the time of the initial transfer to the SPEs and subsequent amounts arising under such accounts until the termination of the securitization facility. The Company also transfers to the SPEs the cash collected by it in payment of principal, interest and fees received on securitized receivables. The Company receives proceeds from the sale of certificates or participation interests in the SPEs to third-party commercial paper conduits. These third-party commercial paper conduits are referred to throughout this document as "investors." The Company received $12.7 million in proceeds from securitizations during 1997 and $273.4 million for the nine-month period ended September 30, 1998. These proceeds include amounts received at the initial securitization and amounts received for new receivables arising in accounts designated for the benefit of the SPEs. The Company did not securitize receivables during 1996.

    The amount of the receivables transferred to the SPEs exceeds the principal amount of the certificates or participation interests issued to investors. The Company retains an interest in the SPEs equal to the amount of retained certificates held by the Company plus the amount of the receivables in excess of the principal balance of the certificates or participation interests sold to investors. The Company records these retained interests at fair value on its Balance Sheet as "Retained Interests in Credit Card Receivables Securitized" or "Amounts Receivable from Securitization." The Company's retained interests fluctuate as clients make principal payments or incur new charges on the securitized accounts. The Company had retained interests of $16.9 million at September 30, 1997, $15.6 million at December 31, 1997 and $57.8 million at September 30, 1998.

    The Company services the credit card receivables that have been securitized and receives servicing fees ranging up to 6.0% per year of the securitized principal receivables. The Company provides all of the services typically performed for its clients either directly or by contracting with third party service providers. The securitization of the Company's receivables does not affect the Company's relationship with its clients.

    Investors are entitled to receive periodic interest payments at a floating rate. In general, the Company's floating rate issuances are based on a spread over the rate equivalent or the rate at which promissory notes are issued in the commercial paper market (hereinafter, the "commercial paper rate"). Finance charges and past due fees collected in excess of servicing fees and periodic interest payments are available to absorb the investors' share of credit losses. Investors bear the risk of default on the underlying receivables to the extent that credit losses exceed finance charges and past due fees (net of servicing fees and periodic interest payments) and the Company's retained interests in the receivables pool. Investors in the Company's securitization programs are generally entitled to receive principal payments either through monthly payments during an amortization period or in one lump sum from the proceeds of issuances of additional certificates or participation interests in the receivables pool. Prior to the commencement of an amortization period, all principal payments received on the SPEs' receivables are reinvested in new receivables generated in accounts designated for the benefit of the applicable SPE. During an amortization period, the investors receive their share of principal payments until they are paid in full.

    As an additional credit enhancement on one of the Company's securitization programs, the Company pays the excess cash collected to the investors as an accelerated amortization payment. This excess cash includes both principal and finance charge collections on the SPE's receivables in excess of the periodic interest payments to investors, servicing fees and new purchases of principal receivables. Once the investors are repaid, any remaining receivables and funds held in the SPE are payable to the Company.

MANAGED LOAN PORTFOLIO

    As of August 1997, the Company began securitizing substantially all of its credit card receivables. The securitization results in the removal of the receivables from the Company's Balance Sheet for financial reporting purposes. The Company manages, reviews and analyzes its financial performance on a "managed loan" portfolio basis as if the receivables securitized were still on the Company's Balance Sheet.

    The following table indicates the Company's net interest margin on a managed loan basis as if the receivables were not securitized and removed from the Company's Balance Sheet. The table also indicates the ending and average managed loans and the number of managed accounts. Interest income for the Company on a managed loan basis includes all net interest and late fee income on all outstanding loans less all costs associated with securitizations, including the interest expense paid to the investors.

    During the quarter ended June 30, 1998, the Company purchased a portfolio of credit card receivables with an outstanding receivables balance at the time of purchase in excess of $400 million. The presented managed loan data excludes certain of these receivables and the related accounts which at the time of purchase were closed accounts in a certain delinquency status. Management believes that these accounts were either in the process of being charged off by the seller due to a contractual 180 day delinquency or were likely to be charged off in the near term. As a result, management believes that the Company would have very little opportunity to influence the delinquency or default rates of these accounts prior to charge-off. As such, the accounts, the receivables and any activity in the accounts since the date of purchase have been excluded from any managed loan data presented. At the time of purchase, there were approximately 25,000 such accounts representing 18% of the accounts purchased and $97.1 million of the over $400 million outstanding receivables purchased.

    The portfolio acquired during the quarter ended June 30, 1998 was purchased at a substantial discount. A portion of the discount at the time of purchase related to the credit quality of the remaining loans in the portfolio and reflects the difference between the purchased face amount and the future cash collections management expects to receive with respect to the purchased face amount. The substantial discount received by the Company on the purchased portfolio exceeds the discount the Company has ascribed to the credit quality of the purchased receivables. As such, the excess discount is reported as additional interest income over the life of the portfolio for managed loan reporting and is being amortized into interest income using the interest method.

                                                                AT OR FOR THE QUARTER ENDED
                                      --------------------------------------------------------------------------------
                                       JUNE 30,    SEPTEMBER 30,  DECEMBER 31,    MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                         1997          1997           1997          1998        1998         1998
                                      -----------  -------------  -------------  -----------  ---------  -------------

                                                           (IN THOUSANDS, EXCEPT FOR PERCENTAGES)
Period-end total managed loans......   $  13,192     $  17,325      $  27,899     $  44,089   $ 397,500    $ 406,297
Period-end total managed accounts...          17            19             45            51         202          249
Total average managed loan
  portfolio.........................   $   7,798     $  15,762      $  20,983     $  37,886   $ 337,161    $ 402,751
Net interest margin on managed
  loans, annualized.................        19.9%         22.0%          17.7%         13.9%       22.7%        19.3%

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1998, COMPARED TO NINE MONTHS ENDED SEPTEMBER
  30, 1997

    Net income for the nine months ended September 30, 1998 was $20.0 million, an increase of $20.8 million over a net loss of $796,000 for the same period in 1997. The increase in net income was the result of increases in both net securitization gains of $27.9 million and other operating income of $12.7 million. Such net securitization gains were the result of the Company securitizing substantially all of its credit card receivables beginning in August 1997. The increases in income were partially offset by increases in other operating expenses of $7.4 million and income tax expense of $12.5 million. These increases were largely attributable to the growth in managed loans from $17.3 million at September 30, 1997 to $406.3 million at September 30, 1998. The increase in managed loans was the result of a portfolio purchase completed in the second quarter of 1998, as well as direct mail and telemarketing campaigns.

    Other operating income increased $12.7 million from $709,000 for the nine months ended September 30, 1997 to $13.4 million for the nine months ended September 30, 1998, primarily due to a $9.2 million increase in servicing income and a $2.2 million increase in the Company's other credit card fees. The Company receives servicing fees ranging up to 6.0% per year of the securitized principal receivables and other credit card fees, including credit card fees such as annual membership, over-limit and cash advance fees.

    Other operating expenses increased to $9.4 million for the nine months ended September 1998, from $2.0 million for the same period in 1997. This increase primarily reflects the increase in the cost of operations associated with the growth in the Company's business, including $3.9 million of additional marketing and solicitation expenses incurred during the 1998 period.

YEAR ENDED DECEMBER 31, 1997, COMPARED TO PERIOD FROM AUGUST 14, 1996
  (INCEPTION) TO DECEMBER 31, 1996

    The Company began soliciting clients in February 1997. Managed loans grew to $27.9 million as of December 31, 1997, compared with no managed loans as of December 31, 1996.

    Net securitization income and other operating income increased from $0 for the period from August 14, 1996 (inception) to December 31, 1996, to $2.0 million for the year ended December 31, 1997. Other operating expense increased to $3.6 million for the year ended December 31, 1997 from $148,000 for the period from August 14, 1996 (inception) to December 31, 1996. This increase primarily reflects the increase in the cost of operations associated with the growth in the Company's business, including $1.1 million of marketing and solicitation costs and $1.0 million of credit card servicing costs during the year ended December 31, 1997.

NET INTEREST INCOME

    Net interest income consists of net interest earned on the Company's retained interests in securitized credit card receivables. It also includes interest and late fees earned on the Company's owned credit card receivables (prior to securitizations), less interest expense on borrowings to fund such receivables. Prior to August 1997, the Company's interest income was earned on all outstanding credit card receivables. In August 1997, the Company began securitizing substantially all of its credit card receivables. The securitization results in the removal of the receivables from the Company's Balance Sheet for financial reporting purposes. A retained interests is recorded at fair value on the Company's Balance Sheet. The Company receives cash flows relating to this retained interests equal to the finance charges and past due fees in excess of the sum of the return paid to investors, estimated contractual servicing fees, credit losses and required amortization payments. This cash flow received on the Company's retained interests is recorded as interest income. The Company began issuing credit cards in 1997 and, therefore, did not recognize any interest income for the period from August 14, 1996 (inception) to December 31, 1996. Interest income totaled $2.7 million for the year ended December 31, 1997 and decreased from $1.7 million for the nine months ended September 30, 1997 to $1.2 million for the same period in 1998. Because the Company began securitizing substantially all of its credit card receivables beginning in August 1997, interest income does not proportionately change with changes in managed loans. See "--Impact of Credit Card Securitizations."

    Interest expense for the nine months ended September 30, 1998 increased to $536,000 from $361,000 for the nine months ended September 30, 1997. In April 1998, the Company entered into a promissory note with a related party in the face amount of $13.0 million. In July 1998, the note and all accrued interest were paid in full. Interest expense for the year ended December 31, 1997 totaled $361,000 and related to short-term borrowings that were paid in full in August 1997. Interest expense for the period from August 14, 1996 (inception) to December 31, 1996 was $0.

NET SECURITIZATION INCOME

    Net securitization income represents increases in the present value of estimated cash flows the Company expects to receive over the estimated life of the receivables securitized. The cash flows represent finance charges and past-due fees in excess of the sum of the return paid to the investors, servicing fees, credit losses and required amortization payments. Securitization income is recognized at the time of the initial securitization and is recognized throughout the securitization period on the credit card receivables arising under the accounts after the initial sale. Net securitization income for the nine months ended September 30, 1998 increased to $27.8 million from expense of $97,000 for the nine months ended September 30, 1997. The Company capitalizes certain amounts paid to third parties related to its credit card receivable securitizations. Such amounts include legal fees and fees incurred for services provided for establishing securitization facilities that have ongoing benefit to the Company, such as the Master Trust which the Company expects to utilize for future securitizations. Since the Company did not begin securitizing receivables until August 1997, the amortization expense related to these capitalized costs exceeded the securitization income earned during the period ended September 30, 1997, resulting in net expense for that period. Net securitization income for the year ended December 31, 1997 totaled $628,000 and was $0 for the period from August 14, 1996 (inception) to December 31, 1996.

    The increase in the Company's net securitization income is due to the increase in the volume of credit card receivables securitized. The Company did not securitize any credit card receivables until August 1997. The Company securitized credit card receivables with total outstanding principal receivable balances of $30.8 million during the year ended December 31, 1997 and securitized $462.3 million for the nine-month period ended September 30, 1998. These reported amounts include both the outstanding principal balances of credit card accounts at the time the accounts were securitized and the outstanding receivables arising under the accounts after the initial sale. The significant increase in the total receivables securitized during the nine months ended September 30, 1998 is due in part to the outstanding credit card receivables securitized by the Company relating to a portfolio purchased by the Company during the nine months ended September 30, 1998.

OTHER OPERATING INCOME

    Other operating income consists of the following for the periods indicated:

                                                                                                        NINE MONTHS
                                                             PERIOD FROM                            ENDED SEPTEMBER 30,
                                                           AUGUST 14, 1996
                                                           (INCEPTION) TO          YEAR ENDED       --------------------
                                                          DECEMBER 31, 1996     DECEMBER 31, 1997     1997       1998
                                                        ---------------------  -------------------  ---------  ---------
                                                                             (DOLLARS IN THOUSANDS)
Servicing income......................................        $      --             $      --       $      --  $   9,178
Other credit card fees................................               --                   911             546      2,765
Interchange fees......................................               --                   279             152      1,087
Ancillary products....................................               --                    37              11        387
Other.................................................               --                   156              --         --
                                                                  -----                ------       ---------  ---------
    Total other operating income......................        $      --             $   1,383       $     709  $  13,417
                                                                  -----                ------       ---------  ---------
                                                                  -----                ------       ---------  ---------

    The Company began soliciting clients in February 1997, and as a result, the Company had no operating income from August 14, 1996 (inception) to December 31, 1996 and only $709,000 for the nine months ended September 30, 1997. The significant increase in other operating income to $13.4 million for the first nine months of 1998 relates to the growth in the Company's managed loan portfolio over that same nine-month period. The Company's managed loans grew from $27.9 million at December 31, 1997 to $406.3 million at September 30, 1998. The Company services the credit card receivables that have been securitized and recognized servicing income ranging up to 6.0% of the average principal receivables outstanding during the period. Other credit card fees include credit card fees such as annual membership, over-limit and cash advance fees. Interchange fees are the portion of the merchant fee assessed by Visa and passed on to the Company on the purchase volume on the Company's credit card receivables. Ancillary product revenues are associated with the fee-based products and services that the Company markets to its clients.

OTHER OPERATING EXPENSE

    Other operating expense consists of the following for the periods indicated:

                                                             PERIOD FROM                             NINE MONTHS ENDED
                                                           AUGUST 14, 1996                             SEPTEMBER 30,
                                                           (INCEPTION) TO          YEAR ENDED       --------------------
                                                          DECEMBER 31, 1996     DECEMBER 31, 1997     1997       1998
                                                        ---------------------  -------------------  ---------  ---------
                                                                             (DOLLARS IN THOUSANDS)
Salaries and benefits.................................        $      --             $     429       $     260  $     731
Credit card servicing.................................               --                 1,008             651      1,669
Marketing and solicitation............................               27                 1,081             340      4,289
Professional fees.....................................               20                   252             211        604
Data processing.......................................               --                   156              88        959
Net occupancy.........................................               --                    35              19        111
Ancillary product expense.............................               --                    --              --        213
Other.................................................              101                   650             422        802
                                                                  -----                ------       ---------  ---------
    Total other operating expense.....................        $     148             $   3,611       $   1,991  $   9,378
                                                                  -----                ------       ---------  ---------
                                                                  -----                ------       ---------  ---------

    Other operating expense for the nine months ended September 30, 1998 increased to $9.4 million from $2.0 million for the nine months ended September 30, 1997 due primarily to increases in marketing and solicitation, credit card servicing and data processing expenses. Other operating expense for the year ended December 31, 1997 increased to $3.6 million from $148,000 for the period from August 14, 1996 (inception) to December 31, 1996. This increase primarily reflects increased credit card servicing and marketing and solicitation expenses. In each case, the increases in operating expenses were associated with the growth in the Company's credit card receivables. Ancillary product expenses relate to the Company's debt waiver products and include expenses associated with claim reserves and program administrative expenses. Other expenses include depreciation and other general and administrative costs.

INCOME TAXES

    As further described in Note 1 to the Company's Consolidated Financial Statements included elsewhere in this Prospectus, the Company was a limited partnership until it merged into a corporation on August 29, 1997. For the period from August 14, 1996 (inception) through August 28, 1997, the entity was a limited partnership, and, as a result it did not record an income tax provision. Because the Company did not have income related to its activities for the year ended December 31, 1997, it did not record an income tax provision for that year. The Company recognized a deferred tax asset for the year ended December 31, 1997 due to certain tax loss carryforwards, but recorded a valuation allowance related to the deferred asset, resulting in a net deferred tax asset of $0.

    The Company's provision for income taxes since merging into a corporation includes both federal and state income taxes. Tax expense for the nine months ended September 30, 1998 was $12.5 million. The Company's effective tax rate was 38.4% for the nine months ended September 30, 1998.

ASSET QUALITY

    The Company's delinquency and net loan charge-off rates at any point in time reflect, among other factors, the credit risk of receivables, the average age of the Company's credit card accounts, the timing of portfolio purchases, the success of the Company's collection and recovery efforts and general economic conditions. The average age of the Company's credit card account portfolio affects the stability of delinquency and loss rates of the portfolio.

    The Company's strategy for managing delinquency and loan losses consists of active account management throughout the client relationship. This strategy includes credit line management and risk-based pricing so that the Company maintains an acceptable profit margin based on the risk of the credit card accounts.

    DELINQUENCIES. Delinquencies have the potential to impact earnings in the form of net loan losses which impact the value of the Company's retained interests in securitizations. Delinquencies are also costly in terms of the personnel and resources dedicated to resolving them. A credit card account is contractually delinquent if the minimum payment is not received by the specified date on the client's statement. It is the Company's policy to continue to accrue interest and fee income on all credit card accounts, except in limited circumstances, until the account and all related loans, interest and other fees are charged off. See "--Net Charge-Offs."

    The following table presents the delinquency trends of the Company's credit card receivables portfolio on a managed loan portfolio basis:

                                                                        AT THE QUARTER ENDED
                                      -----------------------------------------------------------------------------------------
                                              JUNE 30,               SEPTEMBER 30,              DECEMBER 31,         MARCH 31,
                                                1997                      1997                      1997               1998
                                      ------------------------  ------------------------  ------------------------  -----------
                                                      % OF                      % OF                      % OF
                                        AMOUNT        TOTAL       AMOUNT        TOTAL       AMOUNT        TOTAL       AMOUNT
                                      -----------     -----     -----------     -----     -----------     -----     -----------
                                                                       (DOLLARS IN THOUSANDS)
TOTAL MANAGED LOAN PORTFOLIO (1):
  Loans Delinquent:
    30 to 59 days...................   $      81          0.6%   $     500          2.9%   $     678          2.4%   $     928
    60 to 89 days...................      --              0.0          330          1.9          446          1.6          531
    90 or more......................      --              0.0          314          1.8        1,021          3.7        1,135
                                                           --                        --                        --
                                           -----                -----------               -----------               -----------
      Total 30 or more..............   $      81          0.6%   $   1,144          6.6%   $   2,145          7.7%   $   2,594
                                                           --                        --                        --
                                                           --                        --                        --
                                           -----                -----------               -----------               -----------
                                           -----                -----------               -----------               -----------
      Total 60 or more..............   $  --              0.0%   $     644          3.7%   $   1,467          5.3%   $   1,666
                                                           --                        --                        --
                                                           --                        --                        --
                                           -----                -----------               -----------               -----------
                                           -----                -----------               -----------               -----------


                                                          JUNE 30,             SEPTEMBER 30,
                                                            1998                    1998
                                                   ----------------------  ----------------------
                                         % OF                    % OF                    % OF
                                         TOTAL      AMOUNT       TOTAL      AMOUNT       TOTAL
                                         -----     ---------     -----     ---------     -----

TOTAL MANAGED LOAN PORTFOLIO (1):
  Loans Delinquent:
    30 to 59 days...................         2.1%  $  21,294         5.4%  $  27,186         6.7%
    60 to 89 days...................         1.2      12,824         3.2      17,119         4.2
    90 or more......................         2.6       4,053         1.0      25,596         6.3
                                              --                      --
                                                   ---------               ---------         ---
      Total 30 or more..............         5.9%  $  38,171         9.6%  $  69,901        17.2%
                                              --                      --
                                              --                      --
                                                   ---------               ---------         ---
                                                   ---------               ---------         ---
      Total 60 or more..............         3.8%  $  16,877         4.2%  $  42,715        10.5%
                                              --                      --
                                              --                      --
                                                   ---------               ---------         ---
                                                   ---------               ---------         ---

------------------------

(1) During the quarter ended June 30, 1998, the Company purchased a portfolio of credit card receivables. The presented managed loan delinquency data excludes certain of these receivables and the related accounts, which at the time of purchase were closed accounts in a certain delinquency status. Management believes that these accounts were either in the process of being charged off by the seller due to a contractual 180 day delinquency or were likely to be charged off in the near term. Because of the accounts' closed and delinquent status at the time of purchase, management believes that the Company would have very little opportunity to influence the delinquency or default rates of these accounts prior to charge-off. As such, the accounts and the receivables have been excluded from the managed loan delinquency data presented. At the time of purchase, there were approximately 25,000 such accounts, representing 18% of the accounts purchased, with $97.1 million of outstanding receivables.

    The significant increase in the Company's delinquencies beginning in the quarter ended June 30, 1998 is due in part to the portfolio purchase that occurred in that period. The increase throughout the periods presented is also due to an increase in the average age of the Company's originated portfolio during these periods. The following table separately reports the Company's loan delinquency trends for its originated portfolio and for its purchased portfolio:

                                                                          AT OR FOR THE QUARTER ENDED
                                               ---------------------------------------------------------------------------------
                                                 JUNE 30,       SEPTEMBER 30,      DECEMBER 31,        MARCH 31,      JUNE 30,
                                                   1997             1997               1997              1998           1998
                                               -------------  -----------------  -----------------  ---------------  -----------

                                                                                  % OF TOTAL
                                               ---------------------------------------------------------------------------------
                                                                            (DOLLARS IN THOUSANDS)
Originated Portfolio
Loans Delinquent:
  30 to 59 days..............................          0.6%             2.9%               2.4%              2.1%           2.7%
  60 to 89 days..............................       --                  1.9                1.6               1.2            1.9
  90 or more.................................       --                  1.8                3.7               2.6            3.0
                                                        --               --                 --                --
                                                                                                                            ---
Total 30 or more.............................          0.6%             6.6%               7.7%              5.9%           7.6%
                                                        --               --                 --                --
                                                        --               --                 --                --
                                                                                                                            ---
                                                                                                                            ---
Total 60 or more.............................          0.0%             3.7%               5.3%              3.8%           4.9%
                                                        --               --                 --                --
                                                        --               --                 --                --
                                                                                                                            ---
                                                                                                                            ---
Purchased Portfolio (1)
Loans Delinquent:
  30 to 59 days..............................       --               --                 --                --                5.9%
  60 to 89...................................       --               --                 --                --                3.5
  90 or more.................................       --               --                 --                --                0.6
                                                        --               --                 --                --
                                                                                                                            ---
Total 30 or more.............................       --               --                 --                --               10.0%
                                                        --               --                 --                --
                                                        --               --                 --                --
                                                                                                                            ---
                                                                                                                            ---
Total 60 or more.............................       --               --                 --                --                4.1%
                                                        --               --                 --                --
                                                        --               --                 --                --
                                                                                                                            ---
                                                                                                                            ---


                                                 SEPTEMBER 30,
                                                     1998
                                               -----------------

Originated Portfolio
Loans Delinquent:
  30 to 59 days..............................            3.1%
  60 to 89 days..............................            2.2
  90 or more.................................            4.2

                                                         ---
Total 30 or more.............................            9.5%

                                                         ---
                                                         ---
Total 60 or more.............................            6.4%

                                                         ---
                                                         ---
Purchased Portfolio (1)
Loans Delinquent:
  30 to 59 days..............................            7.8%
  60 to 89...................................            4.8
  90 or more.................................            7.0

                                                         ---
Total 30 or more.............................           19.6%

                                                         ---
                                                         ---
Total 60 or more.............................           11.8%

                                                         ---
                                                         ---

------------------------------

(1) At dates prior to the quarter ended June 30, 1998, the Company did not have a purchased portfolio.

    The Company began originating accounts in February 1997. As the average age of the Company's originated portfolio increases, it is likely that delinquency rates will increase.

    During the quarter ended June 30, 1998, the Company purchased a portfolio. The purchase price was at a substantial discount from the face amount of the credit card receivables outstanding. The discount totaled $211 million at the time of purchase. A portion of the discount related to $97.1 million in receivables identified by the Company as being at or near charge-off at the time of purchase, and these receivables are excluded from all managed loan data. The $97.1 million of receivables were primarily in loan delinquency categories of 60 or more days past due. As of June 30, 1998, this left very few accounts remaining in certain delinquency categories presented in the preceding table. During the quarter ended September 30, 1998, accounts rolled into the delinquency categories that were previously low due to the account exclusion noted above. The Company also estimated that an additional $70 million of the discount at the time of purchase related to the credit quality of the remaining loans in the portfolio and reflects the difference between the purchased face amount and the future cash collections management expected to receive with respect to the purchased face amount. Until these accounts charge off, it is management's expectation that the purchased portfolio will continue to have delinquency rates substantially higher than its originated portfolio.

    NET CHARGE-OFFS. Net charge-offs include the principal amount of losses from clients unwilling or unable to pay their loan balance, as well as bankrupt and deceased clients, less current period recoveries. Net charge-offs exclude accrued finance charges and fees, which are charged against the related income at the time of charge-off. Losses from fraudulent activity in accounts are also excluded from net charge-offs and are included separately in other operating expenses. The Company generally charges off loans during the period in which the loan becomes contractually 180 days past due. However, bankrupt accounts and the accounts of deceased clients without a surviving, contractually liable individual or an estate large enough to pay the debt in full are charged off immediately upon notification of the client's bankruptcy or death.

    As previously noted, the Company excluded from managed loan data closed accounts in a certain delinquency status and their related receivables. As of June 30, 1998, this left very few accounts remaining in certain of the delinquency categories presented in the preceding table. In future quarters, purchased accounts will move into the delinquency categories presented in the previous table, which initially contained fewer accounts due to the exclusion. Since charge-offs are correlated with late stage delinquency categories, the Company expects the net charge-offs experienced on its receivables portfolio to increase in future quarters. The Company plans to continue to focus its resources on refining its credit underwriting standards for new accounts and to increase its focus on collection and post charge-off recovery efforts to minimize losses. The following table presents the Company's net charge-offs for the periods indicated on a managed loan portfolio basis:

                                                                   FOR THE QUARTER ENDED
                                      --------------------------------------------------------------------------------
                                       JUNE 30,    SEPTEMBER 30,  DECEMBER 31,    MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                         1997          1997           1997          1998        1998         1998
                                      -----------  -------------  -------------  -----------  ---------  -------------
                                                                   (DOLLARS IN THOUSANDS)
TOTAL MANAGED LOAN PORTFOLIO :
Average loans outstanding...........   $   7,798     $  15,762      $  20,983     $  37,886   $ 337,161    $ 402,751
Net charge-offs.....................           1            70            334           928       3,600       11,833
Pro forma net charge-offs...........           1            70            334           928       1,179        3,584
Net charge-offs as a percentage of
  average loans outstanding
  (1)(2)............................         0.1%          1.8%           6.4%          9.8%        4.3%        11.8%
Pro forma charge-off
  percentage(1)(2)..................         0.1           1.8            6.4           9.8         1.7          4.2

------------------------

(1) Annualized.

(2) During the quarter ended June 30, 1998, the Company purchased a portfolio. The purchase price was at a substantial discount from the face amount of the credit card receivables outstanding. The discount totaled $211 million at the time of purchase. A portion of the discount relates to the $97.1 million in receivables identified by the Company as being at or near charge-off at the time of purchase, and such receivables are excluded from all managed loan data. Approximately $70 million of the discount at the time of purchase related to the credit quality of the remaining loans in the portfolio and reflects the difference between the purchased face amount and the future cash collections management expects to receive with respect to the purchased face amount. For purposes of reporting pro forma charge-off ratios on managed loans, this discount related to credit quality has been utilized to offset a portion of actual net charge-offs.

    CREDIT LOSSES. For securitized receivables, anticipated losses are reflected in the calculations of net securitization income. Provisions for loan losses are made in accordance with Statement of Financial Accounting Standards No. 5 ("Statement No. 5"), which requires provisions in amounts necessary to maintain the allowance at a level estimated to be sufficient to absorb probable future losses of principal and earned interest, net of recoveries (including recovery of collateral, if applicable). In evaluating credit losses, the Company takes into consideration several factors, including (i) historical charge-off and recovery activity by receivables portfolio, (ii) recent and expected delinquency and collection trends by receivables portfolio, (iii) the impact of current economic conditions and recent economic trends on the clients' ability to repay and (iv) the risk characteristics of the portfolios. The Company uses historical loss information from third parties has been used to refine estimated delinquency patterns by credit risk pool. This external data consists of the results from a test conducted by a third party contracted by the Company which analyzed a group of consumers management believed to be very similar to the Company's target market and additional credit risk data obtained from two other external portfolios.

    Substantially all of the Company's credit card receivables have been securitized. As the Company has securitized its receivables it has removed them from its Balance Sheet and has also relieved any allowance for loan losses on its Balance Sheet.

INTEREST RATE SENSITIVITY AND MARKET RISK

    Interest rate sensitivity is comprised of basis risk and gap risk. Basis risk is caused by the difference in the interest rate indices used to price assets and liabilities. Gap risk is caused by the difference in repricing intervals between assets and liabilities. Market risk is the risk of loss from adverse changes in market prices and rates. The Company's principal market risk is related to changes in interest rates. This affects the Company directly in its lending and borrowing activities, as well as indirectly as interest rates may impact the payment performance of the Company's clients.

    The Company attempts to minimize the impact of market interest rate fluctuations on net interest income and net income by regularly evaluating the risk inherent in its asset and liability structure, including its off-balance sheet assets and liabilities such as securitized receivables. This risk arises from continuous changes in the Company's asset and liability mix, changes in market interest rates, including changes affected by fluctuations in the yield curve, payment trends on the Company's interest-bearing assets and payment requirements on the Company's interest-bearing liabilities, and the general timing of all other cash flows. To manage the Company's direct risk to market interest rates, management actively monitors market interest rates and the interest sensitive components of the Company's managed balance sheet. Management seeks to minimize the impact of changes in interest rates on the fair value of assets, net income and cash flow primarily by matching asset and liability repricings. There can be no assurance that management will be successful in its attempt to manage such risks.

    The Company attempts to minimize gap risk by utilizing variable interest rates in pricing its securitization transactions in an effort to match the variable rate pricing of the underlying receivables sold to the SPEs. At September 30, 1998, all of the Company's credit card receivables and other interest-bearing assets had variable rate pricing, with loans carrying annual percentage rates at a spread over the prime rate, subject to certain interest rate floors. At September 30, 1998, the Company had $229.8 million in variable rate, interest-bearing liabilities, both on-balance sheet and through securitizations. Since both managed interest-bearing assets and liabilities reprice every 30 days, the Company believes that the impact of a change in interest rates would not be material to the financial performance of the Company.

    The Company incurs basis risk because it funds managed assets at a spread over the commercial paper rate while the rates on the underlying assets are indexed to the prime rate. This basis risk results from the potential variability in the spread between the prime rate and the commercial paper rate over time. The Company has not currently hedged or altered this basis risk due to the cost of hedging such risk versus the benefits from elimination of this risk.

    The Company believes it is not exposed to any material foreign currency exchange rate risk or commodity price risk.

LIQUIDITY, FUNDING AND CAPITAL RESOURCES

    The Company's goal is to maintain an adequate level of liquidity through active management of assets and liabilities. Because the characteristics of the Company's assets and liabilities change, liquidity management is a dynamic process affected by the pricing and maturity of the Company's assets and liabilities.

    A significant source of liquidity for the Company has been the securitization of credit card receivables. During the year ended December 31, 1997, and for the first nine months of 1998, the Company received net proceeds of $12.7 million and $273.4 million, respectively, from sales of its credit card receivables through securitizations. The Company used cash generated from these transactions to reduce short-term borrowings and to fund further credit card receivables growth. In addition, in April 1998, the Company entered into a promissory note with a related party in the face amount of $13.0 million. In July 1998, the note and all accrued interest were paid in full. In August 1998, the

Company issued shares of Common Stock to an unrelated investor for cash proceeds of $10.0 million. In November 1998, the Company purchased a portfolio of credit card receivables. The portfolio included approximately 58,000 accounts and in excess of $130.0 million in receivables. The Company financed this purchase primarily through a securitization with a new securitization facility.

    The maturity terms of the Company's securitizations vary. Once repayment begins, payments from clients on credit card receivables are accumulated for the SPEs' investors and are no longer reinvested in new credit card receivables. At that time, the Company's funding requirements for such new credit card receivables will increase accordingly. The occurrence of certain events may also cause the securitization transactions to amortize earlier than scheduled. Such events include, in the case of the Company's Master Trust, a decline in the securitized receivables portfolio's annual yield (the sum of finance charges and past due fees, less servicing fees and net credit losses) below a base rate (generally equal to the weighted average rate of interest on the certificates). In the case of the Company's other securitization programs, such events include an increase in the charge-off rates or a decline in the payment rates in excess of certain agreed upon thresholds. These events would accelerate the need to utilize alternative funding sources. Under each of the Company's securitization structures, the applicable amortization period, if any, has not yet commenced. The Company believes that securitizations will continue to be a reliable source of funding but can give no assurance that securitizations will provide
sufficient funding. As of                  , the Company had total
securitization facilities of $      and had utilized $      of such facilities.

YEAR 2000

    The Year 2000 Problem is a result of computer programs using two digit years instead of four digits. As a result, these computer programs do not properly recognize dates in any year that begins with "20" instead of "19" and may malfunction when presented with such dates. The Year 2000 Problem may effect not only the Company's software systems, but also critical software used by suppliers of goods and services and financial institutions with which the Company does business.

    Although most of the Company's existing information systems are less than two years old and were originally designed for year 2000 compliance, the Company has created a year 2000 project team to identify, address and monitor internal systems and vendor issues related to the Year 2000 Problem. The Company has tested all internally developed information and operational systems, including hardware, software, and systems interfaces, for year 2000 compliance. Where necessary, the Company has converted such systems to a format that the Company believes will assure system and data integrity in the year 2000 and thereafter. Although the Company expects to have all of its internal system modifications complete by the end of 1998, unforeseen problems could arise in the year 2000 giving rise to delays and malfunctions which may impact the Company's results of operations. In addition, the Company is discussing with outside third party providers of services, systems and networks whether these outside vendors have satisfactorily addressed their year 2000 systems issues. The Company's most critical outside vendors have provided their year 2000 project plans. These vendors have warranted the accuracy and reliability of systems, reports, and data related to the performance of the services provided by them and their affiliates in relation to the year 2000 issue. Due to its critical nature, the Company will participate in the year 2000 testing of its credit card processor, TSYS, during the first two quarters of 1999. Although the Company is taking these and other precautionary measures to assure that it is not vulnerable to the failure by its third party vendors to make necessary system modifications, there can be no assurance that the Company's third party vendors will successfully address all of their year 2000 issues. The Company has contingency plans that include, in the event of vendor or software non-compliance, identification and replacement of critical products or services as appropriate.

    The Company believes that it has adequate resources to achieve year 2000 compliance for any of its systems which are found to be non-compliant. The Company's costs associated with the year 2000 issue relate primarily to the management of vendor project plans and participation in testing. If the

Company determines that its non-information technology systems and office equipment will not be year 2000-compliant, then the Company will incur the replacement cost of those systems. The Company is currently preparing cost estimates for those systems. However, management does not believe that these costs will have a material impact on the Company's results of operations or financial condition. The majority of the products used by the Company are either year 2000-compliant at present or can be replaced with a year 2000-compliant product or vendor at costs not materially different from current costs. The Company believes that there is, however, a significant risk that the legacy systems of TSYS include unremediated Year 2000 Problems. This vendor has an extensive plan to develop and test its systems for compliance. However, any failure by TSYS to fully remediate its Year 2000 Problem could have a material adverse effect on the Company. As such, the Company plans to be proactive in the monitoring of TSYS' year 2000 project plans.

RECENT ACCOUNTING PRONOUNCEMENTS

    As of January 1, 1998, the Company implemented FASB Statement of Financial Accounting Standards No. 130 ("Statement No. 130"), which established new rules for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Application of Statement No. 130 has not impacted amounts previously reported for net income or affected the comparability of previously issued financial statements, as the Company currently has no financial statement items included in the definition of comprehensive income.

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement No. 131"). Statement No. 131 superseded FASB Statement No. 14. "Financial Reporting for Segments of a Business Enterprise." Statement No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will adopt the new standard beginning with its annual financial statements for the year ended December 31, 1998.

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed For or Obtained For Internal Use" ("SOP 98-1"). SOP 98-1 is effective for the Company beginning on January 1, 1999. SOP 98-1 will require the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. Adoption of SOP 98-1 is not expected to have a material impact on the results of operations or financial position of the Company.

    In April 1998, the AICPA issued Statement of Position 98-5 "Reporting the Costs of Start Up Activities" ("SOP 98-5"). SOP 98-5 provides guidance on the financial reporting of start up costs and organization costs and is effective for fiscal years beginning after December 15, 1998. Adoption of SOP 98-5 is not expected to have a material impact on the results of operations or financial position of the Company.

    In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"), which is required to be adopted in years beginning after June 15, 1999. Adoption of Statement No. 133 is not expected to have a material impact on the results of operations or financial position of the Company.

                                    BUSINESS

THE COMPANY

    CompuCredit is an information-based, technology-driven credit card company. The Company originates and purchases credit card receivables and is a direct marketer of fee-based products and services to its credit card clients. The Company's current credit product is the Aspire Visa credit card, which the Company offers to its clients on an unsecured basis. There are currently four types of Aspire Visa branded cards: Classic, Gold, Platinum and Aspire Diamond. In addition, the Company markets products and services to its clients for which it earns fees. These products include life insurance, card registration, telecommunication products and services, memberships in preferred buying clubs, travel services and debt waiver programs in the event of disability or unemployment of the client. The Company uses proprietary analytical techniques and information provided by credit bureaus to target consumers who management believes are under-served by more traditional providers of credit-related products. Consumers in this under-served market typically rely more heavily on finance companies and retail store credit cards to meet their consumer credit needs and are less likely than others to have general-purpose credit cards. Some of these consumers have had a delinquency, a default or a bankruptcy in their credit histories, but have, in the Company's view, demonstrated recovery. Other consumers in this target market are establishing or expanding their credit.

    The Company was formed in August 1996 and has grown significantly since it began soliciting clients in February 1997. For the nine months ended September 30, 1998, the Company had net income of $20.0 million as compared to a net loss of $725,000 for fiscal 1997. As of September 30, 1998, the Company had 249,000 accounts with an aggregate managed portfolio of $406.3 million of credit card receivables. The Company intends to continue the growth of its portfolio through offers of credit cards to pre-selected consumers and purchases of credit card receivables and may utilize either or both of these means to varying degrees, depending upon its assessment of the most cost-efficient means of account growth.

THE CREDIT CARD INDUSTRY

    At the end of March 1998, American consumers held an aggregate of $1.2 trillion of debt, exclusive of home mortgages. The Board of Governors of the Federal Reserve System estimates that the size of the revolving credit market in the United States was in excess of $530 billion as of March 1998. The Company believes that the purchasing convenience associated with unsecured credit cards has driven increased usage of credit cards and has made them the preferred consumer credit vehicle.

    Historically, traditional lenders (primarily traditional banking organizations) have enjoyed significant advantages in consumer lending compared to non-bank providers of consumer loans. However, a broadening access to capital, coupled with technological advances, has diminished the advantage of banks relative to non-banks. Attractive financing arrangements are now available through the issuance of credit card asset-backed securities. Access to the securitization market has enabled non-banks (such as the Company) to competitively fund receivables growth.

    During the 1990's, large banks with highly focused credit card organizations, as well as "monoline" banking organizations specializing in credit card lending, have dominated the U.S. credit card market. The Company believes that the market's recent history suggests that future industry growth and success will continue to be experienced primarily by highly focused, technology-driven organizations that are adept at information-based marketing.

    Credit card issuers make credit cards available to their clients in a variety of ways. Many issuers offer cards as a convenience to existing clients--a strategy to create greater affinity and client loyalty. This is generally the case with credit cards offered by department stores as well as smaller banks and credit unions. To apply for such a card the consumer typically completes an application that is reviewed by the issuer for approval. In contrast, for the larger issuers who control the vast majority of the market, the most cost-effective means to achieve the growth rates they seek is the mass mailing of credit card offers. Often this process is accomplished by obtaining a list of names from one of the national credit bureaus. The Company believes that the individuals on those lists will have met certain credit guidelines established by these credit card issuers, typically based on widely-used credit underwriting practices in the industry.

    The Company believes that the key challenges for credit card issuers in the near future will be (i) the management of credit quality, (ii) the management of client attrition and retention and (iii) new account acquisition strategies. The Company believes that as credit card issuers continue to use standard risk assessment and target marketing tools, niches of under-served clients who will actually perform better than their generic credit score indicates will continue to develop. This will create opportunity for specialty issuers with the information systems and expertise to market consumer credit products to these client segments profitably.

THE COMPANY'S DATABASE SYSTEM

    The Company has developed a proprietary database management system which supports all of the decision-making functions, including target marketing, solicitation, application processing, account management and collections activities. The database system is a comprehensive information warehouse that maintains critical information regarding a client throughout the client's relationship with the Company. The system's purpose is to gather, store and analyze the data necessary to facilitate the Company's target marketing and risk management decisions.

[The omitted graphical material includes five rectangular boxes arranged vertically with a downward arrow from each. The boxes are labeled (in order):
Target Marketing, Solicitation, Application Processing, Account Management, and Collections and Delinquency Management.]

    The Company's database system captures combinations of client information gathered in the target marketing and solicitation phases of the client relationship and additional data gathered throughout the remainder of the relationship, including client behavior patterns. By combining this information, the Company has established an analytical database linking static historical data with actual client performance. The following is a partial listing of the data elements maintained by the Company's database system with respect to each phase of the client relationship:

[The omitted graphical material includes four boxes, each one referring to a particular phase of the client relationship. The boxes include a partial listing of data elements. The first box is titled Target Marketing and lists Credit Bureau Data, Demographic Data, Previous Solicitation History, Target Marketing Scores and Risk Scores. The second box is titled Solicitation and Application Processing and lists Credit Bureau Data, Demographic Data, Original Pricing Credit Line Offer and Potential Pricing/ Credit Line Offers. The third box is titled Account Management and lists Payment History, Balance, Credit Line, Revenue, Behavior Scores and Transaction Data. The last box is titled Collections and Delinquency Management and lists Payment History, Previous Collections Efforts, Balance, Credit Line and Credit Bureau Data.]

    The Company's database system enables management to rapidly evaluate and respond to changes in the risk profile of a client throughout the relationship. The intranet interface--the internal computer network which allows management access to the database--provides the Company with timely and easy access to the data.

[The omitted graphical representation illustrates the Company's use of its database management system to process data gathered throughout the client relationship and to provide CompuCredit management with critical information. The figure consists of three rows of boxes. The first row includes five squares labeled Target Marketing Data, Solicitation and Application Processing, Fee-Based Product Marketing Data, Account Management Data and Collections Data, with arrows from each box to and from the second row which contains one rectangular box labeled Database Management System. The Database Management System rectangular box has an arrow to and from the third row which has a rectangular box labeled CompuCredit Management. An arrow pointing left to right labeled Intranet Interface points to the arrow between the box titled Database Management System and the box CompuCredit Management.]

    The use of a single database system for all phases of the client relationship enables the Company to continuously refine and optimize target marketing and portfolio management decisions on the basis of continuous feedback. Management believes that this capability has been critical in identifying under-served segments which the Company anticipates will be profitable and which have been overlooked by traditional providers of credit-related products.

TARGET MARKETING SYSTEM

    Since 1996, the Company has worked with a national credit bureau to develop proprietary risk evaluation systems using credit bureau data. Initially, the Company developed the systems using randomly selected historical data sets of payment history on all types of consumer loans. Since March 1997, these proprietary risk evaluation systems include the specific behavior of CompuCredit's clients. The Company's systems enable the Company to segment clients into narrower ranges within each FICO score range. The Company believes that this sub-segmentation enables the Company to avoid unacceptable credit risk and to price its products more effectively.

    Within each FICO score range, the Company evaluates every potential client using numerous credit and marketing segmentation methods derived from a variety of data sources. The Company places potential clients into unique product offering segments based upon combinations of factors reflecting the Company's assessment of credit risk, bankruptcy risk, supply of revolving credit, demand for revolving credit and payment capacity. These product offering segments are chosen to meet the following primary target marketing strategies:

    - Marketing to those under-served client segments who have acceptable credit and bankruptcy risk and who have the highest revenue potential within those segments;

    - Providing a variety of general-purpose credit cards to satisfy the different financial needs of various segments of the under-served market; and

    - Providing a variety of fee-based ancillary products and services to leverage the Company's relationship with the under-served client.

    The Company focuses its marketing programs on those client segments which have high revenue potential when compared to other segments and demonstrate acceptable credit and bankruptcy risk. The Company seeks to accomplish this by establishing, for each client segment, the appropriate risk-based pricing level that will maintain an acceptable response rate to the Company's direct mail and telemarketing campaigns. During 1997 and the nine months ended September 30, 1998, the Company solicited more than 7.9 million potential clients and experienced a response rate that the Company believes is significantly higher than the overall rate experienced by the credit card industry. The Company believes the key to these efforts is the use of its unique systems to evaluate credit risk more effectively than the use of FICO scores alone.

    Based on research it has conducted with a national credit bureau, the Company has determined that there are approximately 82 million consumers in the United States who it believes are under-served by consumer credit grantors. These are consumers who the Company believes are not being solicited with offers of credit cards on a pre-selected basis as often as other consumers. These under-served consumers are often served only by finance companies and retail store credit card issuers, both of which offer far less consumer utility than a bankcard. Using its proprietary scoring models, the Company believes that, at any given time, approximately 20 to 25 million of these 82 million under-served consumers present levels of credit risk acceptable for the Company's product. Since 1996, the Company has conducted periodic research that indicates that, while the size of this universe of 20 to 25 million potential clients has been relatively constant, the composition of this group has changed to a significant degree over time as individuals' credit characteristics change relative to the Company's criteria (i.e., different consumers are included in the pool of potential clients at any given time). The Company believes that these consumers have a need for convenient credit, are avoided by most issuers, will respond positively to an offer and will repay satisfactorily. The Company believes that by using its sophisticated database system, it can apply advanced mathematical techniques to the under-served market to identify profitable client segments and the appropriate pricing strategies for each of these segments.

    CompuCredit's client solicitation strategy is to test several differently priced products against unique pools of potential clients with similar risk characteristics. The results of direct mail and telemarketing campaigns and follow-up mailings are continuously monitored and analyzed using the Company's proprietary database system.

    CompuCredit offers its Classic, Gold, Platinum and Diamond cards in a variety of product offerings varying by the amount of the credit line, the interest rate and the annual fee:

CHARACTERISTIC                                   RANGE OF OFFERINGS
-----------------------------------------------  ---------------------------------------------
Initial Credit Line............................  $500 to $10,000
APR............................................  Prime + 7.40% to Prime + 21.75%
Annual Fee.....................................  $0 to $100

    Product offerings for a particular client are determined by examining a number of factors in the client's credit file, including the Company's assessment of credit risk, bankruptcy risk, supply of revolving credit, demand for revolving credit, payment criteria and revenue potential, among other factors.

TARGET MARKETING IN PORTFOLIO ACQUISITIONS

    The Company anticipates growing its receivables portfolio through the aggressive use of its target marketing system to originate clients through direct mail and telemarketing campaigns. The Company expects that it will also pursue growth through the opportunistic purchase of existing credit card portfolios. The Company utilizes the same analytical systems employed in its direct mail and telemarketing campaigns to seek to purchase portfolios that are primarily comprised of under-served clients. The Company's strategy for its purchased portfolios is to use its numerous credit and marketing segmentation methods to select those accounts to which an Aspire credit card will be issued and to use its proprietary account management systems to enhance the performance of the portfolio and to market fee-based ancillary products and services to the new clients. As with the account origination process, each client is evaluated using numerous credit and marketing segmentation methods derived from a variety of data sources. Clients are placed into unique product offering segments based upon combinations of factors reflecting their credit risk, bankruptcy risk, supply of revolving credit, demand for revolving credit and payment capacity. Currently, the Company has completed two portfolio acquisitions and expects that it will regularly evaluate other potential portfolio acquisitions.

    The Company believes its unique target marketing system provides the same competitive advantage when evaluating portfolios as when originating clients through direct mail or telemarketing campaigns. The Company believes that its ability to evaluate credit risk within FICO score ranges enables the Company to more accurately determine the portfolio's overall credit risk than many other companies that may bid on portfolio purchases and many portfolio sellers. The Company believes that this risk evaluation expertise enables the Company to avoid portfolio purchases in which the final purchase premium (or discount) does not accurately reflect the credit risk of the portfolio. Conversely, in cases involving portfolios in which the perceived credit risk, as reflected by the FICO scores, is significantly higher than the Company's forecast of credit risk, the Company may bid more aggressively for these portfolios.

    The Company believes that its target marketing system, which combines its proprietary risk evaluation system with sophisticated techniques for estimating supply of revolving credit, demand for revolving credit and bankruptcy risk, provides it with a competitive advantage in evaluating the potential profitability of target clients, whether originated by the Company or purchased. The Company continuously seeks to refine its target marketing system through the development of new analytical segmentation tools and the evaluation of the system's effectiveness on previous marketing campaigns and portfolio acquisitions.

SOLICITATION

    The Company uses its target marketing strategies to identify potential clients and to assess the type of product offering to be made to each potential client. The Company then uses either direct mail or telemarketing campaigns to solicit each client. The Company began soliciting clients in February 1997. In each direct mail campaign conducted to date, the Company has experimented with several combinations of rates, fees and credit limits directed at specific client segments in order to evaluate response rates and further refine its pricing strategies within each client segment and in the aggregate. Since its inception, the Company has solicited new accounts from approximately 7.9 million potential clients using direct mail and telemarketing. The Company has also resolicited a limited number of those recipients of direct mail who did not respond to an initial solicitation in order to utilize refined pricing strategies developed following the evaluation of the results of earlier mailings. To date, all of the Company's offers have been pre-approved or pre-selected offers for an unsecured Visa credit card and have not included (and the Company does not intend to offer) any teaser-rate pricing. Third party print production facilities produce the Company's direct mail campaigns, and the Company contracts with third party telemarketing providers for its telemarketing campaigns. Responses to both direct mail and telemarketing campaigns are then forwarded to the Company for application processing. The response data received is also integrated into the Company's database system for future analysis and response modeling.

APPLICATION PROCESSING

    The Company contracts with third party providers for the data entry of credit card applications resulting from its solicitations. Application coupons mailed in by clients are keyed by the data entry provider into a machine-readable format. The Company also uses telemarketing vendors to input application data for clients who respond to solicitations via the telephone. Entered application data is electronically transmitted in batches to the Company for processing by its application processing system.

    The Company has developed flexible, proprietary methods of evaluating applications using an application processing system that automates the evaluation of client application data. The system utilizes pre-defined criteria to review applicant-provided information and to compare the information to the applicant's original solicitation data, as well as to data from an online credit file that is automatically requested for each applicant. The system performs a series of comparisons of identification information (e.g., name, address, social security number) from the three data sources to verify that client-supplied information is complete and accurate. Potentially fraudulent applications are declined or held for further review.

    The applicant's online credit file that is obtained after the receipt of his or her response is further evaluated by the system to ensure that the applicant still meets the creditworthiness criteria applied during the original prescreen process. The same credit criteria, proprietary custom models and credit bureau data items used during the initial prescreen selection process are recalculated for each applicant. Applicants still meeting the Company's creditworthiness criteria are designated as "approvals" and assigned a final credit offer.

    Statistics related to response rates and final offers and terms are captured daily for all processed applications and are transferred to the Company's proprietary database for ongoing tracking and analysis.

FEE-BASED PRODUCTS AND SERVICES

    The Company offers fee-based products and services to its clients, including life insurance, card registration, telecommunication products and services, memberships in preferred buying clubs, travel services and debt waiver programs in the event of disability or unemployment of the client. These fee-based products and services are offered at various times during the client relationship based on tailored marketing lists derived from the Company's database. The Company currently markets all non-credit products and services pursuant to joint marketing agreements with third parties and is continually evaluating additional products it offers to its clients either directly or through continued joint marketing efforts with third party providers of such products and services. Profitability for fee-based products and services is affected by the response rates to product solicitations, the volume and frequency of the marketing programs, the commission rates received from the product providers, the claim rates and claims servicing costs for certain products and the operating expenses associated with the programs. Several of the Company's fee-based product relationships began in 1998, and these products and services are expected to increase in the future as the Company continues to increase its credit card client base and introduce new products. Response rates experienced to date indicate strong demand for these products and services among the Company's client base.

ACCOUNT AND PORTFOLIO MANAGEMENT

    ONGOING ACCOUNT MANAGEMENT. The Company's management strategy is to aggressively manage account activity using behavioral scoring, credit file data and its proprietary risk evaluation systems.

These strategies include the active management of transaction authorizations, account renewals, over-limit accounts and credit line modifications. CompuCredit uses an adaptive control system to translate its strategies into the account management processes. The system enables the Company to develop and test multiple strategies simultaneously, which allows the Company to continually refine its account management activities. The Company has incorporated its proprietary risk score into the control system, in addition to standard behavior scores used widely in the industry, in order to better segment, evaluate and properly manage the accounts. The Company believes that by combining external credit file data along with historical and current client activity, it is able to better predict the true risk associated with current and delinquent accounts.

    The Company monitors authorizations for all accounts. Client credit availability is limited for transaction types which the Company believes are higher risks such as certain foreign transactions and cash advances. The Company manages credit lines to reward under-served clients who are performing well and to mitigate losses from delinquent client segments. Accounts exhibiting favorable credit characteristics are periodically reviewed for credit line increases, and strategies are in place to aggressively reduce credit lines for clients demonstrating indicators of increased credit or bankruptcy risk. Data relating to account performance is captured and loaded into the Company's proprietary database for ongoing analysis. The Company proactively adjusts account management strategies as necessary, based on the results of such analyses. Additionally, the Company uses industry-standard fraud detection software to manage the portfolio. The Company routes accounts to manual work queues, and suspends charging privileges if the transaction-based fraud models indicate a high probability of fraudulent card use.

    CLIENT ADVISORY SERVICES. The Company has implemented an advisory program to assist its clients in understanding the prudent use of general-purpose credit cards. The Company uses its proprietary systems to identify clients who are not delinquent but are exhibiting credit behavior likely to result in delinquency in the future. The Company assigns these accounts to its credit advisors who actively review all account activity and, if necessary, contact the client via letter or telephone. Actions taken by the Company may include client-friendly advice concerning the prudent use of credit, temporary or permanent reduction in credit line availability, review of the client's full credit report, debts and income, and establishing repayment terms to assist the client in avoiding becoming over-extended.

    Management believes that this client advisory strategy is not widely practiced in the credit card industry. The Company believes that its advisory program enhances its relationship with its clients by providing valuable and meaningful assistance while simultaneously contributing to prudent risk management strategies to reduce bad debt losses.

    OUTSOURCING. Certain account management functions--including card embossing/mailing, fraud detection/investigation, cycle billing/payment processing and transaction processing/authorization--are outsourced to CB&T and TSYS. In January 1997, CompuCredit entered into an Affinity Card Agreement with CB&T, a subsidiary of Synovus Financial Corporation, that provides for the issuance of Aspire credit cards and the performance of the outsourced functions noted above. The Company has filed an application to organize a state-chartered "credit card" bank under the laws of the State of Georgia which, if organized, will become the issuer of the Aspire credit card following the completion of its formation. The Company believes the ability to issue its own credit cards will provide additional flexibility and enable it to reduce its dependency on third-party service providers. However, the Company intends to continue to outsource certain functions to CB&T and its affiliate, TSYS, and has recently renewed its agreement with CB&T which provides for the servicing of the Aspire accounts in substantially the same manner in which such services are currently being performed.

COLLECTIONS AND DELINQUENCY MANAGEMENT

    Management believes that its prior experience in successfully operating professional collection agencies, coupled with its proprietary systems, represents a significant competitive advantage in minimizing delinquencies, bad debt losses and operating expenses associated with the collection process. The Company uses its systems to develop custom collection models that rank-order accounts based on collectability and level of risk. The Company analyzes the output from these models to identify the collection activity most likely to result in curing the delinquency cost-effectively rather than treating all accounts the same based on the mere passage of time, as the Company believes most creditors do.

    As in all aspects of its risk management strategies, the Company routinely tests alternative strategies and compares the results with existing collection strategies. Results are measured based on delinquency rates, expected losses and costs to collect. Existing strategies are then adjusted as suggested by these results. Management believes that maintaining the ongoing discipline of testing, measuring and adjusting collection strategies will result in minimized bad debt losses and operating expenses. The Company believes this approach differs significantly from the approach taken by the vast majority of credit grantors that implement collection strategies based on commonly accepted peer group practices.

    The Company opened a new 12,000 square foot collection facility in Atlanta, Georgia in June 1998 which is operational from 8:00 a.m. until 9:00 p.m. Monday through Saturday. The Company has a full-time staff with an average experience of over ten years in collections. Management has instituted collector incentive compensation plans similar to those it successfully employed in its prior experience operating professional collection agencies. In addition to its full-time staff, the Company outsources certain collection activities. The Company continuously monitors the performance of its third party providers against that of the Company's staff to determine which is more effective.

SECURITIZATIONS

    The Company finances the growth of its credit card receivables primarily through asset-backed securitizations. As the Company generates or acquires credit card receivables, it securitizes the receivables through the Master Trust or through wholly-owned special purpose entities to third party asset-backed commercial paper conduits. In general, the Company's current securitization structures provide for the daily securitization of all new credit card receivables arising under the securitized accounts. The receivables that are sold through securitization are removed from the Company's Balance Sheet for financial reporting purposes. Following a sale, the Company receives cash flows which represent the finance charges and past due fees in excess of the sum of the return paid to investors, servicing fees, credit losses and required amortization payments. During the year ended December 31, 1997 and for the first nine months of 1998, the Company received net proceeds of approximately $12.7 million and $273.4 million, respectively, from the sales of its credit card receivables through securitizations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Credit Card Securitizations" and "--Liquidity, Funding and Capital Resources."

CONSUMER AND DEBTOR PROTECTION LAWS AND REGULATIONS

    The Company's business is regulated under several federal and state consumer protection and other laws, and the rules and regulations promulgated thereunder, including the federal Truth-In-Lending Act, the federal Equal Credit Opportunity Act, the federal Fair Credit Reporting Act, the federal Fair Debt Collection Practices Act and the federal Telemarketing and Consumer Fraud and Abuse Prevention Act. These statutes, among other things, impose certain disclosure requirements when a consumer credit loan is advertised, when the account is opened and when monthly billing statements are sent. In addition, these statutes limit the liability of credit cardholders for unauthorized use, prohibit certain discriminatory practices in extending credit and impose certain limitations on the types of charges that may be assessed and the use of consumer credit reports.

    Changes in any such laws or regulations, or in the interpretation or application thereof, could have a material adverse effect on the Company. Various proposals which could affect the Company's business have been introduced in Congress in recent years, including, among others, proposals relating to imposing a statutory cap on credit card interest rates, substantially revising the laws governing consumer bankruptcy, limiting the use of social security numbers, permitting affiliations between banks and commercial, insurance or securities firms, and other regulatory restructuring proposals. There have also been proposals in state legislatures in recent years to restrict telemarketing activities, impose statutory caps on consumer interest rates, limit the use of social security numbers and expand consumer protection laws. It is impossible to determine whether any of these proposals will become law and, if so, what impact they will have on the Company.

    Although the Company believes that it and, to the extent applicable, CB&T are currently in compliance with applicable statutes and regulations, there can be no assurance that the Company or CB&T will be able to maintain such compliance. The failure to comply with such statutes or regulations could have a material adverse effect on the Company's results of operations or financial condition. In addition, due to the consumer-oriented nature of the credit card industry, there is a risk that the Company or other industry participants may be named as defendants in litigation involving alleged violations of federal and state laws and regulations, including consumer protection laws, and consumer law torts, including fraud. Although the Company currently is not involved in any material litigation, a significant judgment against the Company or within the industry in connection with any such litigation could have a material adverse effect on the Company's results of operations or financial condition.

    The National Bank Act of 1864, as amended (the "National Bank Act"), authorizes national banks to charge clients interest at the rates allowed by the laws of the state in which the bank is located, regardless of any inconsistent law of the state in which the bank's clients are located. A similar right is granted to state institutions such as CB&T in the Depository Institutions Deregulation and Monetary Control Act of 1980. In 1996, the United States Supreme Court held that late payment fees are "interest" and therefore can be "exported" under the National Bank Act, deferring to the Comptroller of the Currency's interpretation that interest includes late payment fees, insufficient funds fees, over-limit fees and certain other fees and charges associated with credit card accounts. This decision does not directly apply to state institutions such as CB&T. Although several courts have upheld the ability of state institutions to export certain types of fees, a number of lawsuits have been filed alleging that the laws of certain states prohibit the imposition of late fees. If the courts do not follow existing precedents, CB&T's ability to impose certain fees could be adversely affected, which could have a material adverse effect on the Company's results of operations or financial condition.

    The Company does not currently own a bank. However, the Company has filed an application to organize a state-chartered "credit card bank" under the laws of the State of Georgia. Once organized, the Company expects this bank to become the issuer of the Company's Aspire credit card. If the Company completes that process, this bank will be subject to the various state and federal regulations generally applicable to such institutions.

COMPETITION

    The Company faces intense and increasing competition from other consumer lenders. In particular, the Company's credit card business competes with national, regional and local bank card issuers, and with other general-purpose credit card issuers, including American Express, Discover and issuers of Visa and MasterCard. The Company also competes, to a lesser extent, with retail credit card issuers, such as department stores and oil companies, and other providers of unsecured credit. Large credit card issuers may compete with the Company for clients by offering lower interest rates and fees. In addition, new issuers have entered the market in recent years. Many of these competitors are substantially larger than the Company and have greater financial resources. Clients choose credit card issuers largely on the basis of price (mostly interest rates and fees), credit limit and other product features. For this reason, client loyalty is often limited. The Company may lose entire accounts, or may lose account balances, to competing credit card issuers.

    The Company's competitors are continually introducing new tactics to attract clients and increase their market share. The most heavily-used techniques are advertising, target marketing, balance transfers, price competition, incentive programs and co-branding (for example, using the name of a sports team or a professional association on their credit cards). In response to competition, certain issuers of credit cards have lowered interest rates and offered incentives to retain existing clients and attract new ones. These competitive practices, as well as competition that may develop in the future, could harm the Company's ability to obtain clients and maintain its profitability.

PROPERTIES

    The Company's principal executive offices and operations center are located in leased premises aggregating approximately 6,000 and 12,000 square feet, respectively, in Atlanta, Georgia. The Company believes that its facilities are suitable to its businesses and that it will be able to lease or purchase additional facilities as its needs require.

EMPLOYEES

    As of September 30, 1998, the Company had 78 employees, all of whom are located in Georgia. No collective bargaining agreement exists for any of the Company's employees. The Company considers its relations with its employees to be good.

TRADEMARKS

    Aspire is a registered trademark of the Company. CompuCredit, Aspire Diamond, Diamond Select and Aspire Diamond Select are trademarks of the Company, and applications to register such trademarks are pending. The Company considers these trademarks to be readily identifiable with, and valuable to, its business. This Prospectus also contains trade names and trademarks of other companies that are the property of their respective owners.

PROPRIETARY RIGHTS AND LICENSES

    The Company regards its database management system and its customer selection and risk evaluation criteria as confidential and proprietary. The Company initially developed its pre-screen customer selection criteria under a contract with a national credit bureau; however, the Company owns all intellectual property rights in the resulting model. The Company's database management system has been developed by a third party developer under a contract pursuant to which the Company holds an exclusive, perpetual license to use, copy, execute, display and reproduce the software constituting the Company's database management system. The third party developer owns such software, subject to the Company's license. The third party developer also has granted to the Company a nonexclusive license to use, copy or display for internal use a system that automates the evaluation of client application data, which, among other things, provides the Company with real-time access to credit information concerning its target market and its customers. Such third party developer continues to provide substantially all of the computer software design and implementation services required by the Company in the continuing refinement and use of its computer software systems. The third party developer has granted to the Company a right of first refusal during the term of the agreement in the event the developer wishes to sell or otherwise transfer any of its ownership rights in the software it licenses to the Company. In addition, the Company has the right to acquire the entity that owns the database management system software for a purchase price of $2.4 million at any time beginning September 23, 2000 and ending 12 months after the termination of the agreement with the third party developer. The initial term of this agreement, which is subject to extension or early termination under certain circumstances, expires on September 23, 2000.

LEGAL PROCEEDINGS

    Management believes the Company is not a party to any legal proceeding reasonably likely to have a material adverse effect on the Company's financial position or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

    The executive officers and directors of the Company (including persons who will become directors upon the consummation of the Offering), as well as certain key employees, and their ages as of December 15, 1998, are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
David G. Hanna.......................................          34   President and Chairman of the Board
Richard W. Gilbert...................................          44   Chief Operating Officer and Director
Brett M. Samsky......................................          33   Chief Financial Officer
Ashley L. Johnson....................................          30   Controller
Richard R. House, Jr.................................          35   Chief Credit Officer
Rohit H. Kirpalani...................................          37   General Counsel
Andrew A. Yates......................................          35   Director of Risk Management
Christopher J. Rief..................................          31   Director of Operations
Frank J. Hanna, III..................................          36   Director
Richard E. Huddleston................................          54   Director
Gail Coutcher Hughes.................................          49   Director
James P. Kelly, III..................................          42   Director
Mack F. Mattingly....................................          67   Director

    DAVID G. HANNA, President and Chairman of the Board. Mr. Hanna has been the President of the Company since its inception in 1996 and the sole director since the Company's merger into a corporation in August 1997. Mr. Hanna will become Chairman of the Board upon consummation of the Offering. Mr. Hanna has been in the credit industry for over ten years. Since 1992, Mr. Hanna has served as President and a director of HBR Capital, Ltd. ("HBR Capital"), an investment management company. In 1989, prior to forming CompuCredit, Mr. Hanna co-founded and served as President of Account Portfolios, a purchaser and manager of portfolios of non-performing loans and accounts receivable. Until Account Portfolios was sold in 1995, it utilized proprietary scoring models to analyze portfolio acquisitions as well as the portfolios that Account Portfolios had purchased on an ongoing basis. From 1988 to 1992, he was President of the Government Division of Nationwide Credit where he managed and directed division operations, planning, strategy and sales, including collection performance, adherence to contractual requirements and government marketing. He served as Commercial Loan Officer at Citizens & Southern National Bank prior to joining Nationwide Credit. Mr. Hanna has a BBA in Finance from the University of Georgia. Mr. Hanna is the brother of Frank J. Hanna, III, who will become a director upon consummation of the Offering.

    RICHARD W. GILBERT, Chief Operating Officer and Director. Mr. Gilbert has been the Chief Operating Officer of CompuCredit since its inception in 1996 and will become a director upon consummation of the Offering. Mr. Gilbert has over 21 years' experience in the consumer credit industry. From 1990 until 1995, he was employed by Equifax initially as Chief Operating Officer of its collection division and subsequently as General Manager of Strategic Client Services. From 1995 until 1997, Mr. Gilbert was employed by HBR Capital, an investment management company, as Chief Operating Officer of The American Education Fund, L.P. From 1979 until Nationwide Credit was sold in 1990, Mr. Gilbert served in various positions, including as Vice President of Operations, Vice President of Development and Vice President of Marketing and as President of Financial Health Services, a division of Nationwide Credit. Mr. Gilbert earned his J.D. degree, CUM LAUDE, from John Marshall Law School in 1978 and completed his undergraduate work at Berry College. He is a member of the Georgia Bar Association.

    BRETT M. SAMSKY, Chief Financial Officer. Mr. Samsky has been the Chief Financial Officer of CompuCredit since its inception in 1996. Mr. Samsky has over five years' experience in the credit industry. From November 1992 to the present, Mr. Samsky has served as Chief Financial Officer of HBR Capital, an investment management company. Mr. Samsky was Chief Financial Officer of Account Portfolios, a purchaser and manager of portfolios of non-performing loans and accounts receivable, from 1992 until its sale in 1995. Prior to joining Account Portfolios, Mr. Samsky served as a senior accountant at Deloitte & Touche during 1986 and from 1988 to 1990. Mr. Samsky graduated MAGNA CUM LAUDE with high honors, earning a BBA and MAcc in Accounting from the University of Georgia. Mr. Samsky also attended the University of Georgia Law School from 1990 to 1992 and is a licensed Certified Public Accountant in the State of Georgia.

    ASHLEY L. JOHNSON, Controller. Ms. Johnson has been the Controller of CompuCredit since its inception in 1996 and has over five years of experience in the credit industry. From May 1993 to the present, Ms. Johnson has served as Controller of HBR Capital, an investment management company. From 1993 until its sale in 1995, Ms. Johnson was the Controller for Account Portfolios, a purchaser and manager of portfolios of non-performing loans and accounts receivable. Prior to joining Account Portfolios, Ms. Johnson was a senior accountant at Deloitte & Touche from 1989 to 1993. Ms. Johnson graduated MAGNA CUM LAUDE from Clemson University with a BS in Accounting and is a licensed Certified Public Accountant in the State of Georgia.

    RICHARD R. HOUSE, JR., Chief Credit Officer. Mr. House joined the Company in April 1997. Mr. House has over 12 years' experience in the consumer credit industry. From 1993 until 1997, Mr. House managed and directed Equifax's Decision Solutions division, Equifax's quantitative analysis and modeling group. Prior to joining Equifax in 1991, he was employed by the JC Penney Company, where he held various positions in credit operations and credit policy. Mr. House earned a BA in Economics from the Georgia Institute of Technology and an MA in Economics from Southern Methodist University.

    ROHIT H. KIRPALANI, General Counsel. Mr. Kirpalani joined the Company in September 1998. From 1995 to 1998, Mr. Kirpalani was an associate with Orrick, Herrington & Sutcliffe LLP. Prior to joining Orrick, Herrington & Sutcliffe LLP, he was an associate with Milbank, Tweed, Hadley & McCloy. Mr. Kirpalani earned his J.D. degree, CUM LAUDE, from Georgetown University and graduated from Rutgers University with a BS in economics.

    ANDREW A. YATES, Director of Risk Management. Mr. Yates joined the Company in April 1997. Mr. Yates has over 10 years of consumer credit experience. From 1995 to 1997, Mr. Yates served as a Senior Consultant for Equifax's Decision Solutions division, Equifax's quantitative analysis and modeling group. Prior to joining Equifax, Mr. Yates worked for JC Penney Company as a credit risk manager from 1987 to 1994. Mr. Yates received a BS in Finance from the University of Florida.

    CHRISTOPHER J. RIEF, Director of Operations. Mr. Rief joined the Company in May 1998. Mr. Rief has over eight years' experience in the credit industry. From 1995 to 1998, Mr. Rief was the Director of Client Service for First Data Corporation's BankCard Program Services division. Prior to joining First Data Corporation, he worked in the BankCard Center of Southtrust Bank of Alabama from 1990 to 1995. Mr. Rief graduated from Huntingdon College with a BA in Management.

    FRANK J. HANNA, III, Director. Mr. Hanna will become a director upon consummation of the Offering. Since 1992, Mr. Hanna has served as Chief Executive Officer of HBR Capital, an investment management company. In 1989, Mr. Hanna co-founded and served as Chief Executive Officer of Account Portfolios, a purchaser and manager of portfolios of non-performing loans and accounts receivable. From 1988 to 1990, Mr. Hanna was Group Vice President, Finance and Administration for Nationwide Credit. Prior to joining Nationwide Credit, Mr. Hanna practiced corporate law in Atlanta. Mr. Hanna earned his J.D. degree, CUM LAUDE, and a BBA in Finance as a first honor graduate from the University of Georgia. Mr. Hanna is the brother of David G. Hanna, the President and Chairman of the Board of CompuCredit.

    RICHARD E. HUDDLESTON, Director. Mr. Huddleston will become a director upon consummation of the Offering. Since March 1998, Mr. Huddleston has served as Vice President of Sales for Financial Services for APAC Teleservices, Inc. From October 1997 to March 1998, he worked as an independent consultant. From December 1989 to April 1997, Mr. Huddleston served as Executive Vice President and director of Prudential Bank and Trust and as Vice President and director of Prudential Savings Bank and remained with such companies until October 1997. Mr. Huddleston graduated from the University of Virginia McIntire School of Commerce and Retail Banking in 1978.

    GAIL COUTCHER HUGHES, Director. Ms. Coutcher Hughes will become a director upon consummation of the Offering. Ms. Coutcher Hughes co-founded in February 1996 and serves as President of the Hughes Group, Ltd., an executive search firm. From 1980 to January 1996, Ms. Coutcher Hughes was employed by Source Finance, a national placement firm specializing in the placement of financial and accounting professionals, where she served as Managing Partner of its Atlanta office. Ms. Coutcher Hughes graduated from the University of Georgia in 1971 with a BBA in Accounting and is a licensed Certified Public Accountant in the State of Georgia.

    JAMES P. KELLY, III, Director. Mr. Kelly will become a director upon consummation of the Offering. Since 1990, Mr. Kelly has been the owner of James
P. Kelly, III, P.C., a tax, corporate and education law firm. In 1991, Mr. Kelly founded the Georgia Community Foundation, Inc. and currently serves as its Executive Director and General Counsel. Mr. Kelly has a J.D. from the University of Georgia, an MA of Taxation from Georgia State University and a BBA degree in Management from the University of Georgia.

    MACK F. MATTINGLY, Director. Senator Mattingly will become a director upon consummation of the Offering. Senator Mattingly is currently a self-employed entrepreneur, speaker and author. From 1992 until March 1993, he served as United States Ambassador to the Republic of Seychelles. From 1987 to 1990, Senator Mattingly served as the Assistant Secretary General for Defense Support at NATO Headquarters in Belgium. In 1981, he was elected to the United States Senate from the State of Georgia, where he served until 1987.

BOARD COMMITTEES

    AUDIT COMMITTEE. As soon as practicable after the closing of the Offering (the "Closing Date"), the Board of Directors will establish an audit committee (the "Audit Committee"). A majority of the members of the Audit Committee will be non-employee directors. The Audit Committee, among other things, will make recommendations to the Board of Directors concerning the engagement of independent public accountants, monitor and review the quality and activities of the Company's internal audit function and those of its independent auditors, and monitor the adequacy of the Company's operating and internal controls as reported by management and the independent or internal auditors. The members of the Audit Committee will be Frank J. Hanna, III, Gail Coutcher Hughes and James
P. Kelly, III.

    COMPENSATION COMMITTEE. As soon as practicable after the Closing Date, the Board of Directors will establish a compensation committee (the "Compensation Committee"). The Compensation Committee, among other things, will review salaries, benefits and other compensation of directors, officers and other employees of the Company and make recommendations to the Board of Directors concerning such matters. The members of the Compensation Committee will be David
G. Hanna, Richard E. Huddleston and Mack F. Mattingly.

DIRECTOR COMPENSATION

    Members of the Board of Directors who are not employees of the Company or holders of 5% or more of the Common Stock will receive options to purchase 5,000 shares of Common Stock upon initially joining the Board of Directors. The Company intends to pay such directors a fee of $2,500 for each board or committee meeting attended. Such directors will also be eligible to participate in the Amended and Restated 1998 Stock Option Plan. All directors will be reimbursed for expenses incurred to attend the meetings of the Board of Directors or committees thereof.

    The Company does not currently intend to provide employee directors with any additional compensation (including grants of stock options) for their service on the Board of Directors, except for reasonable out-of-pocket expenses incurred in connection with their attendance at board meetings.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the annual compensation earned by the Company's President and the Company's other executive officers whose annual salary and bonus during the 1997 fiscal year exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                      ANNUAL COMPENSATION (1)
                                                                         --------------------------------------------------
                                                                           FISCAL                            OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                                 YEAR       SALARY      BONUS     COMPENSATION
-----------------------------------------------------------------------  -----------  ---------  ---------  ---------------
David G. Hanna, President..............................................        1997   $50,000(2) $      --     $      --
Richard W. Gilbert, Chief Operating Officer............................        1997   175,000(2)        --            --
Richard R. House, Jr., Chief Credit Officer............................        1997   108,615(3)        --            --

------------------------

(1) The Company believes that the annual compensation of the Company's President, Chief Operating Officer, Chief Credit Officer, Chief Financial Officer and Controller is below market as compared to the Company's competitors. These executive officers also have not received any bonuses or stock options and will not be granted stock options in connection with the Offering. The Company believes that this approach to compensation, combined with such executive officers' existing stock ownership, provides an incentive for these executive officers to focus on the appreciation of the value of the Common Stock. See "Principal Shareholders."

(2) All of the compensation disclosed for Mr. Hanna was paid by HBR Capital and was reimbursed by the Company as part of a fee paid to HBR Capital for management and accounting services provided to the Company in 1997. Of the amount disclosed for Mr. Gilbert, $51,041 was paid by HBR Capital and reimbursed by the Company pursuant to the same arrangement, and the balance was paid by the Company.

(3) Reflects compensation for the period from April 21, 1997, when Mr. House joined the Company, through December 31, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company does not currently have a Compensation Committee. David G. Hanna was responsible for determining the compensation of executive officers during fiscal year 1997. None of the executive officers of the Company has served on the Board of Directors or the compensation committee of any entity that had officers who served on the Company's Board of Directors.

1998 STOCK OPTION PLAN

    Pursuant to the CompuCredit Corporation Amended and Restated 1998 Stock Option Plan (the "1998 Stock Option Plan") the Company is authorized to grant options to purchase up to 1,200,000 shares of the Common Stock. Under the 1998 Stock Option Plan, the Company has the authority to grant nonqualified stock options ("NQSOs"), which will not qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

The Company will receive no consideration for stock options granted under the 1998 Stock Option Plan.

    MAJOR PROVISIONS OF THE 1998 STOCK OPTION PLAN. The following summary of the 1998 Stock Option Plan outlined below is qualified in its entirety by reference to the full text of the 1998 Stock Option Plan, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The major provisions of the 1998 Stock Option Plan are as follows:

        PURPOSE. The purpose of the 1998 Stock Option Plan is to maximize the long-term success of the Company, to ensure a balanced emphasis on both current and long-term performance, to enhance participants' identification with shareholders' interests and to facilitate the attraction and retention of key individuals with outstanding abilities.

        ADMINISTRATION. Through the date of this Prospectus, the 1998 Stock Option Plan has been administered by the Board of Directors. Upon the consummation of the Offering, the Company anticipates that its Board of Directors will designate the Compensation Committee to administer the 1998 Stock Option Plan. References in this discussion of the 1998 Stock Option Plan to the Compensation Committee shall be deemed to include the Board of Directors, until it designates the Compensation Committee to administer the Plan, and the Compensation Committee or any other committee or person whom the Board of Directors designates to administer the 1998 Stock Option Plan.

        ELIGIBILITY. The persons who are eligible to receive awards pursuant to the 1998 Stock Option Plan are members of the Board of Directors, employees, consultants and advisors of the Company and its affiliates who have made or have the capability of making a substantial contribution to the success of the Company, as the Compensation Committee selects from time to time. The Company estimates that at the present time all of its employees are eligible to participate in the 1998 Stock Option Plan. In addition, each of the four directors of the Company after the Offering who are not employees or officers of the Company or holders of 5% or more of the Common Stock will be eligible to participate in the 1998 Stock Option Plan.

        OPTION PRICE. The Compensation Committee determines the exercise price per share of the options, which may be less than, equal to or greater than the Fair Market Value (as defined in the 1998 Stock Option Plan) of a share of Common Stock on the date the option is granted.

        TIME AND MANNER OF EXERCISE. Options may be exercised in whole at any time, or in part from time to time with respect to whole shares only, within the period permitted for exercise and shall be exercised by written notice to the Company. Payment for shares of Common Stock purchased upon exercise of an option shall be made in cash or in such other form as the Compensation Committee may specify in the applicable option agreement. In addition to the payment of the option price, the participant shall pay to the Company in cash or in Common Stock the amount the Company is required to withhold or pay under federal or state law with respect to the exercise of the option or, in the alternative, the number of shares delivered by the Company under exercise of the option shall be appropriately reduced to reimburse the Company for such payment.

        AMENDMENT OR TERMINATION OF THE 1998 STOCK OPTION PLAN. The Board of Directors may terminate and in any respect amend or modify the 1998 Stock Option Plan. Except as otherwise provided in the 1998 Stock Option Plan, no amendment, modification or termination of the 1998 Stock Option Plan shall in any manner adversely affect the rights of any participant under the 1998 Stock Option Plan without the consent of such participant.

        FEDERAL INCOME TAX CONSEQUENCES OF THE 1998 STOCK OPTION PLAN. An optionee generally recognizes no taxable income as the result of the grant of any NQSO, assuming that the option does not have a readily ascertainable fair market value at the time it is granted (which is usually the case with plans of this type). Upon exercise of an NQSO, an optionee will normally recognize ordinary compensation income for federal tax purposes equal to the excess, if any, of the then fair market value of the shares over the exercise price. Optionees who are employees will be subject to withholding with respect to income recognized upon exercise of an NQSO.

    The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the exercising optionee, so long as the optionee's total compensation is deemed reasonable in amount.

    Upon a sale of shares acquired pursuant to the exercise of an NQSO, any difference between the sales price and the fair market value of the shares on the date of exercise will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the shares have been held for more than 12 months.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of the date of this Prospectus and the percentage ownership of the Common Stock of the Company that will be represented by the indicated shares beneficially held upon consummation of the Offering. The information is provided with respect to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company and each person who will become a director upon consummation of the Offering, (iii) each executive officer, and (iv) all of the directors (including persons who will become directors upon consummation of the Offering) and executive officers of the Company as a group (10 persons). Except as otherwise indicated by footnote, the named person has sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned. An asterisk indicates beneficial ownership of less than 1% of the Common Stock outstanding.

NAME                                                                        NUMBER OF SHARES (1)(2)     PERCENT OF CLASS
------------------------------------------------------------------------  ---------------------------  -------------------
Bravo Trust One (3)(4)..................................................
Bravo Trust Two (3)(5)..................................................
Frank J. Hanna, III (3)(6)..............................................
David G. Hanna (3)(7)...................................................
Richard W. Gilbert (3)..................................................
Brett M. Samsky.........................................................
Ashley L. Johnson.......................................................
Richard R. House, Jr....................................................
Richard E. Huddleston...................................................                  --                        *
Gail Coutcher Hughes....................................................                  --                        *
James P. Kelly, III.....................................................                  --                        *
Mack F. Mattingly.......................................................                  --                        *
Directors and executive officers as a group (10 persons)................

------------------------

(1) Beneficial ownership is determined in accordance with the rules of the Commission. Shares of Common Stock subject to options, warrants or other rights to purchase which are currently exercisable or are exercisable within 60 days after the completion of the Offering are deemed outstanding for purposes of computing the percentage ownership of the persons holding such options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned.

(2) Gives effect to (i) the exchange of all of the outstanding shares of the Company's Preferred Stock, including accrued dividends thereon, for shares of Common Stock concurrently with the consummation of the Offering and (ii) the 15.2-for-1 stock split to be effected concurrently with the consummation of the Offering.

(3) The address of the indicated holders is c/o CompuCredit Corporation, Two Ravinia Drive, Suite 1750, Atlanta, Georgia 30346.

(4) Frank J. Hanna, III serves as sole trustee of the trust, whose beneficiaries are members of Frank J. Hanna, III's immediate family.

(5) David G. Hanna serves as sole trustee of the trust, whose beneficiaries are members of David G. Hanna's immediate family.

(6) Includes       shares of Common Stock issued to Bravo Trust One. Includes shares of Common Stock issued to CompuCredit Management Corp., of which Frank J. Hanna, III is a 50% owner.

(7) Includes       shares of Common Stock issued to Bravo Trust Two. Includes shares of Common Stock issued to CompuCredit Management Corp., of which David G. Hanna is a 50% owner.

                              CERTAIN TRANSACTIONS

    The Company has entered into a Stockholders Agreement with its shareholders (the "Stockholders Agreement"). Pursuant to the Stockholders Agreement, (i) if one or more of the shareholders accepts a BONA FIDE offer from a third party to purchase more than 50% of the outstanding Common Stock, each of the other shareholders may elect to sell their shares to the purchaser on the same terms and conditions, and (ii) if shareholders owning more than 50% of the Common Stock propose to transfer all of their shares to a third party, then such transferring shareholders may require the other shareholders to sell all of the shares owned by them to the proposed transferee on the same terms and conditions. Atlantic Equity Corporation ("AEC"), an affiliate of NationsBanc Montgomery Securities LLC, a member of the underwriting group, has certain registration rights under the Stockholders Agreement. See "Description of Capital Stock--Registration Rights." The Stockholders Agreement also provides certain preemptive rights to AEC and restrictions on the transfer of shares, each of which will terminate upon the consummation of the Offering. In addition, the Stockholders Agreement provides that Frank J. Hanna, III and David G. Hanna, or any of their affiliates, may not be issued additional shares of Common Stock without the prior written consent of the holders of 90% of the Common Stock. However, the Company anticipates that the Stockholders Agreement will be amended immediately prior to the consummation of the Offering to eliminate this provision.

    Contemporaneously with the closing of the Offering, shares of Preferred Stock of the Company held by (i) Brett M. Samsky (which shares had an aggregate liquidation preference (including accrued dividends thereon) of $746,859 as of September 30, 1998), (ii) a trust of which David G. Hanna is the sole trustee (which shares had an aggregate liquidation preference (including accrued dividends thereon) of $10,483,593 as of September 30, 1998), (iii) a trust of which Frank J. Hanna, III is the sole trustee (which shares had an aggregate liquidation preference (including accrued dividends thereon) of $10,483,593 as of September 30, 1998), and (iv) CompuCredit Management Corp., 50% of the outstanding stock of which is held by each of David G. Hanna and Frank J. Hanna, III (which shares of the Company's Preferred Stock had an aggregate liquidation preference (including accrued dividends) of $252,394 as of September 30, 1998) will be exchanged with the Company pursuant to a plan of recapitalization for that number of shares of Common Stock which in each case is determined when the sum of the aggregate liquidation preference of the shares held by each such person or trust and the amount of accrued dividends thereon is divided by the Offering Price.

    Pursuant to a promissory note dated as of April 17, 1998, the Company borrowed $13.0 million from a limited partnership of which (i) the sole limited partner is a trust of which the children of David G. Hanna and Frank J. Hanna, III are included among the beneficiaries and (ii) the general partner is a corporation, all of the outstanding capital stock of which is owned by Frank J. Hanna, Jr., who is David G. Hanna's and Frank J. Hanna, III's father. In July 1998, the promissory note was paid in full. An aggregate of $536,200 of interest was paid on this promissory note.

    During 1997, the Company paid to HBR Capital an aggregate of $300,000 for management and accounting services provided to the Company by employees of HBR Capital. This arrangement was terminated on January 1, 1998. David G. Hanna and Frank J. Hanna, III each own 50% of the capital stock of HBR Capital, and Frank
J. Hanna, III, David G. Hanna, Brett M. Samsky and Ashley L. Johnson are employees of HBR Capital.

    From time to time during 1997, a trust of which David G. Hanna is the sole trustee and whose beneficiaries are members of David G. Hanna's immediate family loaned the Company an aggregate of $7,450,000 pursuant to a series of promissory notes, all of which notes were repaid, along with an aggregate of $180,476 of interest, during 1997. Also from time to time during 1997, a trust of which Frank J. Hanna, III is the sole trustee and whose beneficiaries are members of Frank J. Hanna, III's immediate family loaned the Company an aggregate of $7,450,000 pursuant to a series of promissory notes, all of which notes were repaid, along with an aggregate of $180,476 of interest, during 1997.

    In connection with an Affinity Card Agreement dated January 6, 1997, by and between the Company and CB&T, a trust of which Frank J. Hanna, III is the sole trustee and whose beneficiaries are members of Frank J. Hanna, III's immediate family entered into a Guarantor Agreement, dated December 20, 1996, with the Company and a Pledge Agreement, dated January 8, 1997, with SunTrust Bank whereby the trust granted to SunTrust Bank a security interest in and to certain securities held by the trust and having a par value of $5.0 million, as collateral for a standby letter of credit issued by SunTrust Bank in favor of CB&T (the "Letter of Credit"). The Company paid $10,000 to the trust as initial consideration for the Guarantor Agreement and agreed to pay an additional fee of 5% of any amount required to be paid out by SunTrust Bank pursuant to the Letter of Credit. Another trust of which David G. Hanna is the sole trustee and whose beneficiaries are members of David G. Hanna's immediate family has entered into substantially similar arrangements with the Company and SunTrust Bank.

    In 1996, Richard R. House, Jr. and Richard W. Gilbert loaned Visionary Systems, Inc. ("VSI"), the third party developer of the Company's database management system, an aggregate of $25,000 each in connection with VSI's commencement of operations. This loan is convertible into shares of capital stock of VSI which, upon conversion, would constitute two-thirds of the issued and outstanding capital stock of VSI. Each of Messrs. House and Gilbert has agreed that, for so long as he continues to be employed by CompuCredit or any of its subsidiaries and the current agreement between the Company and VSI or any other agreement between the Company or any of its subsidiaries and VSI or any of its affiliates remains in effect, such conversion right will not be exercisable. Each of Messrs. Gilbert and House has further agreed that, for so long as he continues to be employed by the Company or any of its subsidiaries, he will not, as a consequence of his creditor relationship with VSI or the conversion right, derive any economic benefit from any business relationship or arrangement between CompuCredit or any of its subsidiaries and VSI or any of its affiliates (including for such purposes the existing agreement between CompuCredit and VSI), provided that any benefit that may arise out of any ownership by Mr. Gilbert or Mr. House of any securities of CompuCredit and any other benefit that Mr. Gilbert or Mr. House may receive from CompuCredit in connection with their employment by CompuCredit or any of its subsidiaries will not be deemed to be prohibited by such provision.

                          DESCRIPTION OF CAPITAL STOCK

    Upon consummation of the Offering, the authorized capital stock of the Company will consist of 60,000,000 shares of Common Stock, no par value per share, and 10,000,000 shares of Preferred Stock, no par value per share.

    The following summary description of the Company's capital stock is not intended to be complete and is qualified in its entirety by reference to the provisions of applicable law and to the Company's Amended Articles and Amended and Restated Bylaws filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

    As of the date of this Prospectus, there were 32,384,862 shares of Common Stock outstanding (after giving effect to a 15.2-for-1 stock split to be effected concurrently with the consummation of the Offering, but without giving effect to the Offering) held by eleven shareholders. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the shares of Common Stock offered hereby and the exchange of all of the outstanding shares of the Company's Preferred Stock for Common Stock, there will be shares of Common Stock outstanding upon the consummation of the Offering. Upon
consummation of the Offering, there will be       outstanding stock options to
purchase shares of Common Stock.

    Except as described below under "Description of Capital Stock--Anti-Takeover Effects of Provisions of Amended and Restated Articles of Incorporation," holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Shareholders elect directors by a plurality of the votes of the shares present in person or by proxy at the shareholders meeting at which a quorum is present and entitled to vote in such election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities of the Company, subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights (except such preemptive rights as will terminate upon the consummation of the Offering), nor are they entitled to the benefit of any sinking fund. The outstanding shares of Common Stock are, and the shares offered by the Company in the Offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

    As of the date of this Prospectus, there are an aggregate of 200,000 shares of Preferred Stock outstanding. The outstanding Preferred Stock, including accrued dividends thereon, will be exchanged for an aggregate of shares of Common Stock in connection with the consummation of the Offering, and, upon the consummation of the Offering, there will be no shares of Preferred Stock outstanding.

    Following the consummation of the Offering, the Board of Directors can, subject to any limitations prescribed by law and without further shareholder approval, issue from time to time up to an aggregate of 10,000,000 shares of Preferred Stock, in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

    Subject to the consummation of the Offering, the shareholders of the Company have granted to the Board of Directors the authority to issue the Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a shareholder vote on specific issuances. The rights of the holders of Common Stock will be subject to the rights of the holders of any Preferred Stock issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of Common Stock and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF AMENDED AND RESTATED ARTICLES OF
  INCORPORATION

    Upon consummation of the Offering, the Amended Articles will authorize "blank check" Preferred Stock. Although the Company has no current plans to issue any shares of Preferred Stock, the Board of Directors can set the voting, redemption, conversion and other rights relating to such Preferred Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. See "--Preferred Stock."

GEORGIA ANTI-TAKEOVER STATUTES

    The Georgia Business Corporation Code restricts certain business combinations with "interested shareholders" and contains fair price requirements applicable to certain mergers with "interested shareholders" that are summarized below. The restrictions imposed by these statutes will not apply to a corporation unless it elects to be governed by these statutes. The Company has not elected to be covered by such restrictions but may do so in the future.

    The Georgia business combination statute (the "Business Combination Statute") regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia. For purposes of the Business Combination Statute, an "interested shareholder" generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The Business Combination Statute prohibits business combinations with an unapproved "interested shareholder" for a period of five years after the date on which such person became an "interested shareholder." The Business Combination Statues applies unless either (i) the corporation's board of directors approved the transaction resulting in such acquiror becoming an "interested shareholder" or the business combination prior to the date on which the acquiror became an "interested shareholder," or (ii) the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation (excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons) in the same transaction in which the acquiror became an "interested shareholder. " The Business Combination Statute is broad in its scope and is designed to inhibit unfriendly acquisitions.

    The Georgia fair price statute (the "Fair Price Statute") prohibits certain business combinations between a Georgia business corporation and an "interested shareholder." The Fair Price Statute prohibits certain business combinations unless (i) certain "fair price" criteria are satisfied, (ii) the business combination is unanimously approved by the continuing directors, (iii) the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the "interested shareholder," or (iv) the "interested shareholder" has been such for at least three years and has not increased this ownership position in such three-year period by more than 1% in any twelve-month period. The Fair Price Statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified "fair price" requirements.

REGISTRATION RIGHTS

    Under the Stockholders Agreement, AEC, which holds 940,196 shares of Common Stock, has piggyback registration rights with respect to such shares and any additional shares of Common Stock that it may acquire. If the Company proposes to register any of its securities under the Securities Act (other than any registration on Form S-8 or another form not available for registering the Common Stock for sale to the public), AEC will have the right to require that any shares of Common Stock held by it be included in such registration, subject to certain limitations set forth in the Stockholders Agreement. Under the Stockholders Agreement, the Company is required to bear the fees, costs and expenses of each registration of AEC's shares, and AEC is required to bear all underwriting discounts and selling commissions applicable to the sale of its Common Stock.

    Pursuant to a Stock Purchase Agreement dated August 21, 1998 (the "Stock Purchase Agreement") between an unrelated private investor holding 1,044,666 shares of Common Stock and the Company, the investor has demand and piggyback registration rights with respect to such shares. If, at any time at least 12 months after the consummation of the Offering, the Company proposes to register any of its securities under the Securities Act (other than any registration on Form S-8 or another form not available for registering the Common Stock for sale to the public), the investor will have the right to require that any shares of Common Stock held by it be included in such registration, subject to certain limitations set forth in the Stock Purchase Agreement. In addition, at any time beginning at least 12 months after consummation of the Offering and ending on August 21, 2000, if the Company is qualified to use Form S-3, the investor will have to right to request one registration on Form S-3 of all or a part of its shares, subject to certain limitations set forth in the Stock Purchase Agreement. Under the Stock Purchase Agreement, the Company must bear the fees, costs and expenses of each registration of such investor's shares, and the investor is required to bear all underwriting discounts and selling commissions applicable to the sale of its Common Stock.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is             .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon consummation of the Offering, the Company's Amended Articles will authorize the issuance of up to 60,000,000 shares of Common Stock and 10,000,000
shares of Preferred Stock, and there will be          outstanding shares of
Common Stock (assuming no exercise of the Underwriters' over-allotment option) and no outstanding shares of Preferred Stock. The shares of Common Stock to be
sold in the Offering (      shares if the Underwriters' over-allotment option is
exercised in full) will be available for resale in the public market without restriction or further registration under the Securities Act, except for shares purchased by affiliates of the Company (in general, any person who has a control relationship with the Company), which shares will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. The remaining shares of Common Stock held by existing shareholders are "restricted" shares within the meaning of Rule 144 under the Securities Act ("Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.

    In general, under Rule 144, as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares which does not exceed the greater of (i) 1% of the then-outstanding shares of
Common Stock (approximately       shares immediately after the Offering,
assuming no exercise of the Underwriters' over-allotment option) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 may also be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements. Upon completion of the Offering, there will be shares which may be sold pursuant to Rule 144(k).

    Upon completion of the Offering, the holders of a total of 1,984,862 shares of Common Stock will be entitled to certain registration rights with respect to such shares. See "Description of Capital Stock--Registration Rights."

    Promptly following the consummation of the Offering, the Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all of the shares of Common Stock subject to then outstanding options or future grants under the Company's 1998 Stock Option Plan. These registration statements are expected to become effective upon filing, and shares covered by these registration statements will, subject to Rule 144 volume limitations applicable to affiliates, be eligible for public sale after the lock-up agreements with the Underwriters have expired and any vesting requirements have been met.

    Prior to the Offering, there has been no public market for the Common Stock, and no prediction can be made of the effect that the sale or availability for sale of shares of Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

    The Company and all of its existing shareholders have agreed that, for a period of 365 days from the date of this Prospectus, they will not, without the prior written consent of PaineWebber Incorporated, acting on behalf of the Representatives, offer to sell, sell, contract to sell, grant any option to sell, or otherwise dispose of, or require the Company to file with the Commission a registration statement under the Securities Act to register, any shares of Common Stock of the Company or securities convertible into or exchangeable for any shares of Common Stock of the Company or warrants or other rights to acquire shares of Common Stock of the Company (other than with respect to employees of the Company pursuant to employee stock option plans or in connection with other employee incentive compensation arrangements).

                                  UNDERWRITING

    The underwriters named below (the "Underwriters"), represented by PaineWebber Incorporated, Bear, Stearns & Co. Inc. and NationsBanc Montgomery Securities LLC (the "Representatives"), have severally agreed to purchase, and the Company has agreed to sell, subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the respective number of shares of Common Stock set forth opposite their names below:

UNDERWRITER                                                                                          NUMBER OF SHARES
-----------------------------------------------------------------------------------------------  -------------------------
PaineWebber Incorporated.......................................................................
Bear, Stearns & Co. Inc........................................................................
NationsBanc Montgomery Securities LLC..........................................................
                                                                                                                 -
    Total......................................................................................
                                                                                                                 -
                                                                                                                 -

    In the Underwriting Agreement, the Underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to the Underwriting Agreement (other than those covered by the over-allotment option described below) if any shares of Common Stock are purchased. The Underwriting Agreement provides that the obligations of the Underwriters to purchase such shares of Common Stock are subject to certain conditions precedent. The Underwriting Agreement also provides that in the event of a default by any Underwriter, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

    The Company has granted the Underwriters an option exercisable for 30 days
after the date hereof to purchase up to        additional shares of Common Stock
to cover over-allotments, if any, at the Offering Price less the underwriting discount and commissions. If the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the shares of Common Stock initially offered hereby. The Underwriters may purchase such shares of Common Stock only to cover over-allotments made in connection with the Offering.

    The Company has agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the federal securities laws, or to contribute to payments which the Underwriters may be required to make in respect thereof.

    The Company and all of its existing shareholders have agreed that, for a period of 365 days from the date of this Prospectus, they will not, without the prior written consent of PaineWebber Incorporated, on behalf of the Representatives, offer to sell, sell, contract to sell, grant any option to sell, or otherwise dispose of, or require the Company to file with the Commission a registration statement under the Securities Act to register, any shares of Common Stock of the Company or securities convertible into or exchangeable for any shares of Common Stock of the Company or warrants or other rights to acquire shares of Common Stock of the Company (other than with respect to employees of the Company pursuant to employee stock option plans or in connection with other employee incentive compensation arrangements).

    Prior to the Offering, there has been no public market for the Common Stock. Accordingly, the public Offering Price has been determined by negotiations between the Company and the Representatives. Among the factors which were considered in determining the Offering Price were the Company's future prospects, the experience of its management, the economic condition of the financial services industry in general, the general condition of the equity securities market, the demand for similar securities of companies considered comparable to the Company and other relevant factors.

    The Offering Price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Common Stock. The Offering Price is subject to change as a result of market conditions and other factors, and no assurance can be given that the Common Stock can be resold at the Offering Price.

    The Company has applied for listing of the Common Stock on the Nasdaq National Market under the symbol "CCRT."

    Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

    In addition, if the Representatives over-allot (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus) and thereby create a short position in the Common Stock in connection with the Offering, then the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described herein.

    The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, the Representatives may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                             AVAILABLE INFORMATION

    The Company has filed a Registration Statement on Form S-1 under the Securities Act with the Commission with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington, D.C., at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and through the Commission's web site at http://www.sec.gov. Copies of all or any part of the Registration Statement, or any materials the Company has filed with the Commission, may be obtained from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. Further information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330.

    The Company intends to furnish its shareholders with annual reports containing financial statements audited by an independent accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Troutman Sanders LLP, Atlanta, Georgia, and certain legal matters will be passed upon for the Underwriters by Orrick, Herrington & Sutcliffe LLP, Washington, D.C.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited the consolidated financial statements for the year ended December 31, 1997 and the period from August 14, 1996 (inception) to December 31, 1996, as set forth in their report, which is included in this Prospectus. The consolidated financial statements are included herein in reliance on their report, given on their authority as experts in accounting and auditing.

                            COMPUCREDIT CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Auditors.............................................................................         F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997, and September 30, 1998 (Unaudited),..........         F-3

Consolidated Statements of Operations for the Period from August 14, 1996 (inception) to December 31, 1996, for the Year ended December 31, 1997 and for the Nine Months ended September 30, 1997 and 1998
  (Unaudited)..............................................................................................         F-4

Consolidated Statements of Shareholders' Equity for the Period from August 14, 1996 (inception) to December
  31, 1996, for the Year ended December 31, 1997 and for the Nine Months ended September 30, 1998
  (Unaudited)..............................................................................................         F-5

Consolidated Statements of Cash Flow for the Period from August 14, 1996 (inception) to December 31, 1996, for the Year ended December 31, 1997 and for the Nine Months ended September 30, 1997 and 1998
  (Unaudited)..............................................................................................         F-6

Notes to Consolidated Financial Statements for the Period from August 14, 1996 (inception) to December 31,
  1996, for the Year ended December 31, 1997 and for the Nine Months ended September 30, 1997 and 1998
  (Unaudited)..............................................................................................         F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
CompuCredit Corporation

    We have audited the accompanying consolidated balance sheets of CompuCredit Corporation and Subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1997 and for the period from August 14, 1996 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CompuCredit Corporation and Subsidiaries at December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for the year ended December 31, 1997 and for the period from August 14, 1996 (inception) to December 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Atlanta, Georgia
July 23, 1998

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                                          1996           1997           1998
                                                                      -------------  -------------  -------------
                                                                                                     (UNAUDITED)
ASSETS
Cash and cash equivalents...........................................  $      52,672  $   1,677,565  $   5,993,937
Retained interests in credit card receivables securitized...........             --     14,494,270     26,726,223
Accrued interest and fees...........................................             --        461,337      1,143,997
                                                                      -------------  -------------  -------------
Net credit card receivables.........................................             --     14,955,607     27,870,220
Amounts receivable from securitization..............................             --      1,059,753     31,053,368
Deferred costs, net.................................................             --      1,276,392      1,131,229
Software, furniture, fixtures and equipment, net....................             --        676,936      1,486,001
Prepaid expenses....................................................        127,400        422,524        155,664
Other assets........................................................         73,026        146,322        480,035
                                                                      -------------  -------------  -------------
Total assets........................................................  $     253,098  $  20,215,099  $  68,170,454
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
LIABILITIES
Amounts payable under securitization................................  $          --  $     124,399  $   2,460,460
Accrued expenses....................................................        100,779        840,891      2,622,234
Deferred revenue....................................................             --        122,580      1,510,299
Deferred tax liability..............................................             --             --     12,478,000
                                                                      -------------  -------------  -------------
Total liabilities...................................................        100,779      1,087,870     19,070,993
SHAREHOLDERS' EQUITY
  Preferred stock, $100 par value:
    Cumulative and nonparticipating; no shares authorized, issued or outstanding at December 31, 1996; 500,000 shares authorized,
      200,000 shares issued and outstanding at December 31, 1997 and
      September 30, 1998............................................             --     20,000,000     20,000,000
  Common stock, no par value:
    no shares authorized, issued or outstanding at December 31,
      1996; 3,000,000 shares authorized; 2,061,855 and 2,130,583 shares issued and outstanding at December 31, 1997 and
      September 30, 1998, respectively..............................             --             --             --
  Additional paid-in capital........................................        300,000             --      9,953,450
  Retained earnings (deficit).......................................       (147,681)      (872,771)    19,146,011
                                                                      -------------  -------------  -------------
Total shareholders' equity..........................................        152,319     19,127,229     49,099,461
                                                                      -------------  -------------  -------------
Total liabilities and shareholders' equity..........................  $     253,098  $  20,215,099  $  68,170,454
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      FOR THE PERIOD                           FOR THE NINE MONTHS
                                                      AUGUST 14, 1996         FOR THE          ENDED SEPTEMBER 30,
                                                      (INCEPTION) TO        YEAR ENDED      -------------------------
                                                     DECEMBER 31, 1996   DECEMBER 31, 1997     1997          1998
                                                    -------------------  -----------------  -----------  ------------
                                                                                                   (UNAUDITED)
Interest income:
  Interest........................................      $        --        $          --    $        --  $  1,033,401
  Finance charges, including fees.................               --            2,624,500      1,691,011            --
  Other...........................................               --               33,336         16,235       186,757
                                                         ----------      -----------------  -----------  ------------
Total interest income.............................               --            2,657,836      1,707,246     1,220,158
Interest expense:
  Short-term borrowings...........................               --              360,952        360,952       536,200
                                                         ----------      -----------------  -----------  ------------
Total interest expense............................               --              360,952        360,952       536,200
Net interest income...............................               --            2,296,884      1,346,294       683,958
Provision for loan losses.........................               --            1,421,553        762,535            --
                                                         ----------      -----------------  -----------  ------------
Net interest income after provision for loan
  losses..........................................               --              875,331        583,759       683,958
Other operating income:
  Securitization income, net......................               --              627,673        (96,527)   27,773,772
  Servicing income................................               --                   --             --     9,178,519
  Other credit card fees..........................               --              911,311        545,307     2,765,081
  Interchange fees................................               --              278,570        152,164     1,086,824
  Ancillary products..............................               --               37,120         10,570       386,673
  Other...........................................               --              155,264             --            --
                                                         ----------      -----------------  -----------  ------------
Total other operating income......................               --            2,009,938        611,514    41,190,869
Other operating expense:
  Salaries and benefits...........................               --              428,549        259,751       730,431
  Credit card servicing...........................               --            1,008,028        650,571     1,669,329
  Marketing and solicitation......................           26,797            1,081,173        339,652     4,288,631
  Professional fees...............................           19,577              251,669        210,988       604,288
  Data processing.................................               --              156,204         88,348       959,190
  Net occupancy...................................               --               35,648         18,978       111,071
  Ancillary product expense.......................               --                   --             --       213,133
  Other...........................................          101,307              649,088        422,880       801,972
                                                         ----------      -----------------  -----------  ------------
Total other operating expense.....................          147,681            3,610,359      1,991,168     9,378,045
Income (loss) before income taxes.................         (147,681)            (725,090)      (795,895)   32,496,782
Income tax expense................................               --                   --             --    12,478,000
                                                         ----------      -----------------  -----------  ------------
Net income (loss).................................      $  (147,681)       $    (725,090)   $  (795,895) $ 20,018,782
                                                         ----------      -----------------  -----------  ------------
                                                         ----------      -----------------  -----------  ------------
Net income (loss) attributable to common
  shareholders....................................      $        --        $  (1,341,090)   $  (958,895) $ 18,668,782

Average number of shares outstanding..............               --            2,061,855      2,061,855     2,072,177
Net income (loss) per common share................      $        --        $       (0.65)   $     (0.47) $       9.01

   The accompanying notes are an integral part of these financial statements.

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

        FOR THE PERIOD AUGUST 14, 1996 (INCEPTION) TO DECEMBER 31, 1996,
 THE YEAR ENDED DECEMBER 31, 1997, AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                                        COMMON STOCK         ADDITIONAL        RETAINED          TOTAL
                                       PREFERRED    ---------------------     PAID-IN          EARNINGS      SHAREHOLDERS'
                                         STOCK        SHARES     AMOUNT       CAPITAL         (DEFICIT)         EQUITY
                                     -------------  ----------  ---------  --------------  ----------------  -------------
Balance at August 14, 1996
  (inception)......................  $          --          --  $      --  $           --   $           --   $          --
  Contributed capital, units A and
    C holders......................             --          --         --         300,000               --         300,000
  Net loss.........................             --          --         --              --         (147,681)       (147,681)
                                     -------------  ----------  ---------  --------------  ----------------  -------------
Balance at December 31, 1996.......  $          --          --  $      --  $      300,000   $     (147,681)  $     152,319
  Capital contribution.............             --          --         --      19,700,000               --      19,700,000
  Issuance of preferred stock......     20,000,000          --         --     (20,000,000)              --              --
  Issuance of common stock.........             --   2,061,855         --              --               --              --
  Net loss.........................             --          --         --              --         (725,090)       (725,090)
                                     -------------  ----------  ---------  --------------  ----------------  -------------
Balance at December 31, 1997.......  $  20,000,000   2,061,855  $      --  $           --   $     (872,771)  $  19,127,229
  Issuance of Common Stock
    (unaudited)....................                     68,728         --       9,953,450               --       9,953,450
  Net income (unaudited)...........             --          --         --              --       20,018,782      20,018,782
                                     -------------  ----------  ---------  --------------  ----------------  -------------
Balance at September 30, 1998
  (unaudited)......................  $  20,000,000   2,130,583  $      --  $    9,953,450   $   19,146,011   $  49,099,461
                                     -------------  ----------  ---------  --------------  ----------------  -------------
                                     -------------  ----------  ---------  --------------  ----------------  -------------

   The accompanying notes are an integral part of these financial statements.

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     FOR THE PERIOD
                                                     AUGUST 14, 1996        FOR THE            FOR THE NINE MONTHS
                                                     (INCEPTION) TO       YEAR ENDED           ENDED SEPTEMBER 30,
                                                    DECEMBER 31, 1996  DECEMBER 31, 1997      1997            1998
                                                    -----------------  -----------------  -------------  --------------
                                                                                                   (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).................................     $  (147,681)      $    (725,090)    $  (795,895)  $   20,018,782
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
  Depreciation expense............................              --              79,228          28,634          287,581
  Amortization expense............................              --             214,999          38,917          558,896
  Loan loss provision.............................              --           1,421,553         762,535               --
  Gain on securitization..........................              --            (840,452)             --       (6,602,902)
  Changes in assets and liabilities:
    Increase in accrued interest and fees.........              --            (461,337)       (385,426)        (682,660)
    Increase in deferred costs....................              --          (1,475,301)     (1,033,112)        (355,560)
    (Increase) decrease in prepaid expenses.......        (127,400)           (443,252)         61,117          266,860
    Increase in amounts receivable from
      securitization..............................              --            (516,513)       (253,161)      (1,430,644)
    Increase in amounts payable under
      securitization..............................              --             124,399          68,750        2,336,061
    Increase in accrued expenses..................         100,779             740,112         550,434        1,781,343
    Increase in deferred tax liability............              --                  --              --       12,478,000
    Increase in deferred revenue..................              --             122,580         220,579        1,387,719
    Other.........................................         (73,026)             58,744         (12,115)        (391,886)
                                                    -----------------  -----------------  -------------  --------------
Net cash provided by (used in) operating
  activities......................................        (247,328)         (1,700,330)       (748,743)      29,651,590

INVESTING ACTIVITIES
Net loans originated or purchased.................              --         (28,269,029)    (17,396,267)    (307,610,780)
Recoveries of loans previously charged off........              --                 417             147           39,650
Proceeds from securitization of loans.............              --          12,650,000              --      273,379,108
Purchases of property and equipment...............              --            (186,262)       (259,863)        (403,801)
Software development costs........................              --            (569,903)        (95,143)        (692,845)
                                                    -----------------  -----------------  -------------  --------------
Net cash used in investing activities.............              --         (16,374,777)    (17,751,126)     (35,288,668)

FINANCING ACTIVITIES
Proceeds from capital contributions...............         300,000          19,700,000      19,700,000        9,953,450
Proceeds from short-term borrowings...............              --          19,700,000      19,700,000       13,000,000
Payment of short-term borrowings..................              --         (19,700,000)    (19,700,000)     (13,000,000)
                                                    -----------------  -----------------  -------------  --------------
Net cash provided by financing activities.........         300,000          19,700,000      19,700,000        9,953,450

Net increase in cash..............................          52,672           1,624,893       1,200,131        4,316,372
Cash and equivalents at beginning of period.......              --              52,672          52,672        1,677,565
                                                    -----------------  -----------------  -------------  --------------
Cash and equivalents at end of period.............     $    52,672       $   1,677,565     $ 1,252,803   $    5,993,937
                                                    -----------------  -----------------  -------------  --------------
                                                    -----------------  -----------------  -------------  --------------
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest............................     $        --       $     360,952     $   360,952   $      536,200
Cash paid for income taxes........................              --                  --              --               --

   The accompanying notes are an integral part of these financial statements.

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1998 IS UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of CompuCredit Corporation and its subsidiaries (collectively, "the Company"). The principal subsidiaries are CompuCredit Funding Corp. and CompuCredit Acquisition Corporation which were formed for the purpose of effecting the securitization of credit card receivables. All significant intercompany balances and transactions have been eliminated for financial reporting purposes. The Company was formed for the purpose of offering unsecured credit and fee based products and services to a specialized segment of the consumer credit market. The Company has a contractual arrangement with a third party financial institution pursuant to which the financial institution issues general purpose Visa credit cards under the Company's "Aspire" trademark, and the Company purchases the receivables relating to such accounts. The Company also purchased a portfolio of credit cards from a third party in 1998. The Company has contracted with third party financial institutions to issue credit cards and to perform certain services for the credit card receivables portfolio as well as the securitized receivables.

    The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates. Certain estimates such as credit losses, prepayment and discount rates have a significant impact on the gains recorded on securitizations.

    The consolidated balance sheet as of September 30, 1998 and the related statements of operations, shareholders' equity, and cash flows for the nine months ended September 30, 1998 and 1997 ("interim financial statements") have been prepared by the Company's management and are unaudited. The interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the interim results.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial statements. The interim financial statements should be read in conjunction with the December 31, 1997 audited financial statements appearing herein. The results of the nine months ended September 30, 1998 may not be indicative of operating results for the full year.

    Certain amounts in prior period financial statements have been reclassified to conform to the current period presentation.

2. SIGNIFICANT ACCOUNTING POLICIES

    The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash, money market investments, and overnight deposits. The Company considers all other highly liquid cash investments with low interest rate risk to be cash equivalents. Cash equivalents are valued at cost, which approximates market.

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1998 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SECURITIZED CREDIT CARD RECEIVABLES

    Interest and fee income on credit card loans is recognized as earned. Credit card receivables are typically charged off in the next billing cycle after becoming 180 days past due, although earlier charge-offs may occur specifically related to accounts of bankrupt or deceased clients. Bankrupt and deceased clients' accounts are generally charged off within 30 days of verification. The accrued interest portion of a charged off loan balance is reversed from current period interest income with the remaining principal balance charged against the allowance for loan losses.

DEFERRED COSTS

    The Company capitalizes certain costs paid to third parties related to its credit card receivable securitizations. Such costs include legal fees and fees incurred for services provided for establishing securitization facilities that have ongoing benefit to the Company, such as the master trust utilized for future securitizations. These capitalized securitization costs are amortized over a period of three years. The accumulated amortization of these costs was $699,631 and $198,909 at September 30, 1998 and December 31, 1997, respectively.

ALLOWANCE FOR LOAN LOSSES

    In 1997 prior to securitizations, an allowance for loan losses was maintained at an amount estimated to be sufficient to absorb inherent losses, net of recoveries, in the existing on-balance sheet loan portfolio. The provision for loan losses is the periodic cost of maintaining an adequate allowance. In evaluating the adequacy of the allowance for loan losses, management takes into consideration several of the following factors: historical charge-off and recovery activity (noting any particular trend changes over recent periods); trends in delinquencies; trends in loan volume and size of credit risks; the degree of risk inherent in the composition of the loan portfolio; current and anticipated economic conditions; credit evaluations and underwriting policies. The allowance for loan losses has been relieved, as substantially all credit card receivables have been securitized.

FURNITURE, FIXTURES, AND EQUIPMENT

    Furniture, fixtures and equipment are stated at cost less accumulated depreciation. Depreciation and amortization expenses are computed using the straight-line method over the estimated useful lives of the assets.

SOFTWARE DEVELOPMENT COSTS

    The Company capitalizes certain costs related to internal development and implementation of software used in operating activities of the Company. Software development costs are stated at capitalized cost less accumulated amortization. Depreciation and amortization expenses are computed using the straight-line method over the estimated useful lives of the assets.

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1998 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
AMOUNTS PAYABLE UNDER SECURITIZATION

    Amounts collected by the Company in payment of principal, interest, and fees on receivables securitized are remitted to the special purpose entities on a monthly basis. Amounts collected for a month are not remitted until the following month, resulting in a payable from the Company to the special purpose entities.

ASSET SECURITIZATION

    The Company securitizes and sells a substantial portion of its company issued credit card loans through the CompuCredit Credit Card Master Trust (the "Trust"). Credit card loans are transferred to the Trust, which issues certificates representing undivided ownership interest in the Trust. The Company retains interests in the Trust ("Retained Interests in Credit Card Receivables Securitized" on the consolidated balance sheets) in an amount equal to the amount of the retained certificates of each series held by the Company plus the amount of the loans in excess of the principal balance of the certificates. Retained Interests in Credit Card Receivables Securitized are classified as trading securities and are subsequently accounted for and reported at market value in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement No. 115").

    Although the Company continues to service the underlying credit card accounts and maintains the client relationships, these transactions are treated as sales and the securitized loans are not reflected on the consolidated balance sheet. The Company has receivables from and payables to the Trust as a result of securitizations, including amounts deposited in accounts held by the trustee for the benefit of the Trust's certificate holders.

    The Company also securitized its purchased portfolio of credit card loans by transferring them to a third party commercial paper conduit. Transfer of credit card loans between the Company and the commercial paper conduit are treated as sales, and the securitized credit card loans are not reflected on the Company's balance sheet. The Company retains interests in the securitized receivables equal to the amount of loans in excess of the principal balances of the certificates. These amounts are classified in Amounts Receivable from Securitization, are considered to be trading securities, and are subsequently accounted for and reported at market value in accordance with Statement No. 115. The Company continues to service the underlying credit card accounts that have been securitized. The Company has receivables from and payables to the commercial paper conduit as a result of securitizations, including amounts deposited in accounts for the benefit of the commercial paper conduit's investors.

    The Company has adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("Statement No. 125"), effective for all transactions. Under Statement No. 125, gains are recognized at the time of initial sale and each subsequent sale of loan receivables from securitization at the time of sale. These gains represent the present value of the estimated excess cash flows the Company expects to retain over the estimated outstanding period of the receivables. This excess cash flow represents finance charges and late fees in excess of the sum of the return paid to the certificate holders, estimated servicing fees and

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1998 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) estimated loan losses. Certain estimates in the determination of the gain are influenced by factors outside the Company's control, and, as a result, such estimates could materially change in the near term. Significant assumptions used in the gain determination include estimates of discount rates, interest rates, default rates, payment rates, new purchases and servicing costs. The discount rates are based on management's estimates of returns that would be required by investors in an interest-only strip with similar terms and credit quality. The estimated interest rates used are based on the stated annual percentage rates in the credit card agreements, adjusted for other variables. Estimates of default rates, payment rates, new purchases and servicing costs are based on the portfolio's historical results, adjusted for expected changes, and the rates of credit card portfolios with similar characteristics.

    In accordance with the provisions of Statement No. 125, the Company has recorded an interest-only strip receivable, which is included in Amounts Receivable from Securitization. The interest-only strip receivable was initially recorded at allocated book value, and is subsequently accounted for and reported at market value in accordance with Statement No. 115. Also included in Amounts Receivable from Securitization are payments on credit card receivables and other receivables due to the Company from the Trust.

CREDIT CARD FEES

    Credit card fees include annual, overlimit, returned check, and cash advance transaction fees. These fees are assessed according to agreements with clients. Annual fees and direct loan origination costs are deferred and amortized on a straight-line basis over the one-year period to which the fees or costs pertain. The Company, under its securitization agreements, continues to earn servicing income, interchange fees, ancillary products income, and other credit card fees.

SOLICITATION EXPENSES

    Credit card account and other product solicitation costs, including printing, credit bureaus, list processing costs, telemarketing and postage, are generally expensed as the solicitation occurs.

INCOME TAXES

    The Company accounts for income taxes based on the liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement No. 109").

    Under the liability method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

RECENT ACCOUNTING PRONOUNCEMENTS

    As of January 1, 1998, the Company implemented FASB Statement of Financial Accounting Standards No. 130 ("Statement No. 130"), which established new rules for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Application of Statement No. 130 has not impacted amounts previously reported for net income or

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1998 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) affected the comparability of previously issued financial statements, as the Company currently has no financial statement items included in the definition of comprehensive income.

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement No. 131"). Statement No. 131 superseded FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise." Statement No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will adopt the new standard beginning with its annual financial statements for the year ended December 31, 1998.

    In March 1998, the AICPA issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed For or Obtained For Internal Use" ("SOP 98-1"). SOP 98-1 is effective for the Company beginning on January 1, 1999. SOP 98-1 will require the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. Adoption of SOP 98-1 is not expected to have a material impact on the results of operations or financial position of the Company.

    In April 1998, the AICPA issued Statement of Position 98-5 "Reporting the Costs of Start Up Activities" ("SOP 98-5"). SOP 98-5 provides guidance on the financial reporting of start up costs and organization costs and is effective for fiscal years beginning after December 15, 1998. Adoption of SOP 98-5 is not expected to have a material impact on the results of operations or financial position of the Company.

    In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"), which is required to be adopted in years beginning after June 15, 1999. Adoption of Statement No. 133 is not expected to have a material impact on the results of operations or financial position of the Company.

3. CORPORATE REORGANIZATION AND SHAREHOLDERS' EQUITY

    CompuCredit, L.P. (the "Partnership") was formed on August 14, 1996 as a limited partnership under the Georgia Revised Uniform Limited Partnership Act of the laws of the State of Georgia. The partners were classified as Series A holders, Series B holders, and the Series C holder. Series A holders were limited partners, holding 87% of the Partnership units, and contributing 99% of the contributed capital. Series B holders were limited partners, holding 12% of the Partnership units, making no capital contributions, and having interest solely in the net profits of the Partnership. The Series C holder was the General Partner, holding 1% of the Partnership units, and contributing 1% of the contributed capital.

    On August 29, 1997, the Partnership was merged into CompuCredit Corporation under the laws of the State of Georgia. The $20,000,000 of contributed capital of the Partnership was converted into 200,000 shares of $100 par value nonvoting nonparticipating preferred stock of the Corporation. Cumulative dividends accumulate on the outstanding preferred stock at an annual rate of 9%. There

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1998 IS UNAUDITED)

3. CORPORATE REORGANIZATION AND SHAREHOLDERS' EQUITY (CONTINUED) were $1,966,000 and $616,000 of unpaid dividends in arrears related to the preferred stock at September 30, 1998 and December 31, 1997, respectively. The Corporation also issued 2,061,855 shares of common stock, no par value (3,000,000 shares authorized), of which 936,568 are currently issued to the holders of the nonvoting preferred stock of the Corporation. CompuCredit Corporation continued the operations of CompuCredit, L.P.

    On August 21, 1998, the Company issued 68,728 shares of common stock to an unrelated investor for net cash proceeds of $9,953,450.

4. ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses was established during 1997 as the Company began to establish its credit card receivables portfolio. The allowance was relieved as the Company securitized the credit card receivables.

5. SECURITIZATIONS

    The Company received proceeds from securitizations of $273,379,000 and $12,650,000 during the period ended September 30, 1998 and the year ended December 31, 1997, respectively. As of September 30, 1998 and December 31, 1997, the Company had retained interests in these loans securitized of $26,726,000, and $14,494,000, respectively. Of the proceeds received in 1998, approximately $222,000,000 related to the securitization of a portfolio the Company purchased during the period ending September 30, 1998.

6. SOFTWARE, FURNITURE, FIXTURES, AND EQUIPMENT

    Software, Furniture, Fixtures and Equipment consist of the following:

                                                                             DECEMBER 31, 1997  SEPTEMBER 30, 1998
                                                                             -----------------  ------------------
Software...................................................................     $   569,903       $    1,262,745
Furniture and fixtures.....................................................          32,471               67,356
Data processing and telephone equipment....................................         153,790              522,709
                                                                                   --------     ------------------
Total cost.................................................................         756,164            1,852,810
Less accumulated depreciation..............................................         (79,228)            (366,809)
                                                                                   --------     ------------------
Software, furniture, fixtures, and equipment, net..........................     $   676,936       $    1,486,001
                                                                                   --------     ------------------
                                                                                   --------     ------------------

7. LEASES

    The Company leases premises and equipment under cancelable and noncancelable leases, some of which contain renewal options under various terms. Total rental expense was $107,186 and $35,311 for the period ended September 30, 1998 and the year ended December 31, 1997, respectively. As of

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1998 IS UNAUDITED)

7. LEASES (CONTINUED)
September 30, 1998, the future minimum rental commitments for all noncancelable leases with initial or remaining terms of more than one year are as follows:

October 1, 1998 to September 30, 1999...........................................  $ 198,435
October 1, 1999 to September 30, 2000...........................................    206,385
October 1, 2000 to September 30, 2001...........................................    214,647
October 1, 2001 to September 30, 2002...........................................    223,181
October 1, 2002 to September 30, 2003...........................................    232,066
After September 30, 2003........................................................    168,687
                                                                                  ---------
                                                                                  $1,243,401
                                                                                  ---------
                                                                                  ---------

8. BORROWINGS

    On January 8, 1997, the Company entered into an irrevocable standby letter of credit agreement for $10,000,000 with a bank. The letter of credit agreement expires on January 8, 1999. The agreement contains provisions allowing the subservicer of the receivables to draw under the letter of credit as needed. As of September 30, 1998 and December 31, 1997, the letter of credit agreement was unused.

9. COMMITMENTS AND CONTINGENCIES

    The Company enters into financial instruments with off balance sheet risk in the normal course of business through the origination of unsecured credit card receivables. These financial instruments consist of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The principal amount of these instruments reflects the maximum exposure the Company has in the instruments. The Company has not experienced and does not anticipate that all of its clients will exercise their entire available line of credit at any given point in time. The Company has the right to reduce or cancel these available lines of credit at any time.

10. INCOME TAXES

    As described in Note 1, CompuCredit, L.P. converted from a partnership to a corporation on August 29, 1997. For the period August 14, 1996 (inception) through August 28, 1997, the entity was a limited partnership, and as such, no income tax provision was recorded. No income tax expense was recorded related to the activities of the corporation for the period August 29, 1997 through December 31, 1997, as the Company had no taxable income. A valuation allowance of $82,000 was recorded in 1997, related to the Company's deferred tax asset.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities, which represent the difference between the amounts reported for financial reporting purposes and amounts used for income tax purposes. Statement No. 109 requires that the deferred tax effects of a change in tax status be included in income from continuing operations at the date the change in tax status occurs. On August 29, 1997 when CompuCredit, L.P. converted to a C-corporation status for legal and tax purposes and became subject to income taxes, deferred tax assets

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1998 IS UNAUDITED)

10. INCOME TAXES (CONTINUED)
and liabilities were recognized for existing temporary differences. At that date, a tax benefit of $82,000 was recorded related to the recognition of existing deferred tax assets. Such benefit was fully offset by a $82,000 valuation allowance.

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1997 and September 30, 1998 are presented below:

                                                                             DECEMBER 31, 1997  SEPTEMBER 30, 1998
                                                                             -----------------  ------------------
Deferred tax assets:
  Depreciation and amortization............................................    $      15,000     $         79,000
  Loan loss provision......................................................          368,000                   --
  Net operating loss carryforwards.........................................          795,000                   --
  Other, net...............................................................               --               12,000
                                                                             -----------------  ------------------
Total deferred tax asset...................................................        1,178,000               91,000
Deferred tax liabilities:
  Software development costs...............................................         (164,000)            (427,000)
  Deferred costs...........................................................         (585,000)            (390,000)
  Gain on securitization...................................................         (347,000)         (11,752,000)
                                                                             -----------------  ------------------
Total deferred tax liability...............................................       (1,096,000)         (12,569,000)
Valuation allowance........................................................          (82,000)                  --
                                                                             -----------------  ------------------
Net deferred tax (liability) asset.........................................    $          --     $    (12,478,000)
                                                                             -----------------  ------------------
                                                                             -----------------  ------------------

    Income tax expense differed from amounts computed by applying the statutory U.S. Federal income tax rate to pretax income from operations as a result of the following:

                                                                                               FOR THE NINE MONTHS
                                                                                                      ENDED
                                                                                               SEPTEMBER 30, 1998
                                                                                               -------------------
Taxes at statutory rate......................................................................     $  11,374,000
Increase in income taxes resulting from:
  State income tax expense, net of federal income tax benefit................................           867,000
  Other, net.................................................................................           237,000
                                                                                               -------------------
Total income tax expense.....................................................................     $  12,478,000
                                                                                               -------------------
                                                                                               -------------------

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1998 IS UNAUDITED)

10. INCOME TAXES (CONTINUED)
    The current and deferred portions of federal and state income tax expense for the nine months ended September 30, 1998 are as follows:

                                                                                               FOR THE NINE MONTHS
                                                                                                      ENDED
                                                                                               SEPTEMBER 30, 1998
                                                                                               -------------------
Federal income tax expense:
  Current tax expense........................................................................     $          --
  Deferred tax expense.......................................................................        11,165,000
                                                                                               -------------------
Total federal income tax expense.............................................................        11,165,000
State income tax expense:
  Current tax expense........................................................................                --
  Deferred tax expense.......................................................................         1,313,000
                                                                                               -------------------
Total state income tax expense...............................................................         1,313,000
                                                                                               -------------------
Total income tax expense.....................................................................     $  12,478,000
                                                                                               -------------------
                                                                                               -------------------

11. EARNINGS PER SHARE

    The following table sets forth the computation of basic earnings per share:

                                                                                                    FOR THE NINE
                                                                                   FOR THE YEAR     MONTHS ENDED
                                                                                       ENDED        SEPTEMBER 30,
                                                                                 DECEMBER 31, 1997      1998
                                                                                 -----------------  -------------
Numerator:
  Net income (loss)............................................................    $    (725,090)    $20,018,782
  Preferred stock dividends....................................................         (616,000)     (1,350,000)
                                                                                 -----------------  -------------
Numerator for basic earnings per share--income (loss) attributable to common
  shareholders.................................................................       (1,341,090)     18,668,782
Denominator:
Denominator for basic earnings per share--weighted average shares
  outstanding..................................................................        2,061,855       2,072,177
Basic earnings (loss) per share................................................    $       (0.65)    $      9.01
                                                                                 -----------------  -------------
                                                                                 -----------------  -------------

    There are no differences between diluted and basic earnings per share.

12. RELATED PARTY TRANSACTIONS

    In the first nine months of 1998, the Company entered into a note with a related party in the face amount of $13,000,000. Under the terms of the promissory note, interest accrues at a rate of 2.0% per month and is payable monthly in arrears. In July 1998, the promissory note and all accrued interest was paid in full.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATES OF THE FRONT OF THIS DOCUMENT.

                             ---------------------

                               TABLE OF CONTENTS

                                                            PAGE
                                                            -----
Prospectus Summary.....................................           1
Risk Factors...........................................           7
The Company............................................          16
Use of Proceeds........................................          16
Dividend Policy........................................          16
Dilution...............................................          17
Capitalization.........................................          18
Selected Consolidated Financial Data...................          19
Management's Discussion and Analysis of Financial
  Condition and Results of Operations..................          21
Business...............................................          34
Management.............................................          45
Principal Shareholders.................................          51
Certain Transactions...................................          52
Description of Capital Stock...........................          53
Shares Eligible for Future Sale........................          56
Underwriting...........................................          58
Available Information..................................          60
Legal Matters..........................................          60
Experts................................................          60

                              -------------------

    THROUGH               AND               INCLUDING               (THE 25TH
DAY AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                        SHARES

                            COMPUCREDIT CORPORATION
                                  COMMON STOCK

                                     [LOGO]

                               -----------------

                                   PROSPECTUS

                               -----------------

                            PAINEWEBBER INCORPORATED
                            BEAR, STEARNS & CO. INC.
                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                                  -----------

                                           , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration fee to Securities and Exchange Commission.............  $  44,480
National Association of Securities Dealers, Inc. filing fee........          +
NASDAQ National Market Listing fee.................................          +
Transfer Agent's and Registrar's fees..............................          +
Printing and engraving costs.......................................          +
Accounting fees and expenses.......................................          +
Legal fees and expenses............................................          +
Miscellaneous expenses.............................................          +
                                                                     ---------
Total..............................................................  $

------------------------

+   to be completed by amendment.

    The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Georgia Business Corporation Code (the "GBCC") permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provisions shall eliminate or limit the liability of a director: (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful corporate distributions; or (iv) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under the GBCC (and not for violation of other laws, such as the federal securities laws). The Amended and Restated Articles of Incorporation exonerate the Company's directors from monetary liability to the extent permitted by this statutory provision.

    The Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws also provide that the Company shall indemnify any director, and may indemnify any officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the GBCC. In addition, the Amended and Restated Bylaws provide that the Company will advance to its directors, and may advance to its officers, reasonable expenses of any such proceeding; provided that, such person furnishes the Company with (i) a written affirmation of such person's good faith belief that such person has met the applicable standard of conduct and (ii) a written undertaking to repay any advances if it is ultimately determined that such person is not entitled to indemnification.

    Notwithstanding any provision of the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws to the contrary, the GBCC provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director or officer is adjudged liable to the Company or is subjected to injunctive relief in favor of the
Company: (i) for any appropriation, in violation of his duties, of any business opportunity of the Company; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful corporate distributions; and (iv) for any transaction from which the director or officer received an improper personal benefit.

    The Underwriting Agreement filed as Exhibit 1.1 hereto also contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the underwriters named therein.

    The Company intends to purchase insurance with respect to, among other things, liabilities that may accrue under the statutory provisions referred to above.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    On August 29, 1997, the Registrant issued to the partners of CompuCredit, L.P., a Georgia limited partnership, in connection with the merger of CompuCredit, L.P. with and into the Registrant, an aggregate of 2,000,000 shares of Common Stock and 200,000 shares of Preferred Stock in exchange for an aggregate of 86 Series A Units, 14 Series B Units and 1 Series C Unit of CompuCredit, L.P. This transaction was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), based on the facts set forth below.

    On August 29, 1997, the Registrant issued to Atlantic Equity Corporation, in connection with the execution of a certain Certificate Purchase Agreement relating to a securitization of credit card receivables by the Company, an aggregate of 61,855 shares of Common Stock in consideration of the benefits accruing to the Registrant under such Certificate Purchase Agreement. This transaction was exempt from registration under Section 4(2) of the Securities Act, based on the facts set forth below.

    On August 21, 1998, the Registrant issued to Greystone Capital Partners I, L.P., in a private placement exempt from registration under Section 4(2) of the Securities Act based on the facts set forth below, an aggregate of 68,728 shares of Common Stock for an aggregate purchase price of $10,000,000.

    All of the shares of Common Stock were acquired by the investors described above for investment purposes and with no present intention toward the resale or distribution thereof. The offers and sales were made without public solicitation, and the stock certificates bear restrictive legends. No underwriter was involved in the transactions, and no commissions were paid.

ITEM 16. EXHIBITS.

  1.1*     Form of Underwriting Agreement.

  3.1+     Form of Amended and Restated Articles of Incorporation of Registrant to be filed prior to the effectiveness of this Registration Statement.

  3.2+     Form of Amended and Restated Bylaws of Registrant.

  4.1*     Form of certificate representing shares of the Registrant's Common Stock.

  5.1*     Legal opinion of Troutman Sanders LLP regarding legality of securities being registered.

 10.1+     Stockholders Agreement, dated as of August 29, 1997, by and among the Registrant,
           CompuCredit Management Corp., Frank J. Hanna, III, as Trustee of Bravo Trust One,
           David G. Hanna, as Trustee of Bravo Trust Two, Brett M. Samsky, Richard W.
           Gilbert, Richard R. House, Jr., Ashley L. Johnson and Atlantic Equity
           Corporation.

 10.2      Amended and Restated 1998 Stock Option Plan.

 10.3.1*   Employment Agreement of David G. Hanna.

 10.3.2*   Employment Agreement of Brett M. Samsky.

 10.3.3*   Employment Agreement of Richard W. Gilbert.

 10.3.4*   Employment Agreement of Ashley L. Johnson.

 10.3.5*   Employment Agreement of Richard R. House, Jr.

 10.4.1+   Master Trust Pooling and Servicing Agreement, dated as of August 29, 1997, among
           CompuCredit Funding Corp., as Transferor, CompuCredit Corporation, as Servicer,
           and Bankers Trust Company, as Trustee.

 10.4.2+   Amendment No. 1, dated as of April 17, 1998, to the Pooling and Servicing
           Agreement, dated as of August 29, 1997, among CompuCredit Funding Corp., as
           Transferor, CompuCredit Corporation as Servicer, and Bankers Trust Company, as
           Trustee.

10.4.3**+  Series 1997-One Supplement, dated as of August 29, 1997, to the Pooling and
           Servicing Agreement, among CompuCredit Funding Corp., as Transferor, CompuCredit
           Corporation, as Servicer, and Bankers Trust Company, as Trustee.

 10.4.4+   Amendment No. 2, dated as of April 17, 1998, to the Series 1997-One Supplement,
           dated as of August 29, 1997, among CompuCredit Funding Corp., as Transferor,
           CompuCredit Corporation, as Servicer, and Bankers Trust Company, as Trustee.

 10.5**+   Transfer and Administration Agreement, dated as of April 17, 1998, among Kitty
           Hawk Funding Corporation, as Buyer, Atlantic Equity Corporation, as Buyer,
           CompuCredit Acquisition Funding Corp., as Transferor, CompuCredit Corporation, as
           Servicer and Guarantor, and NationsBank, N.A. as Agent and Bank Investor.

 10.6+     Agreement, dated as of September 23, 1997, by and among CompuCredit Corporation,
           Visionary Systems, Inc. and VSX Corporation.

10.7.1**+  Affinity Card Agreement, dated as of January 6, 1997, between Columbus Bank and
           Trust Company and CompuCredit, L.P.

 10.7.2+   Amendment to Affinity Card Agreement, dated as of March 26, 1998, between
           Columbus Bank and Trust Company and CompuCredit Corporation, as successor to
           CompuCredit, L.P.

 10.7.3    Amendment to Affinity Card Agreement, dated as of August 1, 1998, by and among
           Columbus Bank and Trust Company and CompuCredit Corporation, as successor to
           CompuCredit, L.P., and CompuCredit Acquisition Corp.

 10.7.4**  Facilities Management Services Agreement, dated as of August 1, 1998, between
           Columbus Bank and Trust Company and CompuCredit Corporation, as successor to
           CompuCredit, L.P.

 10.7.5    Amendment to Affinity Card Agreement and Facilities Management Agreement, dated as of November 11, 1998, by and among Columbus Bank and Trust Company,
           CompuCredit Corporation, as successor to CompuCredit, L.P., and CompuCredit
           Acquisition Corp.

 10.8**    Transfer and Administration Agreement, dated as of November 30, 1998, among
           Sheffield Receivables Corporation, as Buyer, CompuCredit Acquisition Funding
           Corp. II, as Transferor, CompuCredit Corporation, as Servicer and Guarantor, and
           Barclays Bank PLC, as Agent.

 21.1+     Subsidiaries of the Registrant.

 23.1      Consent of Ernst & Young LLP.

 23.2*     Consent of Troutman Sanders LLP (included in Exhibit 5.1).

 24.1      Power of Attorney (set forth on the signature page of this Registration
           Statement).

 27.1      Financial Data Schedule.

------------------------

  * To be filed by amendment.

 ** Confidential treatment requested as to certain omitted portions of this exhibit, which portions have been filed separately with the Securities and Exchange Commission.

  + Incorporated by reference to the Company's Registration Statement on Form
    S-1 (File No. 333-62327) filed with the Commission on August 27, 1998.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction to the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
    (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering hereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 30th day of December, 1998.

                                COMPUCREDIT CORPORATION

                                By:              /s/ DAVID G. HANNA
                                     -----------------------------------------
                                                   David G. Hanna
                                                     President

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints David G. Hanna and Brett M. Samsky, or either of them, the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

      /s/ DAVID G. HANNA        President and Director
------------------------------    (Principal Executive        December 30, 1998
        David G. Hanna            Officer)

     /s/ BRETT M. SAMSKY        Chief Financial Officer
------------------------------    (Principal Financial        December 30, 1998
       Brett M. Samsky            Officer)

    /s/ ASHLEY L. JOHNSON       Controller (Principal
------------------------------    Accounting Officer)         December 30, 1998
      Ashley L. Johnson

                                 EXHIBIT INDEX

 1.1*      Form of Underwriting Agreement.
 3.1+      Form of Amended and Restated Articles of Incorporation of Registrant to be filed prior to the effectiveness of this Registration Statement.
 3.2+      Form of Amended and Restated Bylaws of Registrant.
 4.1*      Form of certificate representing shares of the Registrant's Common Stock.
 5.1*      Legal opinion of Troutman Sanders LLP regarding legality of securities being registered.
10.1+      Stockholders Agreement, dated as of August 29, 1997, by and among the
           Registrant, CompuCredit Management Corp., Frank J. Hanna, III, as Trustee of
           Bravo Trust One, David G. Hanna, as Trustee of Bravo Trust Two, Brett M. Samsky,
           Richard W. Gilbert, Richard R. House, Jr., Ashley L. Johnson and Atlantic Equity
           Corporation.
10.2       Amended and Restated 1998 Stock Option Plan.
10.3.1*    Employment Agreement of David G. Hanna.
10.3.2*    Employment Agreement of Brett M. Samsky.
10.3.3*    Employment Agreement of Richard W. Gilbert.
10.3.4*    Employment Agreement of Ashley L. Johnson.
10.3.5*    Employment Agreement of Richard R. House, Jr.
10.4.1+    Master Trust Pooling and Servicing Agreement, dated as of August 29, 1997, among
           CompuCredit Funding Corp., as Transferor, CompuCredit Corporation, as Servicer,
           and Bankers Trust Company, as Trustee.
10.4.2+    Amendment No. 1, dated as of April 17, 1998, to the Pooling and Servicing
           Agreement, dated as of August 29, 1997, among CompuCredit Funding Corp., as
           Transferor, CompuCredit Corporation as Servicer, and Bankers Trust Company, as
           Trustee.
10.4.3**+  Series 1997-One Supplement, dated as of August 29, 1997, to the Pooling and
           Servicing Agreement, among CompuCredit Funding Corp., as Transferor, CompuCredit
           Corporation, as Servicer, and Bankers Trust Company, as Trustee.
10.4.4+    Amendment No. 2, dated as of April 17, 1998, to the Series 1997-One Supplement,
           dated as of August 29, 1997, among CompuCredit Funding Corp., as Transferor,
           CompuCredit Corporation, as Servicer, and Bankers Trust Company, as Trustee.
10.5**+    Transfer and Administration Agreement, dated as of April 17, 1998, among Kitty
           Hawk Funding Corporation, as Buyer, Atlantic Equity Corporation, as Buyer,
           CompuCredit Acquisition Funding Corp., as Transferor, CompuCredit Corporation,
           as Servicer and Guarantor, and NationsBank, N.A. as Agent and Bank Investor.
10.6+      Agreement, dated as of September 23, 1997, by and among CompuCredit Corporation,
           Visionary Systems, Inc. and VSX Corporation.
10.7.1**+  Affinity Card Agreement, dated as of January 6, 1997, between Columbus Bank and
           Trust Company and CompuCredit, L.P.
10.7.2+    Amendment to Affinity Card Agreement, dated as of March 26, 1998, between
           Columbus Bank and Trust Company and CompuCredit Corporation, as successor to
           CompuCredit, L.P.
10.7.3     Amendment to Affinity Card Agreement, dated as of August 1, 1998, by and among
           Columbus Bank and Trust Company and CompuCredit Corporation, as successor to
           CompuCredit, L.P., and CompuCredit Acquisition Corp.
10.7.4**   Facilities Management Services Agreement, dated as of August 1, 1998, between
           Columbus Bank and Trust Company and CompuCredit Corporation, as successor to
           CompuCredit, L.P.
10.7.5     Amendment to Affinity Card Agreement and Facilities Management Agreement, dated as of November 11, 1998, by and among Columbus Bank and Trust Company,
           CompuCredit Corporation, as successor to CompuCredit, L.P., and CompuCredit
           Acquisition Corp.

10.8**     Transfer and Administration Agreement, dated as of November 30, 1998, among
           Sheffield Receivables Corporation, as Buyer, CompuCredit Acquisition Funding
           Corp. II, as Transferor, CompuCredit Corporation, as Servicer and Guarantor, and
           Barclays Bank PLC, as Agent.
21.1+      Subsidiaries of the Registrant.
23.1       Consent of Ernst & Young LLP.
23.2*      Consent of Troutman Sanders LLP (included in Exhibit 5.1).
24.1       Power of Attorney (set forth on the signature page of this Registration
           Statement).
27.1       Financial Data Schedule.

------------------------

*   To be filed by amendment.

** Confidential treatment requested as to certain omitted portions of this exhibit, which portions have been filed separately with the Securities and Exchange Commission.

+ Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-62327), filed with the Commission on August 27, 1998.